                          OFFER TO PURCHASE FOR CASH
                    UP TO 63,000,000 SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF
                         SANTA FE PACIFIC CORPORATION
                                      AT
                             $20.00 NET PER SHARE
                                      BY

                           BURLINGTON NORTHERN INC.
                                      AND
                         SANTA FE PACIFIC CORPORATION

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 30, 1995, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) AT LEAST 63,000,000 SHARES OF SANTA FE PACIFIC CORPORATION COMMON STOCK BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"),
(2) SANTA FE PACIFIC CORPORATION ("SANTA FE") AND BURLINGTON NORTHERN INC. ("BURLINGTON NORTHERN") HAVING OBTAINED SUFFICIENT FINANCING ON TERMS SATISFACTORY TO THEM TO PURCHASE 63,000,000 SHARES PURSUANT TO THE OFFER AND
(3) APPROVAL OF THE MERGER REFERRED TO BELOW BY THE STOCKHOLDERS OF SANTA FE AND BURLINGTON NORTHERN. SANTA FE AND BURLINGTON NORTHERN DO NOT INTEND TO WAIVE THE MINIMUM CONDITION. THE OFFER IS NOT CONDITIONED ON RECEIPT OF INTERSTATE COMMERCE COMMISSION APPROVAL OF THE MERGER. SEE "THE TENDER OFFER--
14. CONDITIONS OF THE OFFER."

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER BETWEEN BURLINGTON NORTHERN AND SANTA FE, AS AMENDED, PURSUANT TO WHICH SANTA FE WILL MERGE WITH BURLINGTON NORTHERN (THE "MERGER"). THE BOARD OF DIRECTORS OF SANTA FE HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THOSE SANTA FE STOCKHOLDERS WHO WISH TO RECEIVE CASH FOR A PORTION OF THEIR SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES. THE OFFER IS BEING EFFECTED TO FACILITATE THE MERGER. SEE "RECOMMENDATION OF SFP BOARD OF DIRECTORS."

                                --------------

                                   IMPORTANT

  Any stockholder desiring to tender shares of Santa Fe Common Stock, par value $1.00 per share (the "SFP Common Stock," including the associated preferred share purchase rights) should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing tendered shares of SFP Common Stock and all other required documents to the Depositary or tender such shares of SFP Common Stock pursuant to the procedures for book-entry transfer set forth in Section 3 or
(2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having shares of SFP Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such shares of SFP Common Stock.

  Any stockholder who desires to tender shares of SFP Common Stock and whose certificates representing such shares of SFP Common Stock are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such shares of SFP Common Stock pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to any of the Information Agents or either of the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from brokers, dealers, commercial banks or trust companies.

                                --------------

                    The Dealer Managers for the Offer are:
GOLDMAN, SACHS & CO.                                       LAZARD FRERES & CO.
                                --------------
           The date of this Offer to Purchase is December 23, 1994.

                               TABLE OF CONTENTS

 SECTION                                                              PAGE
 -------                                                              -----
 INTRODUCTION .......................................................     1
 RECOMMENDATION OF SFP BOARD OF DIRECTORS............................     2
 THE TENDER OFFER ...................................................     3
     1.  Number of Shares; Proration................................      3
     2.  Acceptance for Payment and Payment.........................      4
     3.  Procedure for Tendering SFP Common Stock...................      5
     4.  Withdrawal Rights..........................................      7
           Federal Income Tax Consequences of the Offer to Tendering
     5.  Stockholders...............................................      8
     6.  Price Range of SFP Common Stock; Dividends.................     10
     7.  Certain Information Concerning SFP.........................     11
     8.  Certain Information Concerning BNI.........................     22
     9.  Background of the Merger and the Offer.....................     26
    10.  Purpose of the Offer; The Merger Agreement.................     43
    11.  Certain Effects of the Offer...............................     53
    12.  Source and Amount of Funds.................................     53
    13.  Extension of Tender Period; Termination; Amendment.........     59
    14.  Conditions of the Offer....................................     60
    15.  Certain Legal Matters; Regulatory Approvals................     62
    16.  Fees and Expenses..........................................     69
    17.  Interests of Certain Persons in the Offer and the Merger...     70
    18.  Certain Additional Information; Miscellaneous..............     73
 Schedule I--Directors and Executive Officers of SFP.................   I-1
 Schedule II--Directors and Executive Officers of BNI................  II-1
 Schedule III--Transactions in SFP Common Stock...................... III-1
 Appendix A--Agreement and Plan of Merger............................   A-1
 Appendix B--Opinion of Goldman, Sachs & Co. ........................   B-1

                                      (i)

To the Holders of Common Stock of
Santa Fe Pacific Corporation:

                                  INTRODUCTION

  Burlington Northern Inc., a Delaware corporation ("BNI"), and Santa Fe Pacific Corporation, a Delaware corporation ("SFP" and, together with BNI, the "Purchasers"), hereby severally offer to purchase up to 63,000,000 of the outstanding shares of SFP Common Stock in the aggregate (including the associated preferred share purchase rights (the "SFP Rights") issued pursuant to the Rights Agreement dated as of November 28, 1994, between SFP and First Chicago Trust Company of New York, as Rights Agent (the "SFP Rights Agreement")) at a price of $20.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which collectively constitute the "Offer"). No separate consideration will be paid for the SFP Rights. Under the terms of this Offer, SFP will be severally obligated to purchase up to 38,000,000 shares of SFP Common Stock accepted for payment under the Offer and BNI will be severally obligated to purchase up to 25,000,000 shares of SFP Common Stock accepted for payment under the Offer. The obligation to purchase shares of SFP Common Stock accepted for payment under the Offer will be allocated between SFP and BNI in the manner set forth in "The Tender Offer--1. Number of Shares; Proration". Unless the context otherwise requires, all references to shares of SFP Common Stock shall include the associated SFP Rights.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) AT LEAST 63,000,000 SHARES OF SFP COMMON STOCK BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"), (2) SFP AND BNI HAVING OBTAINED SUFFICIENT FINANCING ON TERMS SATISFACTORY TO THEM TO PURCHASE 63,000,000 SHARES PURSUANT TO THE OFFER AND (3) APPROVAL OF THE MERGER REFERRED TO BELOW BY THE STOCKHOLDERS OF SFP AND BNI. THE PURCHASERS DO NOT INTEND TO WAIVE THE MINIMUM CONDITION. THE OFFER IS NOT CONDITIONED ON INTERSTATE COMMERCE COMMISSION ("ICC") APPROVAL OF THE MERGER. SEE "THE TENDER OFFER--14. CONDITIONS OF THE OFFER."

  THE BOARD OF DIRECTORS OF SFP HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THOSE SFP STOCKHOLDERS WHO WISH TO RECEIVE CASH FOR A PORTION OF THEIR SHARES OF SFP COMMON STOCK ACCEPT THE OFFER. SEE "RECOMMENDATION OF SFP BOARD OF DIRECTORS."

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of June 29, 1994, as amended by the Amendment thereto dated as of October 26, 1994 and Amendment No. 2 thereto dated as of December 18, 1994 (such Merger Agreement prior to such Amendments, the "Original Merger Agreement," and, as so amended, the "Merger Agreement") between SFP and BNI. Pursuant to the Merger Agreement, and on the terms and subject to the conditions set forth therein, SFP will merge with BNI, with BNI to be the surviving corporation in such Merger, and each outstanding share of SFP Common Stock will be converted into the right to receive 0.40 shares of BNI common stock, no par value per share (the "BNI Common Stock"). See "The Tender Offer--10. Purpose of the Offer; The Merger Agreement." A copy of the Merger Agreement is attached as Appendix A. As of December 21, 1994, 0.40 of a share of BNI Common Stock had a value of $19.35, based on the closing market price of BNI Common Stock as reported in The Wall Street Journal.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of SFP Common Stock pursuant to the Offer. The Purchasers will pay all fees and expenses of Goldman, Sachs & Co. ("Goldman Sachs") and Lazard Freres & Co. ("Lazard" and, together with Goldman Sachs, the "Dealer Managers"), First Chicago Trust Company of New York (the "Depositary") and D.F. King & Co., Inc., MacKenzie Partners, Inc. and Kissel-Blake Inc. (the "Information Agents") incurred in connection with the Offer.

  As of November 30, 1994, there were outstanding 187,741,494 shares of SFP Common Stock and employee stock options ("Options") to purchase 15,056,883 shares of SFP Common Stock.

  The purpose of the Offer is to acquire shares of SFP Common Stock and to facilitate the Merger, which the Board of Directors of SFP believes is in the best interest of SFP stockholders. The Offer also provides an opportunity to existing stockholders of SFP to sell shares of SFP Common Stock at a premium over recent trading prices. See "The Tender Offer--6. Price Range of SFP Common Stock; Dividends."

  All information herein concerning BNI has been furnished by BNI, and all information herein concerning SFP has been furnished by SFP. BNI has represented and warranted to SFP, and SFP has represented and warranted to BNI, that the particular information so furnished is true and complete.

  The Offer does not constitute a solicitation of proxies for any meeting of SFP's stockholders. Such solicitation by SFP will be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, this Offer is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in the Merger. The issuance of such securities would have to be registered under the Securities Act of 1933, as amended (the "Securities Act"), and such securities would be offered only by means of a prospectus complying with the requirements of the Securities Act. SFP expects to distribute a joint proxy statement/prospectus with respect to the Merger shortly.

  IN ORDER TO VOTE FOR THE MERGER, AN SFP STOCKHOLDER IS REQUIRED TO SUBMIT A PROXY OR VOTE IN PERSON AT THE SFP STOCKHOLDER MEETING SCHEDULED FOR JANUARY 27, 1995, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

  Stockholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their shares of SFP Common Stock.

                    RECOMMENDATION OF SFP BOARD OF DIRECTORS

  The Board of Directors of SFP has unanimously approved the Offer and the Merger and recommends that those SFP stockholders who wish to receive cash for a portion of their shares of SFP Common Stock accept the Offer. The Offer is being effected to facilitate the Merger. The SFP Board believes that a business combination of SFP and BNI is in the best long-term interests of SFP and its stockholders. The Offer allows stockholders who wish to do so to receive cash, at a premium over recent trading prices for SFP Common Stock, without waiting for ICC approval of the Merger. At the same time, the revised transaction structure allows SFP stockholders to participate in the ownership of the combined company. The SFP Board believes that a BNI-SFP combination is an excellent strategic fit, presents substantial long-term benefits and is likely to receive ICC approval. The SFP Board has also concluded that the revised Merger Agreement is superior to the UPC Offer (as defined below), especially on a long-term basis. See "The Tender Offer--6. Price Range of SFP Common Stock; Dividends" and "--9. Background of the Merger and the Offer."

                                THE TENDER OFFER

1. NUMBER OF SHARES; PRORATION.

  Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), up to 63,000,000 shares of SFP Common Stock in the aggregate (together with the associated SFP Rights) that are validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn will be purchased pursuant to the Offer at a price of $20.00 per share, net to the seller in cash, with SFP severally obligated to purchase up to 38,000,000 shares of SFP Common Stock, and BNI severally obligated to purchase up to 25,000,000 shares of SFP Common Stock pursuant to the Offer. Of the shares of SFP Common Stock tendered by an SFP stockholder and accepted for payment under the Offer, SFP will be severally obligated to purchase 0.60317 of such shares of SFP Common Stock and BNI will be severally obligated to purchase
0.39683 of such shares of SFP Common Stock. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, January 30, 1995, unless the Purchasers, in their sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchasers, shall expire.

  For a description of the Purchasers' right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see "--13. Extension of Tender Period; Termination; Amendment."

  If more than 63,000,000 shares of SFP Common Stock are validly tendered by the Expiration Date and not withdrawn, the Purchasers will, upon the terms and subject to the conditions of the Offer, purchase 63,000,000 shares of SFP Common Stock on a pro rata basis (with adjustments to avoid purchases of fractional shares of SFP Common Stock) based on the number of shares of SFP Common Stock validly tendered by the Expiration Date and not withdrawn.

  In the event that proration of tendered shares of SFP Common Stock is required, because of the difficulty of determining the number of shares of SFP Common Stock validly tendered and not withdrawn, the Purchasers do not expect to be able to announce the final results of such proration until approximately seven New York Stock Exchange, Inc. ("NYSE") trading days after the Expiration Date. Preliminary results of such proration will be announced by press release as promptly as practicable after such date. Holders of shares of SFP Common Stock may obtain such preliminary information from the Dealer Managers or Information Agents and may be able to obtain such information from their brokers.

  Pursuant to the Merger Agreement, SFP and BNI have agreed to disseminate the Offer to holders of shares of SFP Common Stock. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of SFP Common Stock and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of SFP Common Stock.

  On November 28, 1994, the Board of Directors of SFP declared a dividend distribution of one SFP Right for each outstanding share of SFP Common Stock to stockholders of record at the close of business on December 9, 1994. Except as described below, each SFP Right, when exercisable, entitles the registered holder thereof to purchase, subject to adjustment, from SFP one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at an exercise price of $50.00 per one one-hundredth share or, in the event that any person becomes the beneficial owner of 10% or more of the outstanding shares of SFP Common Stock, SFP Common Stock having a value equal to two times the exercise price of the SFP Right. The SFP Rights of such 10% stockholder become void. The SFP Rights will expire at the earliest of (i) December 9, 2004, (ii) the redemption of the SFP Rights by SFP and (iii) the time immediately prior to the effectiveness of the merger of SFP with and into BNI pursuant to the Merger Agreement. The SFP Rights are not currently exercisable and trade together with the SFP Common Stock associated therewith. The SFP Rights do not apply to any acquisition of shares of SFP Common Stock by BNI pursuant to the terms of the Merger Agreement and, consequently, the SFP Rights will not become exercisable or separately tradeable, and the consequences described above of becoming a 10% stockholder will not occur, as a result of the consummation of the Offer. Absent circumstances causing the SFP Rights to become exercisable or separately tradeable prior to the Offer, the tender of any shares of SFP Common Stock pursuant to the Offer will include the tender of the associated SFP Rights. No separate consideration will be paid for such SFP Rights. Upon the purchase of shares of SFP Common Stock by the Purchasers pursuant to the Offer, the sellers of the shares of SFP Common Stock so purchased will no longer own the SFP Rights associated with such shares of SFP Common Stock.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), each Purchaser will accept for payment and pay for its respective portion of the shares of SFP Common Stock validly tendered by the Expiration Date and not withdrawn as soon as practicable after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth under "--14. Conditions of the Offer," subject to possible delay in the event of proration. In addition, the Purchasers reserve the right, in their sole discretion and subject to applicable law, to delay the acceptance for payment or payment for shares of SFP Common Stock in order to comply in whole or in part with any applicable law. For a description of the Purchasers' right to terminate the Offer and not accept for payment or pay for shares of SFP Common Stock or to delay acceptance for payment or payment for shares of SFP Common Stock, see "--13. Extension of Tender Period; Termination; Amendment."

  For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment and thereby purchased tendered shares of SFP Common Stock if, as and when the Purchasers give oral or written notice to the Depositary of their acceptance of such shares of SFP Common Stock for payment pursuant to the Offer. Payment for shares of SFP Common Stock accepted for payment pursuant to the Offer will be made by deposit of the portion of the purchase price to be paid by it with the Depositary by each Purchaser, which Depositary will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchasers and transmitting such payments to tendering stockholders. Under no circumstances will interest be paid by the Purchasers on the consideration paid for shares of SFP Common Stock pursuant to the Offer, regardless of any delay in making such payment. Each Purchaser will pay all stock transfer taxes, if any, payable on the transfer of shares of SFP Common Stock purchased by it pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

  In all cases, payment for shares of SFP Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares of SFP Common Stock (or of a confirmation of a book-entry transfer of such shares of SFP Common Stock into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in "--3. Procedure for Tendering SFP Common Stock"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. For a description of the procedure for tendering shares of SFP Common Stock pursuant to the Offer, see "--3. Procedure for Tendering SFP Common Stock." Accordingly, payment may be made to tendering stockholders at different times if delivery of the shares of SFP Common Stock and other required documents occurs at different times.

  If the Purchasers increase the consideration to be paid for shares of SFP Common Stock pursuant to the Offer, the Purchasers will pay such increased consideration for all shares of SFP Common Stock purchased pursuant to the Offer.

  Each Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase shares of SFP Common Stock tendered pursuant to the Offer, but any such transfer or assignment will not relieve such Purchaser of its several obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for shares of SFP Common Stock validly tendered and accepted for payment.

  If any tendered shares of SFP Common Stock are not purchased pursuant to the Offer for any reason (including proration), or if certificates are submitted for more shares of SFP Common Stock than are tendered, certificates for such unpurchased or untendered shares of SFP Common Stock will be returned (or, in the case of shares of SFP Common Stock tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the Offer, see "--3. Procedure for Tendering SFP Common Stock," such shares of SFP Common Stock will be credited to an account maintained at such Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURE FOR TENDERING SFP COMMON STOCK.

  Proper Tender of Shares. To tender shares of SFP Common Stock pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the shares of SFP Common Stock to be tendered must be received by the Depositary at one of such addresses or (ii) shares of SFP Common Stock must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as hereinafter defined) to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the shares of SFP Common Stock which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that the Purchasers may enforce such agreement against such participant.

  Book-Entry Delivery. The Depositary will establish an account with respect to the shares of SFP Common Stock at The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of shares of SFP Common Stock by causing such Book-Entry Transfer Facility to transfer such shares of SFP Common Stock into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of shares of SFP Common Stock may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantee. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the shares of SFP Common Stock tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such shares of SFP Common Stock are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for shares of SFP Common Stock not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender shares of SFP Common Stock pursuant to the Offer and cannot deliver such shares of SFP Common Stock and all other required documents to the Depositary by the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of SFP Common Stock may nevertheless be tendered if all of the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchasers is received by the Depositary (as provided below) by the Expiration Date; and

    (iii) the certificates for such tendered shares of SFP Common Stock (or a confirmation of a book-entry transfer of such shares of SFP Common Stock into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within five trading days on the NYSE after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  THE METHOD OF DELIVERY OF SHARES OF SFP COMMON STOCK AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES OF SFP COMMON STOCK ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Back-up Federal Tax Withholding. To prevent back-up federal income tax withholding on payments made to certain stockholders with respect to the purchase price of shares of SFP Common Stock purchased pursuant to the Offer, each such stockholder must provide the Depositary with his correct taxpayer identification number and certify that he is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.

  Appointment As Proxy After Acceptance for Payment. A TENDER OF SHARES OF SFP COMMON STOCK DOES NOT CONSTITUTE A VOTE, OR THE APPOINTMENT OF A PROXY, IN CONNECTION WITH THE MERGER. IN ORDER TO VOTE FOR THE MERGER, AN SFP STOCKHOLDER IS REQUIRED TO SUBMIT A PROXY OR VOTE IN PERSON AT THE SFP STOCKHOLDER MEETING SCHEDULED FOR JANUARY 27, 1995, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchasers as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the shares of SFP Common Stock tendered by such stockholder and accepted for payment by the Purchasers (and any and all other shares of SFP Common Stock or other securities issued or issuable in respect of such SFP Common Stock on or after the date of this Offer to Purchase. All such proxies shall be irrevocable and coupled with an interest in the tendered shares of SFP Common Stock. Such appointment is effective only upon the acceptance for payment of such shares of SFP Common Stock by the Purchasers. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such shares of SFP Common Stock and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed to be effective). Such designees of the Purchasers will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of SFP's stockholders, by written consent or otherwise. The Purchasers reserve the right to require that, in order for shares of SFP Common Stock to be validly tendered, immediately upon the Purchasers' acceptance for payment of such shares of SFP Common Stock, the Purchasers are able to exercise full voting rights with respect to such shares of SFP Common Stock and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

  Tender Constitutes An Agreement. The tender of shares of SFP Common Stock pursuant to any one of the procedures described above will constitute an agreement between the tendering stockholder and the Purchasers upon the terms and subject to the conditions of the Offer.

  It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of SFP Common Stock for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares of SFP Common Stock tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares of SFP Common Stock tendered and will acquire such shares of SFP Common Stock for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares of SFP Common Stock to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of shares of SFP Common Stock pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the shares of SFP Common Stock being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such shares of SFP Common Stock complies with Rule 14e-4.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares of SFP Common Stock will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders of shares of SFP Common Stock determined by them not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the absolute right to waive any defect or irregularity in any tender of shares of SFP Common Stock. The Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchasers, the Dealer Managers, the Depositary, the Information Agents or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS.

  Tenders of shares of SFP Common Stock made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after February 20, 1995 unless theretofore accepted for payment as provided in this Offer to Purchase. If the Purchasers extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for shares of SFP Common Stock or are unable to accept for payment or pay for shares of SFP Common Stock pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may, on behalf of the Purchasers, retain all shares of SFP Common Stock tendered, and such shares of SFP Common Stock may not be withdrawn except as otherwise provided in this Section 4.

  To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the shares of SFP Common Stock to be withdrawn and the number of shares of SFP Common Stock to be withdrawn and the name of the registered holder of shares of SFP Common Stock, if different from that of the person who tendered such shares of SFP Common Stock. If the shares of SFP Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with (except in the case of shares of SFP Common Stock tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such shares of SFP Common Stock. In addition, such notice must specify, in the case of shares of SFP Common Stock tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares of SFP Common Stock to be withdrawn or, in the case of shares of SFP Common Stock tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn shares of SFP Common Stock.

  Withdrawals may not be rescinded, and shares of SFP Common Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares of SFP Common Stock may be retendered by again following one of the procedures described under "--3. Procedure for Tendering SFP Common Stock" at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. None of the Purchasers, the Dealer Managers, the Depositary, the Information Agents or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO TENDERING STOCKHOLDERS.

  The following summary is a general discussion of certain of the United States federal income tax consequences of the Offer to U.S. stockholders of SFP. The summary does not address the treatment of certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, and persons who acquire SFP stock pursuant to stock options or plans. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No rulings as to any of the matters discussed in this summary have been requested or received from the Internal Revenue Service ("IRS").

  For purposes of this summary, a U.S. stockholder is any stockholder that is
(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof or (iii) an estate or trust whose income is includible in gross income for U.S. federal income tax purposes regardless of source.

  Purchases by BNI. The receipt of cash from BNI for SFP Common Stock sold to BNI pursuant to the Offer should be a taxable sale for U.S. federal income tax purposes (and may also be taxable under applicable state, local and other income tax laws). Assuming this is the case, in general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between its tax basis in the SFP Common Stock sold to BNI pursuant to the Offer and the amount of cash received in exchange therefor. Such gain or loss generally will be capital gain or loss if the SFP Common Stock was held as capital assets and will be long-term capital gain or loss if, on the date of sale, the SFP Common Stock was held for more than one year.

  Purchases by SFP. The receipt of cash from SFP for SFP Common Stock sold to SFP pursuant to the Offer should be a taxable redemption for U.S. federal income tax purposes (and may also be taxable under applicable state, local or other income tax laws). Assuming this is the case, the material tax consequences are as follows. The federal income tax treatment of a redemption to a stockholder depends on the particular facts relating to such stockholder at the time of redemption. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), if the redemption (i) is "not essentially equivalent to a dividend" with respect to a stockholder, (ii) results in a "substantially disproportionate" redemption with respect to a stockholder, or
(iii) results in a "complete termination" of all of such stockholder's equity interest in SFP, then the receipt of cash by such stockholder will be treated as an exchange of SFP Common Stock on which gain or loss will be recognized and taxed in substantially the same manner as the sale or exchange of such stock (as discussed above). In applying the Section 302 tests to a stockholder, related transactions, including purchases by BNI pursuant to the Offer, will be taken into account. In addition, attribution rules, pursuant to which SFP Common Stock owned by certain family members and certain related entities will be treated as owned by such stockholder, will apply to determine stock ownership. The redemption will be "substantially disproportionate" with respect to a stockholder if (i) the percentage of the then outstanding SFP Common Stock owned by the stockholder immediately after the purchase of SFP Common Stock pursuant to the Offer is less than (ii) 80 percent of the outstanding SFP Common Stock owned by such stockholder immediately before the purchase of SFP Common Stock pursuant to the Offer. If the redemption from a stockholder fails to satisfy the "substantially disproportionate" test, such stockholder may nonetheless satisfy the "not essentially equivalent to a dividend" test. A distribution to a stockholder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in SFP. A stockholder whose relative stock interest in SFP is minimal and who exercises no control over corporate affairs, and whose proportionate interest in SFP is reduced as a result of a purchase for cash of SFP Common Stock pursuant to the Offer, should satisfy the "not essentially equivalent to a dividend" test described above.

  If none of the Section 302 tests described above is satisfied in respect of the redemption of SFP Common Stock from a stockholder (i) the distribution will be treated as a dividend to the extent of the stockholder's allocable portion of the current and accumulated earnings and profits (as determined for federal income tax purposes) of SFP and (ii) if the redemption proceeds exceed the stockholder's allocable portion of SFP's current and accumulated earnings and profits, the excess will be treated first as a nontaxable recovery of the stockholder's basis in its SFP Common Stock, with any remaining excess treated as gain from the sale or exchange of such stock. To the extent the distribution is taxable as a dividend to a corporate stockholder, (i) it will be eligible for a dividend received deduction (subject to applicable limitations) and (ii) it may be subject to the "extraordinary dividend" provisions of the Code.

  Gain or loss must be determined separately for each block of SFP Common Stock (i.e., SFP Common Stock acquired at the same cost in a single transaction) that is (i) sold to BNI or (ii) sold to SFP and treated as exchanged pursuant to Code Section 302. A stockholder may be able to specifically designate (generally through its broker) which blocks of SFP Common Stock are tendered pursuant to the Offer (if less than all of such stockholder's SFP Common Stock is tendered) and the order in which blocks are sold (in case the stockholder is prorated pursuant to the Offer). Each stockholder is urged to contact its tax advisor with respect to the mechanics and desirability of such designation.

  Integration of Transactions. It is possible that the IRS might assert that the Offer should be integrated with the Merger or, if applicable, the Alternative Merger (as defined below). If so integrated, the federal income tax consequences to a stockholder may be, depending on such stockholders particular circumstances, less favorable than the federal income tax consequences described above. In reporting the transactions to the IRS, SFP will not treat the purchases pursuant to the Offer as integrated with the Merger or, if applicable, the Alternative Merger. However, integration would not cause the receipt of stock contemplated by the Merger Agreement to become taxable. Each stockholder is urged to consult its tax advisor with respect to the tax consequences to the stockholder that would arise if the Offer were integrated with the Merger or, if applicable, the Alternative Merger.

  Information Reporting and Backup Withholding. For information regarding backup withholding in respect of U.S. Holders, see Instruction 8 of the Letter of Transmittal.

  THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. SFP STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

6. PRICE RANGE OF SFP COMMON STOCK; DIVIDENDS.

  The SFP Common Stock is listed and traded on the NYSE, the Chicago Stock Exchange (the "CSE") and the Pacific Stock Exchange (the "PSE"). The following table sets forth the high and low closing prices per share of SFP Common Stock as reported in The Wall Street Journal for the periods indicated. SFP effected the distribution of its former subsidiary, Santa Fe Pacific Gold Corporation ("SFP Gold"), on September 30, 1994.

                                                            SFP COMMON
                                                               STOCK
                                                          ------------------
                                                           HIGH        LOW
                                                          -------    -------
      1992
        First Quarter.................................... $13 7/8    $11 1/4
        Second Quarter...................................  13 3/8     11 3/8
        Third Quarter....................................  12 3/4     11
        Fourth Quarter...................................  13 7/8     11 1/4
      1993
        First Quarter....................................  15 3/8     12 7/8
        Second Quarter...................................  18 3/8     14 3/4
        Third Quarter....................................  18 7/8     17
        Fourth Quarter...................................  22 1/4     18 1/2
      1994
        First Quarter....................................  26 1/8     22 3/8
        Second Quarter...................................  24 1/4     20
        Third Quarter....................................  23         18 1/2
        Fourth Quarter through December 16, 1994.........  16 7/8     12 5/8

  The closing price of the SFP Common Stock on December 16, 1994, the last full trading day preceding public announcement of the Offer, was $16.875 per share of SFP Common Stock. The last reported closing price of SFP Common Stock on December 21, 1994 was $17.25 per share. The Offer price represents a premium of 18.5% and 15.9%, respectively, over each of such prices. SFP Common Stock traded both on a "Regular Way" and an "Ex-Distribution" (i.e., giving effect to the Gold Spinoff) basis from September 6 through September 30, 1994.

  STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SFP COMMON
STOCK

  SFP paid annual cash dividends of ten cents ($.10) per share of SFP Common Stock for each of the years ending December 31, 1992 and 1993. On October 25, 1994, SFP announced that SFP's Board had declared an annual dividend of ten cents ($.10) per share of SFP Common Stock, payable December 1, 1994, to stockholders of record at the close of business on November 16, 1994. SFP currently does not plan to pay dividends for the foreseeable future if the Offer is consummated.

7. CERTAIN INFORMATION CONCERNING SFP.

 Santa Fe Pacific Corporation

  SFP was incorporated in the State of Delaware in 1983. A holding company, SFP owns subsidiaries engaged in two businesses: Rail, consisting principally of The Atchison, Topeka and Santa Fe Railway Company ("SFP Rail" or "ATSF"), a major Class I railroad operating in 12 midwestern, western and southwestern states; and Pipeline, reflecting SFP's interest in a refined petroleum products pipeline system operating in six western and southwestern states. Prior to the consummation of the Gold Spinoff (as defined below) on September 30, 1994, SFP was also engaged in the exploration for and development of gold properties and the mining and processing of gold ores through SFP Gold and its subsidiaries.

  One of the nation's major freight railroads, SFP Rail operated as of December 31, 1993 approximately 8,500 route miles of track extending from Chicago to the Gulf of Mexico and the West Coast and operated related facilities in twelve midwestern, western and southwestern states. Major markets served directly by SFP Rail include Albuquerque, Chicago, Dallas, Denver, Houston, Kansas City, Los Angeles, Phoenix, the San Francisco Bay area and the United States/Mexico crossings of El Paso and San Diego.

  In serving the midwestern, western and southwestern regions of the country, SFP Rail transports a broad range of commodities derived from manufacturing, agricultural and natural resource industries. Intermodal transportation constitutes the single largest source of freight revenues for SFP Rail, which also transports, among other things, chemicals and petroleum, coal, vehicles and parts, whole grain, minerals and ores, forest products, consumer products, grain products and primary metals.

  Santa Fe Pacific Pipelines, Inc. ("SFP Pipelines"), an indirect, wholly owned subsidiary of SFP, serves as the general partner of Santa Fe Pacific Pipeline Partners, L.P. (the "Partnership"), a publicly traded Delaware master limited partnership formed in 1988 to acquire and operate the refined petroleum products pipeline business of SFP. SFP Pipelines owns a two percent interest in the Partnership as the Partnership's general partner and approximately 42 percent as limited partner. The Partnership is one of the largest independent pipeline common carriers of refined petroleum products in the United States, and the largest in the western United States, in terms of product deliveries, barrel miles, and pipeline mileage, with approximately 3,300 miles of pipeline and 14 truck loading terminals serving six states.

  SFP Gold is engaged in the exploration for and the development of gold properties and the mining and processing of gold ores. On June 23, 1994, SFP Gold effected an initial public offering of 19.2 million shares of common stock or approximately 14.6% of its outstanding shares at a price of $14.00 per share. On June 29, 1994, the SFP Board declared a special dividend to holders of SFP Common Stock as of September 12, 1994, consisting of a pro-rata distribution of its interests in SFP Gold (the "Gold Spinoff"). The distribution became effective September 30, 1994.

  The principal executive offices of SFP are located at 1700 East Golf Road, Schaumburg, Illinois 60173. SFP's telephone number is (708) 995-6000.

 Financial Information

  The Selected Historical And Pro Forma Financial Data and the Unaudited Pro Forma Financial Statements which follow have been derived from and should be read in conjunction with the audited financial statements contained in SFP's Annual Report on Form 10-K for the year ended December 31, 1993, Current Report on Form 8-K/A dated August 3, 1994 and filed on October 5, 1994 and the unaudited financial statements contained in its Quarterly Reports on Form 10-Q for the fiscal quarters ended in 1994 and 1993, in each case as amended when applicable. More comprehensive financial information is included in such Reports and other documents filed with the Securities and Exchange Commission (the "Commission"), and the financial data set forth below is qualified in its entirety by reference to such Reports and other documents and all of the financial statements and related notes contained therein. Such Reports and other documents are hereby incorporated by reference and may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

  SFP is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by SFP with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the Commission's Regional Offices at 7 World Trade Center, Thirteenth Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by SFP may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and also at the offices of the CSE, 440 South LaSalle Street, One Financial Place, Chicago, Illinois 60605 and the PSE, 301 Pine Street, San Francisco, California 94104.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA FOR SANTA FE PACIFIC
CORPORATION

  The following table sets forth selected historical financial data for the years ended December 31, 1993 and 1992, and the nine months ended September 30, 1994 and 1993, as well as selected unaudited pro forma financial information for the year ended December 31, 1993 and for the nine months ended September 30, 1994. The Income Statement Data and Per Share Data for the nine months ended September 30, 1994 and 1993 and the Balance Sheet Data at September 30, 1994 include, in the opinion of SFP's management, all adjustments necessary to present fairly the information for such periods. Such adjustments consist only of normal recurring adjustments. The results for certain periods for which selected financial data is provided includes the impact of various special items. The affected periods, together with a description of the nature and financial impact of such special items, are set forth after the table. Per share amounts are net of tax. The unaudited selected pro forma financial data
(i) gives effect to the SFP tender offer for 38 million shares of SFP Common Stock at $20 per share pursuant to the Offer and the related borrowings and debt repayments (the "SFP Recapitalization") as if they occurred on September 30, 1994 and December 31, 1993 for Balance Sheet Data and as of January 1, 1993 for Income Statement Data and Per Share Data and the Ratio of Earnings to Fixed Charges and (ii) should be read in conjunction with the Unaudited Pro Forma Financial Statements included elsewhere in this document. The data presented is not necessarily indicative of results to be expected in the future.

     SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA FOR SANTA FE PACIFIC
                                  CORPORATION

                                 HISTORICAL                     PRO FORMA
                         -----------------------------  ---------------------------
                           AT OR FOR                      AT OR FOR
                             NINE         AT OR FOR         NINE        AT OR FOR
                         MONTHS ENDED    YEAR ENDED     MONTHS ENDED    YEAR ENDED
                         SEPTEMBER 30,  DECEMBER 31,    SEPTEMBER 30,  DECEMBER 31,
                         -------------- --------------  -------------  ------------
                          1994    1993   1993    1992       1994           1993
                         ------  ------ ------  ------  -------------  ------------
                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Revenues.............. $1,970  $1,778 $2,409  $2,252     $1,970         $2,409
  Income from continuing
   operations...........    153     124    177      21        118            132
  Income from
   discontinued
   operations, net of
   tax..................     23     148    162      42         23            162
  Extraordinary
   items/cumulative
   effect of changes in
   accounting methods...    --      --     --     (168)       (22)(b)        (22)(b)
  Net income (loss).....    176     272    339    (105)       119            272
PER SHARE DATA
  Income from continuing
   operations........... $  .81  $  .67 $  .95  $  .11     $  .77         $  .88
  Income from
   discontinued
   operations, net of
   tax..................    .12     .79    .86     .23        .15           1.08
  Extraordinary
   items/cumulative
   effect of changes in
   accounting methods...    --      --     --     (.91)      (.15)(b)       (.15)(b)
  Net income (loss).....    .93    1.46   1.81    (.57)       .77           1.81
  Book value............   6.46     (a)   6.83    5.11       2.78           3.21
BALANCE SHEET DATA
  Working capital
   deficit.............. $ (533)    (a) $ (397) $ (454)    $ (533)        $ (397)
  Total assets..........  5,316     (a)  5,374   4,946      5,343          5,401
  Total debt, including
   current portion......  1,082     (a)  1,176   1,307      1,925          2,019
  Stockholders' equity..  1,208     (a)  1,268     929        414            474
RATIO OF EARNINGS TO
 FIXED CHARGES..........    3.1     3.0    3.0     1.2        2.1            2.1

- --------
(a)Not required.
(b)Represents extraordinary charge, net of tax, on early retirement of debt.

INCOME STATEMENT AND PER SHARE DATA

HISTORICAL NINE MONTHS ENDED SEPTEMBER 30,

1994
   --Income from continuing operations includes pre-tax gains of $24 million related to the sale of an investment and $29 million resulting from a change in eligibility requirements for postretirement medical benefits. The after-tax effect of the gains increased net income by $31 million, or $.17 per common share.

1993
   --Income from continuing operations includes a pre-tax gain of $145 million related to the sale of rail lines in southern California and a $28 million increase in income tax expense related to the retroactive impact from the date of enactment of the increase in corporate federal income tax rate by 1 percent. The net effect of the above items was to increase net income by $57 million, or $.31 per common share.

    Discontinued operations includes an after-tax gain of $108 million, or $.58 per common share, related to the exchange of mineral assets.

HISTORICAL YEAR ENDED DECEMBER 31,

1993
   --Income from continuing operations includes the gain on sale of California lines and the increase in income tax expense discussed above.

    Discontinued operations in 1993 includes the after-tax gain discussed above.

1992
   --Income from continuing operations includes a pre-tax gain of $205 million for the sale of rail lines in southern California and a pre-tax special charge of $320 million related to a new labor agreement, operations centralization and environmental accruals. The net effect of the above items was to decrease net income by $73 million, or $.39 per common share.

    Net income includes a noncash reduction of $163 million, or $.88 per common share, related to the cumulative effect of adopting SFAS No.'s 106 and 112, and a $5 million, or $.03 per common share reduction for an extraordinary charge on the early retirement of debt.

RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges has been computed on a consolidated basis. Earnings represent income from continuing operations before income taxes less equity in undistributed earnings of unconsolidated affiliates, plus fixed charges. Fixed charges represent interest costs, amortization of debt discount and issue costs, and the estimated interest portion of rental charges.

  Excluding the 1993 gain on the sale of southern California lines, the historical ratios for the nine months ended September 30, 1993 and the year ended December 31, 1993 would have been 1.9 and 2.2, respectively, and the pro forma ratio for the year ended December 31, 1993 would have been 1.5. Excluding the 1992 gain on the sale of rail lines in southern California and the SFP Rail special charge the ratio for the year ended December 31, 1992 would have been 1.8.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The unaudited pro forma financial statements have been prepared to give effect to the SFP tender offer for 38 million shares of SFP Common Stock at $20 per share and the related borrowings and debt repayments. The SFP Recapitalization is reflected in the pro forma balance sheet as if it occurred on December 31, 1993 and September 30, 1994 and in the statements of operations as if it occurred on January 1, 1993.

  The unaudited pro forma financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transaction actually taken place on the dates indicated, or of future results of operations or financial position. Consummation of the tender offer for SFP Common Stock is conditioned upon, among other things, approval of the Merger by both SFP and BNI stockholders.

                   PRO FORMA SFP RECAPITALIZED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1994
                                   UNAUDITED
                             (DOLLARS IN MILLIONS)

                                       SANTA FE                      SANTA FE
                                        PACIFIC         SFP           PACIFIC
                                      CORPORATION RECAPITALIZATION  CORPORATION
                                      HISTORICAL    ADJUSTMENTS    RECAPITALIZED
                                      ----------- ---------------- -------------
               ASSETS
Current assets
  Cash and cash equivalents.........    $   17          $--           $   17
  Accounts receivable, net..........        98           --               98
  Other current assets..............       246           --              246
                                        ------          ----          ------
    Total current assets............       361           --              361
Property and equipment, net.........     4,684           --            4,684
Other assets........................       271            27 (R.1)       298
                                        ------          ----          ------
    Total assets....................    $5,316          $ 27          $5,343
                                        ======          ====          ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..................    $  253          $--           $  253
  Other current liabilities.........       449           --              449
  Current portion of long-term debt
   and commercial paper.............       192           --              192
                                        ------          ----          ------
    Total current liabilities.......       894           --              894
Long-term debt......................       890           843 (R.2)     1,733
Deferred income taxes...............     1,167           (19)(R.3)     1,148
Other liabilities...................     1,157            (3)(R.4)     1,154
                                        ------          ----          ------
    Total liabilities...............     4,108           821           4,929
                                        ------          ----          ------
Stockholders' equity
  Common stock......................       190           --              190
  Paid-in capital...................       842            15 (R.4)       857
  Retained earnings.................       263           (49)(R.4)       214
  Treasury stock....................       (87)         (760)(R.4)      (847)
                                        ------          ----          ------
    Total stockholders' equity......     1,208          (794)            414
                                        ------          ----          ------
      Total liabilities and stock-
       holders' equity..............    $5,316          $ 27          $5,343
                                        ======          ====          ======

  (See accompanying Notes to Pro Forma SFP Recapitalized Financial Statements)

                   PRO FORMA SFP RECAPITALIZED BALANCE SHEET
                            AS OF DECEMBER 31, 1993
                                   UNAUDITED
                             (DOLLARS IN MILLIONS)

                                       SANTA FE                       SANTA FE
                                        PACIFIC         SFP            PACIFIC
                                      CORPORATION RECAPITALIZATION   CORPORATION
                                      HISTORICAL    ADJUSTMENTS     RECAPITALIZED
                                      ----------- ----------------  -------------
               ASSETS
Current assets
  Cash and cash equivalents.........    $   71         $ --            $   71
  Accounts receivable, net..........        96           --                96
  Other current assets..............       291           --               291
                                        ------         -----           ------
    Total current assets............       458           --               458
Properties and equipment, net.......     4,360           --             4,360
Other assets........................       556            27 (R.1)        583
                                        ------         -----           ------
    Total assets....................    $5,374         $  27           $5,401
                                        ======         =====           ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..................    $  241         $ --            $  241
  Other current liabilities.........       429           --               429
  Current portion of long-term debt
   and commercial paper.............       185           --               185
                                        ------         -----           ------
    Total current liabilities.......       855           --               855
Long-term debt......................       991           843 (R.2)      1,834
Deferred income taxes...............     1,116           (19)(R.3)      1,097
Other liabilities...................     1,144            (3)(R.4)      1,141
                                        ------         -----           ------
    Total liabilities...............     4,106           821            4,927
                                        ------         -----           ------
Stockholders' equity
  Common stock......................       190           --               190
  Paid-in capital...................       870            15 (R.4)        885
  Retained earnings.................       340           (49)(R.4)        291
  Treasury stock....................      (132)         (760)(R.4)       (892)
                                        ------         -----           ------
    Total stockholders' equity......     1,268          (794)             474
                                        ------         -----           ------
      Total liabilities and stock-
       holders' equity..............    $5,374         $  27           $5,401
                                        ======         =====           ======

  (See accompanying Notes to Pro Forma SFP Recapitalized Financial Statements)

              PRO FORMA SFP RECAPITALIZED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1994
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                    SANTA FE                      SANTA FE
                                     PACIFIC         SFP           PACIFIC
                                   CORPORATION RECAPITALIZATION  CORPORATION
                                   HISTORICAL    ADJUSTMENTS    RECAPITALIZED
                                   ----------- ---------------- -------------
Revenues.........................    $ 1,970         $--           $ 1,970
Operating expenses
  Compensation and benefits......        625          --               625
  Fuel...........................        183          --               183
  Materials......................         92          --                92
  Equipment rents................        185          --               185
  Purchased services.............        282          --               282
  Depreciation...................        150          --               150
  Other..........................        147          --               147
                                     -------         ----          -------
    Total operating expenses.....      1,664          --             1,664
                                     -------         ----          -------
Operating income.................        306          --               306
Interest expense.................         90           57 (R.5)        147
Other income (expense), net......         49          --                49
                                     -------         ----          -------
Income before income taxes.......        265          (57)             208
Income tax expense...............        112          (22)(R.6)         90
                                     -------         ----          -------
Income from continuing opera-
 tions...........................    $   153         $(35)         $   118
                                     =======         ====          =======
Earnings per common share
  Income from continuing opera-
   tions.........................    $   .81                       $   .77(R.7)
                                     =======                       =======
Number of shares used in computa-
 tion of earnings per common
 share (in thousands)............    189,700                       152,400(R.7)


  (See accompanying Notes to Pro Forma SFP Recapitalized Financial Statements)

              PRO FORMA SFP RECAPITALIZED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                  SANTA FE                       SANTA FE
                                   PACIFIC         SFP            PACIFIC
                                 CORPORATION RECAPITALIZATION   CORPORATION
                                 HISTORICAL    ADJUSTMENTS     RECAPITALIZED
                                 ----------- ----------------  -------------
Revenues........................   $ 2,409        $ --            $ 2,409
Operating expenses
  Compensation and benefits.....       800                            800
  Fuel..........................       239          --                239
  Materials.....................       128          --                128
  Equipment rents...............       229          --                229
  Purchased services............       322          --                322
  Depreciation..................       188          --                188
  Other.........................       185          --                185
                                   -------        -----           -------
    Total operating expenses....     2,091          --              2,091
                                   -------        -----           -------
Operating income................       318          --                318
Interest expense................       133           73 (R.5)         206
Gain on sale of California
 lines..........................       145          --                145
Other income (expense), net.....        24          --                 24
                                   -------        -----           -------
Income before income taxes......       354          (73)              281
Income tax expense..............       177          (28)(R.6)         149
                                   -------        -----           -------
Income from continuing
 operations.....................   $   177        $ (45)          $   132
                                   =======        =====           =======
Earnings per common share
  Income from continuing
   operations...................   $   .95                        $   .88(R.7)
                                   =======                        =======
Number of shares used in
 computation of earnings per
 common share (in thousands)....   187,200                        149,900(R.7)


  (See accompanying Notes to Pro Forma SFP Recapitalized Financial Statements)

NOTES TO PRO FORMA SFP RECAPITALIZED FINANCIAL STATEMENTS

  The SFP Recapitalization plan reflected in the pro forma financial statements includes borrowing $1,075 million of $1,560 million in available bank commitments at an assumed average interest rate of 9 percent (see "Source and Amount of Funds" for further discussion) with the proceeds principally used for
(i) financing the repurchase of 38 million shares of its outstanding common stock at a price of $20 per share or $760 million in total, (ii) the early retirement of $200 million of outstanding senior indebtedness, and (iii) repayment of short-term borrowings and payment of refinancing transaction costs.

  Additionally, SFP will incur Merger transaction costs, including the accelerated vesting of restricted stock and certain other transaction costs upon stockholder approval of the Merger.

R.1 OTHER ASSETS

  Represents estimated debt issuance costs to be paid in connection with the SFP Recapitalization, net of debt issue costs expensed in conjunction with the retirement of debt.

R.2 LONG-TERM DEBT

  Reflects the $1,075 million SFP Recapitalization borrowing less (i) the early retirement of outstanding senior debt of $200 million and (ii) the repayment of $32 million short-term borrowings which were outstanding at September 30, 1994.

R.3 DEFERRED INCOME TAXES

  Deferred income taxes have been reduced for the tax benefit of the costs of retiring debt and the accelerated vesting of SFP's restricted stock described in R.4. below at a rate of 39 percent.

R.4 STOCKHOLDERS' EQUITY

  Stockholders' equity has been adjusted to reflect: (i) the purchase of 38 million shares of SFP Common Stock and (ii) costs, net of taxes and costs accrued, associated with the SFP Recapitalization and the Merger including expenses for early retirement of debt, accelerated vesting of restricted stock, and estimated legal, investment banking and other transactions costs. Costs of early retirement of debt will be expensed as an extraordinary charge. Costs for the accelerated vesting of restricted stock will be expensed in the period that restrictions lapse. Merger transaction costs will be expensed in the period incurred.

R.5 INTEREST EXPENSE

  Reflects the estimated net increase in interest expense associated with debt borrowings/repayments discussed in R.2. above.

R.6 INCOME TAX EXPENSE

  Income tax expense reflects the effect of pro forma adjustments at an estimated rate of 39 percent.

R.7 EARNINGS PER COMMON SHARE

  SFP weighted average shares outstanding have been reduced for SFP's cash tender offer, net of restricted stock which will vest upon stockholder approval of the Merger. SFP historical earnings per common share have been reduced to reflect a decrease in income from continuing operations due to additional interest expense discussed in R.5. above.

8. CERTAIN INFORMATION CONCERNING BNI

 Burlington Northern Inc.

  BNI was incorporated in the State of Delaware in 1981 as part of a holding company reorganization. BNI and its majority-owned subsidiaries are primarily engaged in the rail transportation business. BNI's principal subsidiary is Burlington Northern Railroad Company ("BN Railroad"). BN Leasing Corporation, a wholly owned subsidiary of BNI, was formed in 1989 to acquire railroad rolling stock and other equipment necessary for the transportation and other business affairs of BNI.

  BN Railroad operates the largest railroad system in the United States based on miles of road and second main track, with approximately 24,500 total miles at December 31, 1993. The principal cities served include Chicago, Minneapolis-St. Paul, Fargo-Moorhead, Billings, Spokane, Seattle, Portland, St. Louis, Kansas City, Des Moines, Omaha, Lincoln, Cheyenne, Denver, Fort Worth, Dallas, Houston, Galveston, Tulsa, Wichita, Springfield (Missouri), Memphis, Birmingham, Mobile and Pensacola.

  The transportation of coal is BN Railroad's largest single source of revenues, accounting for approximately one-third of the total. Based on carloadings and tons hauled, BN Railroad is the largest transporter of western low-sulfur coal in the United States. Based on the same criteria, BN Railroad is also the largest rail transporter of grain in North America. Other significant aspects of BN Railroad's business include intermodal transportation and the transportation of forest products, chemicals, consumer products, minerals processors, iron and steel, vehicles and machinery and aluminum, nonferrous metals and ores.

  The principal executive offices of BNI are located at 3800 Continental Plaza, 777 Main Street, Fort Worth, Texas 76102-5384. BNI's telephone number is (817) 333-2000.

 Financial Information

SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth selected historical financial data of BNI for each of the last two years and selected unaudited historical financial data for the nine months ended September 30, 1994 and 1993. The selected historical financial data of BNI have been derived from and should be read in conjunction with the audited financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1993 and the unaudited financial statements contained in its Quarterly Reports on Form 10-Q for the fiscal quarters ended in 1994 and 1993, in each case as amended when applicable. More comprehensive financial information is included in such Reports and other documents filed with the Commission, and the financial data set forth below is qualified in its entirety by reference to such Reports and other documents and all of the financial statements and related notes contained therein. Such Reports and other documents are hereby incorporated by reference and may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

  BNI is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by BNI with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the Commission's Regional Offices at 7 World Trade Center, Thirteenth Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by BNI may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and also at the offices of the CSE, 440 South LaSalle Street, One Financial Place, Chicago, Illinois 60605 and the PSE, 301 Pine Street, San Francisco, California 94104.

  The Income Statement Data and Per Share Data for the nine months ended September 30, 1994 and 1993 and the Balance Sheet Data at September 30, 1994 include, in the opinion of BNI's management, all adjustments necessary to present fairly the information for such periods. Such adjustments consist only of normal recurring adjustments. The results for certain periods for which selected historical financial data are provided include the impact of various special items. The affected periods, together with a description of the nature and financial impact of such special items, are set forth after the table. Per share amounts are net of tax. The historical data presented is not necessarily indicative of results to be expected in the future.

        SELECTED HISTORICAL FINANCIAL DATA FOR BURLINGTON NORTHERN INC.

                                    AT OR FOR
                                   NINE MONTHS                AT OR FOR
                                      ENDED                  YEAR ENDED
                                  SEPTEMBER 30,             DECEMBER 31,
                             ------------------------  -----------------------
                                1994         1993         1993        1992
                             -----------  -----------  ----------- -----------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Revenues.................. $     3,651  $     3,453  $     4,699 $     4,630
  Income before extraordi-
   nary items and cumulative
   effect of changes in ac-
   counting methods.........         284          178          296         299
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods..................         (10)         --           --          (21)
  Net income................         274          178          296         278
PER SHARE DATA
  Income before extraordi-
   nary items and cumulative
   effect of changes in ac-
   counting methods......... $      2.97  $      1.81  $      3.06 $      3.35
  Extraordinary
   items/cumulative effect
   of changes in accounting
   methods..................        (.11)         --           --         (.24)
  Net income................        2.86         1.81         3.06        3.11
  Book value................       19.85           (a)       17.73       15.61
  Cash dividends declared...         .90          .90         1.20        1.20
BALANCE SHEET DATA
  Total assets.............. $     7,536           (a) $     7,045 $     6,563
  Total debt, including cur-
   rent portion and commer-
   cial paper...............       1,791           (a)       1,737       1,567
  Redeemable preferred
   stock....................         --            (a)         --            9
  Stockholders' equity......       2,116           (a)       1,919       1,728

- --------
(a) Not required.

NINE MONTHS ENDED SEPTEMBER 30,

1994
   --BNI adopted Statement of Financial Accounting Standards (SFAS) No. 112,
    "Employers' Accounting for Postemployment Benefits." The cumulative effect, net of $7 million income tax benefit, of this change in accounting attributable to years prior to 1994, at the time of adoption, was to decrease income by $10 million, or $.11 per common share.

1993
   --Results include the effects of the Omnibus Budget Reconciliation Act of 1993 (the "Act") which was signed into law on August 10, 1993. The Act increased the corporate federal income tax rate by 1 percent, effective January 1, 1993, which reduced net income by $29 million, or $.32 per common share, through the date of enactment.

YEAR ENDED DECEMBER 31,

1993
   --Results include the effects of the Act as discussed above.

1992
   --Results include a settlement agreement relating to the reimbursement of attorneys' fees and costs incurred by BNI in conjunction with litigation filed by Energy Transportation Systems, Inc. ("ETSI"), and others, and reimbursement of a portion of the amount paid in prior years by BNI in settlement of that action. Under the terms of the settlement, BNI received approximately $50 million, before $3 million in legal fees, for a net amount of $47 million. The after-tax effect of the settlement increased net income by $31 million, or $.35 per common share.

    BNI received notification that an Appeals Division settlement of the Internal Revenue Service audits for the years 1981 through 1985 had been approved by the Joint Committee on Taxation. This action settled all unagreed issues for those years. The tax effect of the settlement was included in the 1992 tax provision and resulted in an increase in net income of $17 million, or $.19 per common share.

    Results reflect the cumulative effect of the change in accounting method for revenue recognition and the cumulative effect of the implementation of the accounting standard for postretirement benefits (SFAS No. 106). The cumulative effect of the change in accounting method for revenue recognition decreased 1992 net income by $11 million, or $.13 per common share. The cumulative effect of the change in accounting method for postretirement benefits decreased 1992 net income by $10 million, or $.11 per common share. Neither change had an effect on cash flows.

9. BACKGROUND OF THE MERGER AND THE OFFER

  The possibility of a business combination between BNI and SFP was first discussed on July 16, 1993 in a meeting between Mr. Gerald Grinstein, Chairman and Chief Executive Officer of BNI, and Mr. Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP. Following that meeting, senior members of management of both companies, together with their legal and financial advisors, undertook to examine, on a preliminary basis, a possible transaction. On the basis of that investigation, both companies concluded that a BNI-SFP merger presented significant strategic and financial opportunities. The two companies then agreed to investigate further a possible stock merger transaction, executed a confidentiality agreement on or about July 28, 1993 and exchanged confidential information.

  From August through November 1993, each company undertook a detailed due diligence investigation of the other. Beginning in October 1993, representatives of BNI and SFP, and their financial and legal advisors, met on a number of occasions and held numerous additional discussions to attempt to negotiate the terms of a merger transaction, including the terms of a merger agreement. A number of difficult issues were raised during the course of these discussions. Of particular importance were the parties' views as to an appropriate exchange ratio.

  At meetings during this period, each of the SFP Board and BNI Board separately received information about a possible BNI-SFP merger, discussed the possibility of such a merger and was briefed by its management on the merger negotiations.

  On November 29, 1993, BNI and SFP separately concluded that they could not reach an agreement on an exchange ratio. In addition, BNI had concerns with respect to certain tax issues and several matters relating to the planned Gold Spinoff. Thereafter, each company independently decided to discontinue merger negotiations.

  On January 31, 1994, Mr. Grinstein and Mr. Krebs met to discuss the possibility of resuming merger negotiations, but reached no conclusion as to whether to do so.

  On or about February 15, 1994, CS First Boston informed representatives of BNI and SFP that Kansas City Southern Industries, Inc. ("KCSI") intended to explore strategic transactions involving its wholly owned railroad subsidiary, The Kansas City Southern Railway Company and related transportation businesses ("KCSR").

  During the period January 1994 through June 1994, the SFP Board was kept informed of and discussed the possibility of resuming merger negotiations with BNI. At its May 24, 1994 board meeting, SFP management reported to the SFP Board on both the status of the potential BNI transaction and a possible KCSR transaction, and stated its view that, although each of these potential transactions would have advantages, a BNI transaction would be superior for SFP and its stockholders.

  On several occasions in June 1994, representatives of BNI and SFP discussed whether to resume merger negotiations in light of, among other things, the fact that KCSI had informed potential bidders that it would establish in the near future a deadline for bids to acquire KCSR and that the KCSI Board would meet, and might select the winning bidder for KCSR, on June 30, 1994.

  On June 24, 1994, the SFP Board, in light of the fact that merger negotiations with BNI had not resumed, authorized SFP management to make a bid for KCSR. That bid was communicated to KCSI on June 24, 1994.

  On June 24, 1994, the BNI Board authorized BNI management to make a bid for KCSR. That bid was communicated to KCSI on June 24, 1994. At that meeting and following presentations from BNI's management and financial and legal advisors, the Board of Directors of BNI also authorized management, together with its financial and legal advisors, to attempt to negotiate a merger agreement with SFP. The Board noted that, among other things, some of its prior concerns had been alleviated by SFP's progress in effecting the Gold Spinoff.

  On June 24, 1994, after the SFP Board had met, a representative of BNI informed a representative of SFP that BNI was interested in resuming merger negotiations with SFP. From shortly after that time through June 29, 1994, representatives of BNI, SFP and their financial and legal advisors resumed negotiations, which resulted in a definitive merger agreement, subject to BNI and SFP Board approval.

  On June 29, 1994, the Boards of Directors of SFP and BNI each met separately to consider a BNI-SFP merger. Each Board separately received presentations from its management and financial and legal advisors about a BNI-SFP merger.

  Lazard rendered to the BNI Board of Directors its written opinion dated June 29, 1994, that, based upon and subject to various considerations set forth in the opinion and such other factors as it deemed relevant, on June 29, 1994, the exchange ratio of 0.27 shares of BNI Common Stock per share of SFP Common Stock (the "Original Exchange Ratio") was fair to the holders of BNI Common Stock from a financial point of view.

  Goldman Sachs delivered its oral opinion to the SFP Board of Directors on June 29, 1994 that, as of the date of such opinion, the Original Exchange Ratio was fair to the holders of SFP Common Stock. That opinion was subsequently confirmed in writing. See the full text of the opinion of Goldman Sachs dated the date of the Joint Proxy Statement/Prospectus dated October 12, 1994 (attached as Appendix D to such Joint Proxy Statement/Prospectus dated October 12, 1994), which sets forth certain assumptions made by Goldman Sachs, including the assumption that under the foregoing circumstances Goldman Sachs, in analyzing the Original Exchange Ratio, need not take into account the consideration which might be received under the UPC Proposal (as defined below).

  Each Board then resumed the discussions in which it had engaged at earlier meetings about whether to pursue such a merger. Following these discussions, each Board approved the terms of the agreement negotiated by their respective managements and advisors and the Merger Agreement was executed and delivered promptly after receipt of such approval. Upon approval of the Merger, each of the SFP and the BNI Boards authorized SFP management and BNI management, respectively, to withdraw their bids for KCSR. The KCSR bids were withdrawn shortly thereafter.

  On October 5, 1994, Mr. Drew Lewis, the Chairman and Chief Executive Officer of Union Pacific Corporation ("UPC"), called Mr. Robert D. Krebs, the Chairman, President and Chief Executive Officer of SFP, and stated that UPC wished to acquire SFP and that Mr. Lewis wanted to meet with Mr. Krebs. Mr. Lewis further stated that he was going to call Mr. Gerald Grinstein, the Chairman and Chief Executive Officer of BNI, to request a meeting with him as well. Mr. Krebs told Mr. Lewis that SFP was already a party to a merger agreement, that it was unlikely that the ICC would permit a merger between SFP and UPC, and that therefore there was no reason to have a meeting. Mr. Lewis replied that UPC intended to make public a proposal if no meeting occurred and urged that a meeting be held. The two men then agreed that Mr. Krebs would consult his counsel. After doing so, Mr. Krebs called Mr. Lewis back and agreed to a meeting. During the conversations, Mr. Lewis told Mr. Krebs that UPC had looked at Southern Pacific and at SFP, and had decided that SFP was the company to break up. Mr. Lewis also stated that UPC would offer concessions to BNI to persuade it to acquiesce to UPC's proposal.

  Mr. Lewis then called Mr. Grinstein, stated that UPC wanted to acquire SFP and asked to see Mr. Grinstein. Mr. Grinstein declined to see Mr. Lewis.

  Mr. Lewis, Mr. Richard Davidson, President of UPC, Mr. Krebs, and Mr. Robert
A. Helman, SFP's counsel, had a meeting in the late afternoon of October 5. At the meeting, Mr. Helman stated that SFP is subject to a binding merger agreement and that it is unlikely that a UPC-SFP combination would be approved by the ICC. Mr. Helman also stated that UPC had misled SFP because, earlier in 1994, when Mr. Krebs returned an unsolicited telephone call from Mr. Lewis, Mr. Lewis had stated that if SFP made its deal with BNI, UPC would not oppose it.

  Mr. Lewis denied having made that statement, contending that what he had stated was that UPC would not oppose a BNI-SFP merger subject to an evaluation of its merits. Mr. Lewis then placed a written proposal (the "UPC Proposal") on Mr. Krebs' desk and, as Mr. Lewis was leaving, stated that Mr. Krebs was making a mistake, that UPC would offer more -- $20 per share -- than the amount provided for in the UPC Proposal, and that UPC would consider using a voting trust for the proposed transaction. Mr. Lewis and Mr. Davidson then left SFP's headquarters, where the meeting had taken place.

  In the UPC Proposal, UPC proposed to acquire SFP in a tax-free merger in which SFP stockholders would have received, for each share of SFP Common Stock,
0.344 of a share of UPC common stock.

  The transaction contemplated in the UPC Proposal was subject to ICC approval, the termination of the BNI-SFP merger agreement, execution of a definitive agreement and the approval of the Board of Directors and the stockholders of SFP. The UPC Proposal was also conditioned upon the satisfactory completion of a due diligence review of SFP. UPC offered to facilitate an SFP due diligence review of UPC.

  The UPC Proposal stated that UPC was prepared to grant conditions to Southern Pacific, BNI or other railroads, including access to points that would otherwise change from two serving railroads to one, rights to handle service-sensitive business moving between California, Chicago and the Midwest, and access to the Kansas and Oklahoma grain markets. The UPC Proposal further stated that UPC envisions that certain members of the SFP Board would be invited to serve on UPC's Board. The UPC Proposal further stated that UPC was prepared to immediately commence negotiation of a definitive merger agreement containing mutually agreeable terms and conditions.

  The SFP Board met to consider the UPC Proposal on October 5 and October 6, 1994. At those meetings, counsel for SFP explained that SFP's directors did not have the right to terminate the Original Merger Agreement in response to the UPC Proposal but did have the right, to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, (i) to engage in negotiations or provide any confidential information or data to UPC relating to the UPC Proposal and (ii) to withdraw, modify or amend their recommendation that SFP's stockholders approve the Original Merger Agreement and the BNI-SFP merger.

  Mr. Krebs reminded the SFP Board of his description at prior Board meetings of two telephone calls he had had with Mr. Lewis earlier in the year. The first, on June 7, 1994, occurred when Mr. Krebs returned Mr. Lewis' unsolicited telephone call made on June 6. Mr. Lewis stated on June 7 that if SFP made its deal with BNI, UPC would not oppose it and, in fact, would welcome it because UPC liked good competitors. Mr. Lewis went on to say that UPC also would not object if SFP entered into a transaction to acquire Kansas City Southern Railway Company. The second telephone call was shortly after the BNI-SFP merger agreement was announced on June 29, 1994. Mr. Krebs called Mr. Lewis as a courtesy, and Mr. Lewis stated that he had seen the press release and that UPC would study the matter.

  After discussions at both meetings and consultation with its financial and legal advisors, the SFP Board unanimously decided to reject the UPC Proposal and reaffirm its recommendation to SFP's stockholders that they approve the Original Merger Agreement and the BNI-SFP merger. In reaching its decision, the SFP Board considered the following factors:

  1. Likelihood of ICC Approval. The SFP Board concluded that it is unlikely that a UPC-SFP combination would receive ICC approval. The SFP Board based its conclusion in part on its own knowledge, and the view of management, that the extensive market overlaps between the two railroad systems and the dominant position of UPC would make such a combination anticompetitive. The SFP Board also based its conclusion in part on advice of counsel that, given the anticompetitive effects of a UPC-SFP combination, the ICC was unlikely to approve such a combination absent concessions by UPC that would make the transaction untenable and the ICC might well not approve it regardless of any concessions made by UPC. The SFP Board noted that in the past it had, as part of management's strategic reviews with the SFP Board, discussed the possibility of a UPC-SFP combination, but had not pursued this idea because of the improbability of obtaining ICC approval, given the adverse effect on competition that such a combination would have.

  2. Perception of UPC Proposal. The SFP Board perceived the UPC Proposal as apparently designed to prevent the consummation of the BNI-SFP merger and the creation of a strong competitor to UPC. The SFP Board based this perception on its conclusion that ICC approval of a UPC-SFP combination is unlikely and on the timing of the UPC Proposal. The SFP Board also took account of the inconsistency between UPC's present position and Mr. Lewis' earlier statement to Mr. Krebs that UPC would not oppose a BNI-SFP merger.

  3. Opinion of Financial Advisor. Goldman Sachs advised the SFP Board that under the circumstances described to the SFP Board by SFP's management and counsel, Goldman Sachs reaffirmed its opinion with respect to the Original Exchange Ratio contemplated by the BNI-SFP merger.

  4. Binding Agreement. The SFP Board noted that SFP had no right to terminate the Original Merger Agreement and that it was important to avoid breaches of the Original Merger Agreement, particularly in light of the SFP Board's belief that consummation of the BNI-SFP merger is in the best interest of SFP's stockholders because (1) the BNI-SFP merger has significant benefits for SFP stockholders and (2) if the Original Merger Agreement were terminated and if the UPC Proposal could not be consummated, SFP would be left without a strategic combination which is required to protect and enhance shareholder value.

  The SFP Board also discussed the significance of Mr. Lewis' remarks to Mr. Krebs regarding the possibility of UPC offering a $20 per share price and establishing a voting trust. The SFP Board noted that Mr. Lewis' statements were inconsistent with the UPC Proposal and UPC's press release, which was issued after Mr. Lewis met with Mr. Krebs. However, the SFP Board decided, after being advised by outside counsel that its fiduciary duties under applicable law required such a step, that SFP should communicate to UPC that, if UPC were to make a proposal at a fair price and with an adequate provision for a voting trust that would substantially eliminate the regulatory risk for SFP stockholders, the SFP Board would consider that proposal in light of its fiduciary duties.

  On October 6, 1994, this information, along with the SFP Board's decision to reject the UPC Proposal, was sent to UPC in a letter from Mr. Krebs to Mr. Lewis and in a press release issued by SFP. BNI was made aware of, and did not object to, the contents of the letter and press release before they were sent or issued.

  On October 11, 1994, in a letter addressed to Mr. Krebs, UPC expressed its dissatisfaction with the SFP Board's prompt rejection of the UPC Proposal. It emphasized the possible benefits to be attained in accepting the UPC Proposal, asked the SFP Board to consider UPC's analysis of ICC matters, and urged Mr. Krebs, along with his advisors, to meet with UPC representatives. UPC concluded its letter by stating that the proposed purchase price was considered by UPC to be a "fair price" but that UPC would be prepared to receive information from SFP that might justify a greater consideration. The SFP Board considered the October 11 letter, and decided to reaffirm its prior position but requested UPC to provide SFP with UPC's analysis of ICC matters.

  On October 11, 1994, in a letter to Mr. Lewis, Mr. Krebs communicated (i) the SFP Board's decision to reject the previously made proposal by UPC to acquire SFP and to reaffirm its recommendation to SFP's stockholders that they approve the Original Merger Agreement and the Merger contemplated thereby and (ii) the SFP Board's request that UPC provide SFP with UPC's analysis of ICC matters.

  On October 12, 1994, SFP and BNI commenced solicitation of proxies from their respective stockholders for approval of the Original Merger Agreement.

  On October 13, 1994, UPC announced that it would solicit proxies in opposition to approval of the Original Merger Agreement.

  On October 17, 1994, Mr. Lewis sent Mr. Krebs a fourteen page memorandum prepared by UPC's Vice President of Strategic Planning (the "UPC Memorandum") dated October 17, 1994, which Mr. Lewis described as a "summary analysis of the case regarding our merger proposal that we would expect to present to the Interstate Commerce Commission." The UPC Memorandum described alleged benefits that would be created by a UPC-SFP merger, acknowledged that such a merger would have anticompetitive effects, and proposed to deal with these effects through certain conditions that UPC "might" accept. Mr. Krebs directed SFP's management, lawyers and other advisors to study the UPC Memorandum in order to advise the SFP Board whether the UPC Memorandum provided any basis for the SFP Board to change its position with respect to a possible UPC-SFP merger.

  At a meeting on October 20, 1994, the Board of Directors of BNI met to consider whether any action should be taken with respect to the Original Merger Agreement and the transactions contemplated thereby. The BNI Board received presentations from its management and legal advisors concerning various recent developments as well as a presentation from Lazard analyzing the possibility of increasing the Original Exchange Ratio. In connection with its presentation, Lazard considered, among other things, the impact of the anticipated increase in operating income of the merged entity set forth in the application filed by BNI and SFP with the ICC in connection with the Merger (the "ICC Application"), as well as the fact that the proposed merger with SFP would be accounted for under the "pooling of interests" method of accounting rather than, as had been expected on June 29, 1994, the "purchase" method of accounting.

  On October 24, 1994, Mr. Grinstein spoke with Mr. Krebs concerning the possibility of increasing the exchange ratio included in the Original Merger Agreement.

  Also on October 24, 1994, UPC sent Mr. Krebs another set of materials (the "UPC Panel Statement"), in which five experts retained by UPC offered their views in support of UPC's position with respect to various issues regarding ICC approval of a UPC-SFP combination.

  The SFP Board met on October 25, 1994. At the meeting, Mr. Krebs advised the SFP Board of his telephone call with Mr. Grinstein the previous day, and Goldman Sachs provided the SFP Board with an analysis of the effects of an increase in the original exchange ratio to various levels, including an increase to 0.34. The SFP Board discussed the possibility of entering into an amended merger agreement with BNI.

  The SFP Board also received at the meeting oral and written presentations as to whether the UPC Memorandum or the UPC Panel Statement warranted a change in the SFP Board's position with respect to a possible UPC-SFP merger. These presentations examined the likelihood of ICC approval of a BNI-SFP merger and a UPC-SFP merger. The Board heard from SFP's management, its lawyers and Mr. Paul Lamboley, a former ICC Commissioner, and was provided with a written statement prepared by Mr. Barry C. Harris, a Principal and Senior Vice-President of Economists Incorporated, a Washington, D.C.-based consulting firm. Mr. Harris served as Deputy Assistant Attorney General and Chief Economist in the Antitrust Division of the United States Department of Justice ("DOJ") from October 1992 until mid-January 1993 and testified on behalf of the DOJ against the proposed merger between SFP and Southern Pacific Company ("Southern Pacific"). Both Mr. Lamboley and Mr. Harris have been retained by SFP to serve as expert advisors to the SFP Board. In particular, Mr. Lamboley has been retained by SFP to advise and assist it in connection with the pending Delaware litigation arising out of the proposed BNI-SFP merger and related matters concerning the likelihood of ICC approval of a UPC-SFP combination.

  Mr. Lamboley provided the SFP Board with an overview on merger cases since the late 1970's before the ICC, outlined the statutory criteria and analytical approach the ICC typically uses in reviewing proposed railroad mergers and described how the ICC would most likely review a UPC-SFP merger proposal, focusing on competitive impact. He opined that it is unlikely that the ICC would approve the UPC-SFP merger, as proposed, absent imposition of substantial conditions to ameliorate the significant competitive concerns, which conditions could make the transaction untenable. He noted, however, that the ICC will generally not use its conditioning authority to substantially restructure a transaction beyond the scope proposed. Because a detailed analysis of the corridors and commodities would be needed to determine the competitive impact and the level of conditions necessary, the proceedings would be protracted--likely to require the full 31-month statutory period-- with the outcome uncertain. (The SFP Board was aware that the ICC had at that time adopted a schedule for the BNI-SFP application that would have resulted in a final decision in the first quarter of 1996.) Mr. Lamboley characterized the UPC-SFP merger proposal as being largely parallel, with potentially significant anticompetitive effects, observing that the ICC had rejected a parallel merger (SFP-Southern Pacific) involving similar markets. Mr. Lamboley opined that the DOJ, as it did in the SFP-Southern Pacific case, would likely actively oppose the UPC-SFP combination because of its substantial competitive impact and, although not binding, antitrust principles would provide guidance for ICC evaluation of competition. Mr. Lamboley stated that, in his view, the benefits claimed by UPC for the proposed combination were on balance unlikely to overcome the combination's competitive effects, distinguishing private benefits from public benefits. By way of contrast, Mr. Lamboley stated that in his view the BNI-SFP merger could provide significant public benefits and thus was more likely to receive ICC approval without imposition of substantial conditions.

  In his written statement, Mr. Harris opined, based on his professional knowledge and experience and his review of Mr. Lewis' October 5, 1994 letter proposal, the UPC Memorandum and other publicly available information, that the DOJ would subject a UPC-SFP combination to intense scrutiny and very likely would vigorously oppose such a combination. Mr. Harris noted that, while a complete DOJ analysis would include a review of confidential traffic data, the DOJ likely would have serious concerns about competitive problems, including diminished competition in the important Midwest-California corridor, the Midwest-Texas corridor and U.S.-Mexico traffic, likely to result from such a combination. Mr. Harris also opined that the DOJ likely would conclude that the conditions that UPC indicated in the UPC Memorandum that UPC might accept would be inadequate to address the competitive problems raised by a UPC-SFP combination. In addition, Mr. Harris stated his view that, from an economic perspective, there were serious questions regarding the benefits that UPC asserted in the UPC Memorandum would result from such a combination and that the DOJ was unlikely to be persuaded by those asserted benefits. Mr. Harris did not discuss the likelihood of ICC approval of a BNI-SFP merger. Except as stated in this paragraph and the immediately preceding paragraph, neither Mr. Lamboley nor Mr. Harris made any assumptions or qualifications in providing their advice to the SFP Board.

  The SFP Board questioned SFP's management, its lawyers and Mr. Lamboley about their presentations and discussed the issues raised, but took no action with respect to these issues at the October 25 meeting.

  At a meeting on October 26, 1994, the Board of Directors of BNI, by unanimous vote, determined that it would be fair to and in the best interests of BNI and its stockholders to increase the exchange ratio from 0.27 shares of BNI Common Stock per share of SFP Common Stock to 0.34 shares of BNI Common Stock per share of SFP Common Stock (the "Revised Exchange Ratio") and approved the amendment to the Original Merger Agreement implementing such increase. In reaching this determination, the BNI Board of Directors considered, among other things, reports from BNI management and BNI's legal and financial advisors updating the Board on recent developments; the fact that the Merger would be accounted for under the "pooling of interests" method of accounting rather than, as had been expected on June 29, 1994, the "purchase" method of accounting; the financial data, including the anticipated increase in operating income, set forth in the ICC Application; and a presentation by Lazard, BNI's financial advisor, as to the proposed increase in the exchange ratio and the Merger. At that meeting Lazard rendered to the BNI Board of Directors its oral opinion that, based upon and subject to various considerations and such other factors as it deemed relevant, on October 26, 1994, the Revised Exchange Ratio was fair to the holders of BNI Common Stock from a financial point of view. That opinion was subsequently confirmed in writing.

  After the October 26 BNI Board of Directors meeting, Mr. Grinstein called Mr. Krebs and advised him that the BNI Board was willing to amend the Original Merger Agreement to provide for an exchange ratio of 0.34.

  On October 26, after the BNI Board meeting, the SFP Board held a meeting. Mr. Krebs advised the SFP Board of Mr. Grinstein's telephone call earlier in the day, and the SFP Board took up the question of whether to enter into an amended Merger Agreement on the terms proposed by BNI. The SFP Board decided to do so for a number of reasons, some of which were discussed at the October 26 meeting and some of which were discussed at the October 25 meeting. The SFP Board noted that, based on closing stock prices on October 25, 1994, the market price of
0.34 of a share of BNI Common Stock was slightly more than the market price of
0.344 (the exchange ratio set forth in the UPC Proposal) of a share of UPC common stock.

  The SFP Board also noted that the UPC Proposal was not legally binding because it was subject to a due diligence investigation and the negotiation and execution of a merger agreement. Thus, SFP's stockholders could have no assurance that UPC would, in fact, offer 0.344 shares of UPC common stock if the BNI transaction were rejected and the Original Merger Agreement were terminated. The SFP Board considered the risk of UPC not proceeding with its proposal if the Original Merger Agreement with BNI were terminated to be substantial because of the SFP Board's perception that the UPC Proposal was apparently designed to prevent the consummation of the BNI-SFP merger and the creation of a strong competitor to UPC. If the Original Merger Agreement were terminated and no agreement with UPC were reached, the price of SFP Common Stock might well drop significantly and SFP would be left without a strategic combination which is required to protect and enhance stockholder value.

  The SFP Board also took account of the substantial long-term benefits that might accrue to SFP's stockholders from a merger. The SFP Board concluded, in part on the basis of the presentations of SFP's management, its lawyers and Mr. Lamboley, that the long-term benefits from a BNI-SFP merger were likely to be realized because that merger was likely to receive ICC approval while any long-term benefits from a UPC-SFP merger were uncertain and unlikely to be realized because the UPC Proposal, as further described in the UPC Memorandum, was unlikely to receive ICC approval.

  In reaching its conclusion about the likelihood of ICC approval of either transaction, the SFP Board considered the following factors:

                                 BNI-SFP MERGER

  1. Benefits. A BNI-SFP combination would create substantial benefits for shippers and the public, as well as for SFP's stockholders. The combination would create an integrated rail network capable of reaching most of the key domestic and export gateways in the western United States, thereby giving shippers substantially increased opportunities for efficient single-line service to numerous important markets. The combination would also introduce new competition in service to shippers needing to reach multiple points (including all major West Coast and many Gulf Coast ports). Reduced operating and overhead costs of a consolidated BN Railroad-SFP Rail would result in more efficient service. Given the predominantly end-to-end nature of the merger (i.e., very little overlap), these benefits would be created without significant adverse effects on competition.

  2. Risks. Although the SFP Board believes that it is likely that the ICC will approve a BNI-SFP merger, there is a risk that the ICC might find that the benefits to the public and the applicants from a BNI-SFP merger were outweighed by the potential harm to the public produced by such a merger, particularly any reduction in rail competition, harm to essential rail services or other factors deemed detrimental to the public interest. Opponents of the transaction may raise a number of challenges to the proposal, including allegations of diminution in competition, claims of harm to essential rail services, criticisms of the scale of the benefits claimed by SFP and BNI, complaints about the fairness of the exchange ratio to the stockholders of the two companies, concerns about the effect of the transaction on affected employees of the two companies and similar points. For example, there are some limited areas where the BN Railroad and SFP Rail systems do overlap--such as in Amarillo and Lubbock, Texas--and it is probable that objections will be raised during the ICC proceeding about the reduction in rail competition in those areas. SFP and BNI have advised the ICC of their willingness to negotiate ameliorative arrangements to address any such reductions in competition.

                                 UPC-SFP MERGER

  1. Adverse Effect on Competition. Because the UPC and SFP rail systems are substantially parallel and SFP Rail and the railroad subsidiaries of UPC ("UP Rail") are currently major competitors on many routes, a UPC-SFP combination would have a substantial anticompetitive effect. It would significantly reduce competition by combining the dominant carrier in the West (UP Rail) with its major competitor (SFP Rail) in the very important Chicago-California and Kansas City-California routes and leave the combined UP Rail-SFP Rail as an even more dominant competitor on those routes. In light of the coverage of both SFP Rail and UP Rail-SFP Rail in Kansas, and their common connections with major regional carriers, a UP Rail-SFP Rail combination would present significant competitive impacts on Kansas grain shippers. Wheat and feed grains moving from Southern Colorado to either California or the Gulf of Mexico would present another competitive issue. There would also be a competitive issue raised by a reduction in the number of carriers serving the ports of Houston and Los Angeles/Long Beach. A UP Rail-SFP Rail merger would also eliminate competition between SFP Rail service to Mexico through El Paso and UP Rail service to Mexico through Laredo; UP Rail's overwhelming post-merger share of all U.S. traffic to Mexico would cause competitive concerns.

  A UPC-SFP merger would create major competitive problems with respect to specific commodities as well. Precise market share data by corridors are not readily available, but the combined share of western railroad movements handled by UP Rail and SFP Rail in major categories would be substantial and more than 70% in the important Midwest-Southern California intermodal domestic flow. On a combined basis, UP Rail and SFP Rail would originate more than 70% of automotive movements in the West. Eliminating competition between UP Rail and SFP Rail would end a fierce rivalry. In 1990, for example, UP Rail succeeded in underbidding SFP Rail on a contract (valued in the tens of millions of dollars) to carry all Ford traffic from Kansas City to California.

  2. Inadequate Conditions. Only three out of the fourteen pages in the UPC Memorandum discussed the competition issues that a UPC-SFP combination would raise. The UPC Memorandum proposed to deal with these issues with certain conditions that UPC "might" accept. SFP's management, its lawyers and Mr. Lamboley noted that UPC had not identified and proposed specific solutions for all of the significant competition problems that a UPC-SFP merger would create. SFP's management, its lawyers and Mr. Lamboley concluded that, even where UPC had suggested conditions, they were unlikely to be sufficient. For example, as to the most severe competitive problem--reduced competition among railroads serving the routes between California and the Upper Midwest and a combined UP Rail-SFP Rail's dominant position on those routes--UPC proposed only that it might accept a grant to Southern Pacific, the other carrier that currently does compete in the California-Upper Midwest corridor, of trackage rights or other conditions. SFP's management, its lawyers and Mr. Lamboley doubted the value of conditions that would only benefit a carrier already serving the routes in question, concluding that such conditions were unlikely to be sufficient to compensate for a substantial diminution in competition on one of the nation's most important railroad routes.

  SFP's management, its lawyers and Mr. Lamboley also noted that UPC had made no commitment to accept the conditions it had proposed. They also advised the SFP Board that there is no precedent for the extent of conditions that would address the various competitive issues and level of concentration that would arise in a UPC-SFP combination and that, even on the dubious assumption that complex conditions could be crafted to solve all the competitive problems in such a combination, such conditions would not necessarily lead to approval because the ICC might be concerned about whether such conditions would work and whether the agency could adequately supervise them. Such conditions would also be economically costly, potentially depressing the value of the UPC stock that SFP's stockholders would receive in a merger. SFP's management, its lawyers and Mr. Lamboley also advised the SFP Board that opponents of the transaction might argue that the history of conditions demonstrates that such conditions have often been found ineffective in providing long-term competitive alternatives. The conditions granted the Milwaukee Road in the Northern Lines case, the trackage rights granted Southern Pacific between Kansas City and St. Louis in the MP-UPC, and the long-term validity of the so-called "DT&I conditions" granted in many early mergers have all been criticized as ineffective.

  SFP's management, its lawyers and Mr. Lamboley noted that the authors of the UPC Panel Statement assumed that UPC would agree to sufficient conditions to permit a UPC-SFP merger to be approved and that it was unwise for SFP or its stockholders to make such an assumption. They also noted that, while some of the authors of the UPC Panel Statement stated that UPC could make a "strong" or "credible" case for ICC approval of a UPC-SFP merger, none of them, despite their retention by UPC, stated that such approval was likely.

  3. Benefits. SFP's management, its lawyers and Mr. Lamboley concluded that the service benefits described in the UPC Memorandum were unlikely to be persuasive to the ICC because many of them would be achievable only at the expense of a substantial reduction in competition. SFP's management, its lawyers and Mr. Lamboley also concluded that many of the benefits claimed by UPC were overstated. For example, what UPC describes as new single-line service is often, in reality, nothing more than a different route between an origin and a destination that UP Rail already serves. Many of the service improvements claimed by UPC appear based on a misunderstanding of SFP Rail's current operations. For intermodal traffic, SFP Rail already has frequent departures between Chicago and California, approximately every four hours--the same frequency UPC proposes; SFP Rail already offers service between Chicago and Northern California every six hours; and with respect to automotive traffic, SFP Rail already offers solid unit trains to California.

  4. Timing. SFP's management, its lawyers and Mr. Lamboley indicated that a UPC-SFP merger application would be highly contested and would be likely to require the full 31 months permitted by statute to resolve. This would result in a schedule that was substantially longer than the ICC schedule for the BNI-SFP application, which at the time called for a ruling in the first quarter of 1996. Because of this timing difference, SFP and its stockholders would be faced with a significantly longer period of uncertainty while ICC approval was being sought under an agreement with UPC than they would under the BNI Merger Agreement.

  At the October 26 meeting, Goldman Sachs gave the SFP Board an oral opinion to the effect that, as of October 26, based on various considerations and assumptions, including the circumstances described to the SFP Board by SFP's management, its lawyers and Mr. Lamboley, the Revised Exchange Ratio was fair to SFP's stockholders. That opinion was subsequently confirmed in writing. See the full text of the Opinion of Goldman Sachs dated the date of the Supplemental Joint Proxy Statement/Prospectus dated October 28, 1994 (attached as Appendix C to such Supplemental Joint Proxy Statement/Prospectus dated October 28, 1994), which sets forth certain assumptions made by Goldman Sachs, including the assumption that under the foregoing circumstances Goldman Sachs, in analyzing the Revised Exchange Ratio, need not take into account the consideration which might be received under the UPC Proposal.

  The SFP Board voted unanimously to approve the amended Merger Agreement. The Amendment to the Original Merger Agreement was executed and delivered promptly by BNI and SFP after such approval. The SFP Board also authorized Mr. Krebs to communicate to UPC that the UPC Memorandum and the UPC Panel Statement did not change the SFP Board's views. Mr. Krebs did so promptly.

  On October 30, 1994, UPC announced that it was revising the UPC Proposal to provide for an exchange ratio of 0.407 of a share of UPC common stock for each share of SFP Common Stock outstanding.

  On November 8, 1994, UPC announced that, subject to the approval of the staff of the ICC, it would establish a voting trust to acquire SFP and would commence a partial cash tender offer for SFP Common

Stock. A voting trust would permit SFP's stockholders to receive the consideration UPC was offering them without the need to wait for the ICC to decide whether to approve a UPC-SFP combination.

  On November 9, 1994, UP Acquisition Corporation, a Utah corporation ("UP Acquisition"), a wholly owned subsidiary of UPC, commenced a tender offer (the "UP Tender Offer") for 115,903,127 shares of SFP Common Stock, or such greater number of shares as equals 57.1% of the shares of SFP Common Stock outstanding on a fully diluted basis, at $17.50 per share, net to the tendering shareholder in cash upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 9, 1994 (the "UP Offer to Purchase").

  According to the UP Tender Offer, UP Acquisition proposed to acquire the remaining shares of SFP Common Stock in a "back-end" merger in which the holders of each remaining share of SFP Common Stock would receive 0.354 of a share of UPC common stock. As of December 21, 1994, 0.354 of a share of UPC common stock had a value of $16.46 based on the closing market price of UPC common stock on that date as reported in The Wall Street Journal. At the same time, UPC stated that it would still be willing to pursue its earlier proposal to acquire SFP in a tax-free, all stock merger transaction with an exchange ratio of 0.407 of a share of UPC common stock for each share of SFP Common Stock, but with no provision for a voting trust. As of December 21, 1994, 0.407 of a share of UPC common stock had a value of $18.93 based on the closing market price of UPC common stock as reported in The Wall Street Journal.

  On November 11, 1994, SFP requested that BNI consider restructuring the Merger in response to UPC's announcement that it would establish a voting trust. BNI did not make a substantive response to this request.

  On November 14, 1994, Alleghany Corporation, the holder of approximately 7% of SFP Common Stock, sent a letter to SFP in which it indicated that it would be interested in providing equity financing for a recapitalization of SFP designed to permit SFP to remain as an independent company. Alleghany stated, by way of illustration, that such a recapitalization might be financed through SFP borrowings and a purchase by Alleghany of up to $300 million of convertible preferred stock of SFP.

  Also on November 14, SFP and BNI each postponed its respective stockholders meeting to vote on the Merger Agreement to December 2, 1994.

  On November 22, 1994, SFP's Board of Directors recommended that SFP stockholders not tender their shares to UPC at that time, noting that the Board's recommendation was subject to change as events unfolded that would clarify whether a transaction with UPC was in their best interest. SFP noted that (i) the UP Tender Offer was subject to the condition that the staff of the ICC issue an informal, non-binding opinion, acceptable to UPC, that the use of the voting trust submitted by UPC was consistent with applicable ICC policies and (ii) it was unclear as of November 22 whether or when such a favorable ICC staff opinion would be issued or whether the ICC might prevent UPC from using a voting trust. SFP also pointed out that the transaction proposed in the UP Offer to Purchase was taxable, whereas the transaction contemplated by the BNI-SFP Merger Agreement is tax-free, that SFP believed that UPC should improve the financial terms of its latest proposal, and that the UPC proposal was subject to a number of other conditions which suggested that the proposal was too uncertain to be considered a firm alternative to the BNI-SFP Merger Agreement at that time.

  On November 28, 1994, UPC announced that it had received an informal non-binding opinion from the staff of the ICC that UPC's proposed voting trust was consistent with applicable ICC policies. Also on November 28, SFP's Board of Directors adopted a Shareholder Rights Plan and authorized SFP's management to meet with UPC in order to clarify and improve UPC's offer. Both of these events were announced on November 29, 1994. Also on November 29, SFP and BNI each postponed its respective stockholders meeting to vote on the Merger Agreement to December 16, 1994.

  On December 1, 1994, SFP announced that its Board of Directors continued to recommend that stockholders not tender their shares into the UP Tender Offer at that time. SFP noted that, while UPC had received an opinion from ICC staff with respect to a voting trust, there were other areas of concern with the UPC offer, including SFP's belief that UPC should improve the financial terms of its offer and the fact that the UP Tender Offer was still subject to a number of conditions. SFP also noted that it had agreed to meet with UPC to help determine what course of action was in the best interest of SFP's stockholders.

  Beginning on December 1, 1994, counsel for SFP and counsel for UPC discussed the non-financial terms of a possible merger agreement between SFP and UPC.

  Between December 2, 1994 and December 8, 1994, representatives of UPC and its counsel, advisors and consultants (collectively, the "UPC Group") were given access to various financial, legal and other information relating to SFP. After appropriate provisions had been agreed to limiting UPC's access to certain commercially sensitive information, UPC's counsel, advisors and consultants were allowed to review certain additional information on December 3, 1994. Certain members of the UPC Group were invited to SFP's offices in Schaumburg, Illinois on December 4, 1994, where representatives of SFP presented certain financial information regarding SFP and representatives of UPC presented certain financial information regarding UPC. The UPC Group was also given the opportunity to request additional information.

  Between December 1 and December 17, 1994, representatives of SFP repeatedly suggested to representatives of UPC that UPC should act promptly to make an improved offer to acquire SFP if UPC was willing to do so. SFP's representatives did not insist that an improved UPC offer have any specific value, but when they were asked by UPC's representatives for guidance, SFP's representatives told UPC's representatives that they should consider the $20 per share figure that Drew Lewis had mentioned to Robert Krebs on October 5, 1994.

  On December 2, 1994, SFP asked BNI to consider revising the Merger Agreement to provide for a higher exchange ratio combined with tender offers by BNI and SFP for SFP Common Stock and open market repurchases by SFP of its own common stock after the tender offer and prior to consummation of the Merger, in each case contingent on stockholder approval of the Merger. SFP advised BNI that, based on discussions with some of SFP's large stockholders, such a revision might draw the support of those stockholders. BNI made no substantive response to this request.

  On December 7, 1994, UPC announced that it had extended the UP Tender Offer to December 23, 1994.

  On December 13, 1994, representatives of BNI informed representatives of SFP that BNI might be willing, subject to BNI Board Approval, to combine an increase in the exchange ratio for the Merger with a tender offer by both BNI and SFP for SFP Common Stock and possible repurchases by SFP of its common stock in the open market after the tender offer and prior to consummation of the Merger, in each case contingent on stockholder approval of the Merger. Representatives of BNI advised SFP that any such revision would also be conditioned upon payment of a break-up fee to BNI under certain circumstances. Representatives of BNI and representatives of SFP then discussed the possible terms such a transaction might include. Both companies recognized that pooling of interests accounting treatment of the Merger would no longer be possible under this revised structure.

  On or about December 14, 1994, SFP and BNI each postponed its respective stockholders meeting to vote on the Merger Agreement to January 27, 1995, and changed the record date for that meeting to December 27, 1994. Also on December 14, representatives of BNI and representatives of SFP continued the discussions they had conducted the previous day.

  Also on December 14, Mr. Lewis sent the following letter to Mr. Krebs:

                                          December 14, 1994

    Mr. Robert D. Krebs
    Chairman, President and CEO
    Santa Fe Pacific Corporation
    1700 East Golf Road
    Schaumburg, IL 60173

    Dear Rob:

      I am writing to advise you, as requested by your advisors, of our position concerning our merger proposal.

      Our response at this stage is a function of Santa Fe's having pursued a flawed sale process. Your advisors have repeatedly demanded that we improve our proposal while refusing to establish any procedures for considering competing proposals on a fair and equal basis. In fact, your advisors have frequently told us you will not negotiate with Union Pacific unless we agree to pay at least $20 per Santa Fe share. This position is clearly inconsistent with your negotiating and recommending several transactions with Burlington Northern at prices well below $20.

      We believe our current proposal is an extremely attractive one and in the best interests of Santa Fe and its shareholders and customers. Despite this, you have continued to pursue a process that favors any result other than a transaction with Union Pacific. We are prepared to continue discussions with you, but we urge you to establish a fair and open sale process.

                                          Sincerely,

                                          /s/ Drew

    DL/ss

  On December 15, 1994, Mr. Krebs sent the following letter to Mr. Lewis:


                                          December 15, 1994

    Mr. Drew Lewis, Chairman
    Union Pacific Corporation
    Martin Tower
    Eighth and Eaton Avenues
    Bethlehem, Pennsylvania 18018

    Dear Drew:

      This is in response to your letter dated December 14, 1994 concerning the process that Santa Fe is currently pursuing. Your letter assumes that Santa Fe is conducting an auction. In fact, however, the Board of Santa Fe has never put the company up for sale. Instead, subject to shareholder approval, the Board agreed to a strategic combination with the Burlington Northern, which is designed to achieve significant long-term growth for Santa Fe's shareholders far beyond the current value of the Burlington Northern stock that is to be exchanged in the merger. After that agreement was announced, Union Pacific made an unsolicited merger proposal to Santa Fe.

      As you know, under our contract with Burlington Northern, Santa Fe could not provide confidential information to or negotiate with any other potential merger partner unless the Board was advised by counsel that it had a fiduciary duty to do so. After Union Pacific improved its offer and obtained the ICC staff's approval of its proposed voting trust, we were advised by our counsel that we did have a fiduciary duty to provide information and to negotiate with Union Pacific. In the past two weeks, we have made available to Union Pacific all of the information that was given to Burlington Northern, and more. In fact at a meeting in our office on December 4, 1994, your Executive Vice President-Finance, L. White Matthews III, told a group of our senior officers that the amount of information Union Pacific had received from Santa Fe was more than they "dreamed" of obtaining. In addition, we have negotiated in good faith the terms of Union Pacific's proposed merger agreement and tender offer.

      Throughout our discussions over the past two weeks we have continually emphasized the need for Union Pacific to improve its offer as soon as possible. We have also been negotiating with Burlington Northern with a view toward improving the existing merger agreement. In all of these discussions, our goal has been to achieve the best result for our shareholders, taking into account both short-term and long-term objectives.

      I believe that we have done everything we can to enable Union Pacific to improve its offer, and, as our financial advisors have been telling your financial advisors for many days, we hope you will do so promptly. The process we have followed is designed to promote the best interests of our shareholders.

                                          Sincerely,

                                          /s/ Rob

  Also on December 15, UPC announced that it was extending the UPC Tender Offer to January 19, 1995.

  At a meeting on December 15, 1994, the Board of Directors of BNI, by unanimous vote, determined that it would be fair to and in the best interests of BNI and its stockholders to effect the Offer and to increase the exchange ratio from 0.34 of BNI Common Stock per share of SFP Common Stock to 0.40 share of BNI Common Stock per share of SFP Common Stock (the "Exchange Ratio"), and the Board approved the proposed terms of Amendment No. 2 to the Original Merger Agreement and the transactions contemplated thereby, including possible repurchases by SFP of SFP Common Stock in the open market. In reaching these determinations, the BNI Board of Directors considered, among other things, reports from BNI management and BNI's legal and financial advisors updating the Board on recent developments; the financial impact of SFP's willingness to incur substantial leverage in order to repurchase a significant percentage of the shares of outstanding SFP Common Stock; and a presentation of Lazard, BNI's financial advisor, as to the financial aspects of the Offer and the proposed increase in the Exchange Ratio. At that meeting Lazard rendered to the BNI Board of Directors its oral opinion that, based upon and subject to various considerations and such other factors as it deemed relevant, on December 15, 1994, the Exchange Ratio, together with the consideration to be paid by BNI pursuant to the Offer, was fair to the holders of BNI Common Stock from a financial point of view.

  In connection with its approval of Amendment No. 2 to the Original Merger Agreement, the BNI Board instructed BNI's management to request that SFP use its best efforts to obtain written commitments from certain of SFP's large stockholders to support the revised Merger and indicated that its approval of Amendment No. 2 was conditioned on the receipt of a $50 to $75 million break-up fee and expense reimbursement. BNI's representatives then communicated the BNI Board's decisions to representatives of SFP.

  Also on December 15, BNI announced that its Board of Directors had approved BNI's continued discussions with SFP concerning possible revisions to the Merger Agreement.

  Also on December 15, the SFP Board met and heard a presentation from SFP's management and financial and legal advisors about BNI's proposal. The SFP Board authorized its representatives to negotiate with BNI's representatives to attempt to reach a definitive agreement that would be presented to the SFP Board for its approval.

  Beginning on December 16, 1994, representatives of SFP and BNI met to discuss whether a definitive agreement could be reached. In addition, representatives of SFP had discussions with some of SFP's large stockholders to determine whether or under what circumstances they would make written commitments to support the revised Merger.

  Also on December 16, 1994, Mr. Lewis sent Mr. Krebs the following letter:

                                          December 16, 1994

    Mr. Robert D. Krebs
    Chairman, President and CEO
    Santa Fe Pacific Corporation
    1700 East Golf Road
    Schaumburg, IL 60173

    Dear Rob:

      I have read your December 15 letter, and can only conclude that you have not been kept fully apprised of the actions of your management and advisors.

      Your characterization of Santa Fe's process for considering bids, or lack of such a process, is inaccurate and distorted. Most importantly, you have not, as you assert, done everything you can to enable Union Pacific to revise its proposal. On the contrary, Santa Fe has pursued a process that favors any outcome other than a transaction with Union Pacific.

      We are extremely disappointed with the flawed and biased sale process being pursued by Santa Fe. Our financial advisor, CS First Boston, expressed our concerns to your financial advisor, Goldman Sachs, on December 14. On December 15, before you sent me your letter, our counsel expressed these concerns in a letter to your counsel, a copy of which is enclosed.

      And now, in light of your letter, I will tell you directly of our concerns.

      Here are the facts:

        1. Your advisors have said you will not even consider a proposal from us at less than $20 per share, although you negotiated and recommended several transactions with Burlington Northern at prices well below $20 per share. Your insistence on such a high minimum price as a condition to a transaction with Union Pacific discourages any transaction with Union Pacific while you pursue a variety of alternative transactions with Burlington Northern at a lower value level.

        2. Santa Fe has refused to establish any procedures that would permit us to compete on an equal basis with Burlington Northern. While you obviously have continued to engage in serious, substantive negotiations with Burlington Northern, you have simply sought

      "clarifications" from us while repeatedly asking us to improve what for many weeks has been the most attractive proposal on the table. You are using Union Pacific as a stalking horse for an improved Burlington Northern bid. Based on your agreement with Burlington Northern, we must assume that Santa Fe is using information obtained in its discussions with Union Pacific to assist Burlington Northern in its efforts to improve its bid.

        3. Santa Fe has discussed alternative acquisition structures with Burlington Northern, but, despite our stated willingness to consider alternative structures and revisions to our current proposal, you have not given us any indication of what alternative structures would be acceptable to Santa Fe.

        4. Santa Fe, in its recent Schedule 14D-9 filing, stated that our proposal "is subject to a number of conditions that are of concern to [Santa Fe]." But, the fact is, Union Pacific's proposal contains fewer conditions, and provides greater certainty for your shareholders, than the transaction you willingly agreed to with Burlington Northern.

        5. Santa Fe's Board of Directors unilaterally adopted a "poison pill" rights plan that specifically exempts Burlington Northern but is applicable to our proposal.

        6. Santa Fe has stood silently by while Burlington Northern, your preferred suitor, has tried unsuccessfully to block ICC approval of our voting trust. This is the voting trust that you specifically asked us to establish more than two months ago and that provides speed and certainty for your shareholders.

        7. Santa Fe apparently never asked its financial advisor to express its opinion as to the fairness of our proposal, but, as you know, Santa Fe previously requested and received a fairness opinion on the Burlington Northern merger which, at the time, based on the then current market price, valued Santa Fe shares at approximately $13.50.

      This listing is by no means exhaustive but is illustrative of the flawed and biased sale process undertaken by Santa Fe. In light of this, the assertion that Santa Fe's goal has been to achieve the best results for its shareholders rings hollow.

      Let me be very clear. By your actions you have put Santa Fe up for sale and Union Pacific is a very interested buyer. We want to acquire Santa Fe by competing on an equal basis with Burlington Northern and any other potential bidders. If Santa Fe establishes a fair and open process, we would be eager to participate, and would be willing to consider and discuss revisions to our proposal.

      Santa Fe has stated that it is considering alternative structures. If you and your Board truly desire a fair process, it is incumbent upon you to inform us promptly of each alternative under consideration, to state the minimum bidding level (if any) applicable to all interested parties, and to give us the opportunity to consider and respond to each alternative. In addition, you should instruct your management and advisors to establish immediately a fair and unbiased sale process. If you would like our specific suggestions concerning establishing a fair process, our advisors would be pleased to provide them.

      Santa Fe has not necessarily received Union Pacific's best proposal. I await your response.

                                          Sincerely,

                                          /s/Drew

  DL/ss

  On December 17, 1994, the negotiations between the BNI and SFP representatives continued, with no agreement being reached.

  Also on December 17, Mr. Krebs sent Mr. Lewis the following letter:

    Mr. Drew Lewis
    Chairman
    Union Pacific Corporation
    Martin Tower
    8th & Eaton Avenues
    Bethlehem, PA 18018

    Dear Drew:

      I am not sure that continuing to trade letters on "process" issues serves any useful function. However, let me briefly reiterate Santa Fe's position. Contrary to the statement in your December 16 letter, the Santa Fe board has not put the company up for sale, and it is not conducting an auction. We entered into a contract for a strategic combination with Burlington Northern -- a combination that promises significant long-term growth. We are now negotiating with Burlington Northern in order to improve that agreement.

      At the same time, however, we have provided Union Pacific with all of the information about Santa Fe it needs in order to make its best alternative proposal. If you are willing and able to improve your proposal, I suggest that you do so without delay.

                                          Sincerely,

                                          /s/Rob

  On December 18, 1994, the BNI and SFP representatives reached an agreement on the terms of the revised Merger Agreement. Because they could not agree on the terms and conditions governing open market stock repurchases by SFP after the tender offer and prior to consummation of the Merger and could not obtain binding commitments from certain large SFP stockholders to support the transaction, both of these concepts were dropped. SFP's representatives attempted to eliminate the break-up fee, but were advised that such a fee was an absolute prerequisite to BNI's willingness to enter into a revised Merger Agreement. However, SFP's representatives succeeded in reducing the amount of the break-up fee from $75 million to $50 million plus reimbursement of expenses up to $10 million and limiting the circumstances under which it would be paid to those involving a new competing offer or an acquisition of more than 50 percent of the outstanding shares of SFP Common Stock.

  Later on December 18, the SFP Board met to consider whether to approve the revised Merger Agreement. After hearing presentations from SFP's management and financial and legal advisors, including the oral opinion of Goldman Sachs that as of the date thereof, and based upon and subject to the various considerations and assumptions set forth therein, the aggregate cash and stock consideration to be received by all of SFP's stockholders pursuant to the Offer and Merger, considered as a unitary transaction (the "Aggregate Consideration"), is fair to such holders, the Board determined, by unanimous vote, to approve the revised Merger Agreement. In doing so, the Board noted the continuing validity of its prior conclusions that a BNI-SFP combination was an excellent strategic fit, presented substantial long-term benefits and was likely to receive ICC approval. The Board also noted that the Offer allows stockholders who wish to do so to receive cash without waiting for ICC approval. At the same time, the revised transaction structure allows shareholders to participate in the ownership of the combined company. The Board also concluded that the revised Merger Agreement was superior to the UPC Offer, especially on a long-term basis. In addition, while the Board was reluctant to grant BNI a break-up fee, it decided to do so because BNI had made it clear that a break-up fee was necessary in order to induce BNI to enter into the revised Merger Agreement. Shortly after the SFP Board meeting, BNI and SFP entered into the revised Merger Agreement.

  The full text of the opinion of Goldman Sachs dated December 23, 1994, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Appendix B to this Offer to Purchase and is incorporated herein by reference. Such opinion states that SFP has been advised that there are significant legal uncertainties relating to whether or under what circumstances regulatory authorities would permit a combination of SFP and UPC and that Goldman Sachs has assumed with the consent of the SFP Board of Directors that the advice was correct. The opinion further states that the effect upon the common stock of UPC resulting from the failure to consummate the combination of SFP and UPC or from the conditions which UPC may be required to accept in order to consummate such a combination is uncertain and that such uncertainties concerning the UPC Proposal limits Goldman Sachs' ability to compare the aggregate consideration to be received pursuant to the UPC Proposal with the Aggregate Consideration to be received pursuant to the Offer and the Merger. Stockholders of SFP are urged to, and should, read such opinion in its entirety.

  Also on December 18, Mr. Lewis sent Mr. Krebs the following letter:

                                          December 18, 1994

    Mr. Robert Krebs
    Chairman, President and CEO
    Santa Fe Pacific Corporation
    1700 East Golf Road
    Schaumburg, IL 60173

    Dear Rob:

      I understand that you sent a letter to my office Saturday.

      We continue to be troubled by Santa Fe's refusal to address in any way our concerns about your process for considering acquisition proposals.

      As we have repeatedly stated, and said to your advisors yesterday, we want to be in a position to make an improved proposal. We see no reason why you cannot address our concerns, and hope you will give consideration the specific suggestions made by our advisors.

                                          Sincerely,

                                          /s/Drew

  On December 20, 1994, Mr. Lewis sent Mr. Krebs the following letter:

                                          December 20, 1994

    Mr. Robert D. Krebs
    Chairman, President and CEO
    Santa Fe Pacific Corporation
    1700 East Golf Road
    Schaumburg, IL 60173

    Dear Rob:

      The recent actions of Santa Fe are but a continuation of Santa Fe's ongoing efforts to pursue its sale to Burlington Northern, and to prevent a transaction with Union Pacific, at all costs.

      We object to Santa Fe's grant of "lock-ups" to Burlington Northern to deter competing bids, and to Santa Fe's repeated refusal to address our objections to its flawed sales process.

      With regard to Santa Fe's efforts to deter competing bids, we note with interest that a Burlington Northern representative, who would speak only on the condition of anonymity, was quoted today in the press as stating: "This is a carefully crafted plan designed to accomplish the merger and to make it prohibitively expensive for UP to top."

      As we have announced, we will be reviewing our options concerning our acquisition proposal.

                                          Sincerely,

                                          /s/ Drew

10. PURPOSE OF THE OFFER; THE MERGER AGREEMENT

 Purpose of the Offer

  The purpose of the Offer is to acquire 63,000,000 shares of SFP Common Stock and to facilitate the Merger, which the Board of Directors of SFP believes is in the best interest of SFP stockholders. The Offer also provides an opportunity to existing stockholders of SFP to sell SFP Common Stock at a premium over recent trading prices. See "--6. Price Range of SFP Common Stock; Dividends."

 The Merger Agreement

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Offer to Purchase and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. ALL STOCKHOLDERS OF BNI AND SFP ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

THE MERGER

  The Merger Agreement provides that, following its approval and adoption by the stockholders of each of BNI and SFP, consummation of the Offer, receipt of all necessary material regulatory approvals, including ICC approval, and the satisfaction or waiver of the other conditions to the Merger, SFP will be merged with and into BNI, and the separate existence of SFP will cease with BNI continuing as the surviving corporation.

  After satisfaction or waiver of the conditions to the Merger, the parties will file with the Secretary of State of the State of Delaware a duly executed certificate of merger, and the Merger will become effective upon the filing and acceptance thereof or at such time thereafter as is provided in the certificate of merger (the "Effective Time").

  Upon consummation of the Merger, each share of SFP Common Stock outstanding immediately prior to the Effective Time (other than shares of SFP Common Stock owned by SFP as treasury stock or owned by BNI or any Subsidiary of BNI immediately prior to the Effective Time, all of which will be canceled) will be converted into 0.40 shares of BNI Common Stock, and will cease to be outstanding.

  If any holder of shares of SFP Common Stock would be entitled to receive a number of shares of BNI Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (made at such times, in such manner and on such terms as the Exchange Agent will determine in its reasonable discretion) on behalf of all holders of the aggregate of fractional shares of BNI Common Stock which would otherwise have been issued. The sale of such aggregate of fractional shares of BNI Common Stock by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent possible.

  At the Effective Time, BNI will deposit with the Exchange Agent certificates representing the aggregate Merger Consideration to be paid in respect of shares of SFP Common Stock. Promptly after the Effective Time, BNI will send, or will cause the Exchange Agent to send, to each holder of record of SFP Common Stock a letter of transmittal to be used in forwarding his or her certificates evidencing such shares of SFP Common Stock to the Exchange Agent for surrender and exchange for certificates evidencing the Merger Consideration to which he or she has become entitled and, if applicable, cash in lieu of a fractional share of BNI Common Stock. Such letter of transmittal will specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery to the Exchange Agent of the certificates representing such holder's shares of SFP Common Stock. Upon surrender to the Exchange Agent of a certificate or certificates representing a holder's shares of SFP Common Stock, such holder will be entitled to receive the Merger Consideration in respect thereof.

  Any portion of the Merger Consideration deposited with the Exchange Agent and any portion of the net proceeds from the sale of the aggregate of fractional shares by the Exchange Agent that remains unclaimed for a period of twelve months after the Effective Time by the stockholders of SFP will, upon demand, be returned to BNI, and any such holder who has not exchanged shares of SFP Common Stock for the Merger Consideration after such period will thereafter only look to BNI for such holder's claim for BNI Common Stock, any cash in lieu of fractional shares of BNI Common Stock and any dividends or distributions in respect of BNI Common Stock, subject to any amount paid to a public official pursuant to applicable abandoned property laws.

  After the Effective Time, each certificate evidencing shares of SFP Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the Merger Consideration which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of BNI Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions with respect to the BNI Common stock constituting part of the Merger Consideration until such certificate is surrendered. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the BNI Common Stock into which such shares of SFP Common Stock were converted are registered, (1) all dividends and other distributions in respect of BNI Common Stock that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (2) all dividends or other distributions in respect of shares of SFP Common Stock that are payable on a date subsequent to, and the record date for which occurs before, the Effective Time.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of SFP relating, with respect to SFP and its Subsidiaries, to, among other things, (a) organization, standing and similar corporate matters; (b) government authorization; (c) capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (e) the non-contravention of the Merger Agreement and related transactions with (i) SFP and its Subsidiaries' certificates of incorporation or by-laws or (ii) law, regulation, judgment, injunction, order or decree applicable to SFP or any of its Subsidiaries; (f) the compliance as to form of the documents filed by SFP and its Subsidiaries with the Commission in connection with the Offer, the Merger Agreement and related transactions and the accuracy of information contained therein and the absence of undisclosed liabilities; (g) the accuracy of information supplied by SFP in connection with the Offer and the joint proxy statement/prospectus for the Merger (the "Joint Proxy Statement/Prospectus"); (h) the absence of any material adverse effect, whether existing or prospective, on the financial condition, business or properties of SFP and its Subsidiaries taken as a whole or on the ability of SFP to perform its obligations under the Merger Agreement (a "Material Adverse Effect"), since the date of the most recent audited financial statements of SFP filed with the Commission;
(i) the absence of pending or threatened litigation which could reasonably be expected to have a Material Adverse Effect on SFP; (j) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (k) the filing of tax returns and payment of taxes; (l) the inapplicability of any antitakeover statute or regulation enacted under state or Federal laws; (m) the absence of Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect on SFP; (n) brokers' fees and expenses; and (o) that no benefits will be received by SFP's stockholders pursuant to the SFP Rights Agreement as a result of the execution of the Merger Agreement, the commencement or consummation of the Offer or the consummation of the Merger. In addition, SFP has made representations and warranties in regard to the Gold Spinoff (SFP's equity interest in SFP Gold was distributed to SFP's stockholders on September 30, 1994 (the "Gold Spinoff") and receipt of a private letter ruling from the Internal Revenue Service (the "IRS") with respect to the Gold Spinoff.

  The Merger Agreement also contains customary representations and warranties of BNI with respect to BNI and its Subsidiaries substantially identical, where applicable, to those of SFP set forth above.

COVENANTS

 Conduct of Business Pending the Merger

  The Merger Agreement contains certain reciprocal restrictions on the conduct of the respective businesses of SFP and BNI from the date of the Merger Agreement to the Effective Time. Each of SFP and BNI has agreed that, during such period, except as permitted by the Merger Agreement, each of SFP, BNI and their respective Subsidiaries shall conduct their businesses in the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and (a) will not adopt or propose any change to their respective certificates of incorporation or bylaws, except that BNI will adopt an amendment to its certificate of incorporation authorizing the issuance of additional shares of Junior Class A Preferred Stock in connection with the issuance of BNI Rights to former holders of SFP Common Stock; (b) except for the Offer, the Merger and, in the case of SFP, the Gold Spinoff, will not (i) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) make any acquisition of any business or other assets by means of merger, consolidation or otherwise other than in the ordinary course of business and other than such acquisitions that are Customary Actions (as defined below); (c) will not sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business,
(iii) for any such transaction that is a Customary Action and (iv) in the case of SFP, the Gold Spinoff; (d) will not declare, set aside or pay any dividend or make any other distribution with respect to any shares of capital stock other than (i) aggregate cash dividends, in the case of SFP, not in excess of $0.10, $0.18, $0.20 and $0.22 per share of SFP Common Stock in 1994, 1995, 1996 and 1997, respectively, and, in the case of BNI, not in excess of $1.20, $1.32, $1.48 and $1.64 per share of BNI Common Stock in 1994, 1995, 1996 and 1997, respectively, and (ii) in the case of SFP, the Gold Spinoff; (e) will not authorize or propose the issuance, delivery or sale of capital stock or voting debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire any capital stock or voting debt except as otherwise permitted in the Merger Agreement; (f) will not incur any indebtedness for borrowed money or guarantee any such indebtedness except borrowings in the ordinary course of business consistent with past practice, borrowings that are Customary Actions or as otherwise permitted in the Merger Agreement and except, (i) in the case of SFP, borrowings not to exceed $1.75 billion in the aggregate under credit facilities in form and substance reasonably satisfactory to BNI to finance the Offer, to refinance SFP's currently outstanding 12.65% Senior Notes due October 1, 2000, 8 3/8% Notes due November 1, 2001 and 8 5/8% Notes due November 1, 2004, to pay penalties, premiums and make-whole payments required in connection with such refinancing and for working capital and other corporate purposes and (ii) in the case of BNI, borrowings not to exceed $500 million in the aggregate under credit facilities in form and substance reasonably satisfactory to SFP to finance the Offer; (g) will not make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business consistent with past practice or in transactions that are Customary Actions; (h) (i) except for any of the actions that are taken in the ordinary course of business consistent in magnitude and character with past practice and with the terms of severance or termination arrangements in effect or pending on the date of the Merger Agreement with respect to individuals with comparable positions or responsibilities, and except for any of such actions which, in the aggregate, are not material, will not grant any severance or termination pay to, or enter into any termination or severance arrangement with, any of their respective directors, executive officers or employees and (ii) except for any of the actions that are taken in the ordinary course of business consistent in magnitude and character with past practice, and except for any of such actions which in the aggregate are not material, will not establish, adopt, enter into, amend or take action to accelerate any rights or benefits under, or grant awards under, (A) any plan or arrangement providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of their respective directors, executive officers or employees. For purposes of the Merger Agreement, an action will be considered a "Customary Action" where such action occurs in the ordinary course of a Person's business and where the taking of such action is generally recognized as being customary and prudent for other major enterprises in such Person's line of business.

 Stockholder Meetings

  Each of SFP and BNI shall cause a special meeting of their stockholders to be called as soon as reasonably practicable after the date of the Merger Agreement to vote on the approval and adoption of the Merger Agreement and the Merger, with the Boards of Directors of SFP and BNI to recommend such approval and adoption; provided that prior to such special meetings, such recommendation may be withdrawn, modified or amended as necessary in accordance with fiduciary duties under applicable law following receipt of a Takeover Proposal. The term "Takeover Proposal," when used in connection with BNI or SFP, means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BNI or SFP or any Subsidiary of BNI or SFP, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of BNI or SFP or any Subsidiary of BNI or SFP, or any proposal or offer with respect to any recapitalization or restructuring with respect to BNI or SFP or any Subsidiary of BNI or SFP, or any transaction similar to any of the foregoing other than pursuant to the Merger.

 Access to Information

  Subject to any confidentiality agreements or other confidentiality obligations binding upon SFP, BNI or any of their respective Subsidiaries, from the date of the Merger Agreement until the Effective Time, SFP and BNI will give each other, their counsel, financial advisors, auditors and other authorized representatives full access to their offices, properties, books and records, will furnish such financial and operating data and other information as such Persons may reasonably request and will instruct employees, counsel and financial advisors to cooperate with an investigation of their respective businesses; provided that no investigation pursuant to the Merger Agreement shall affect any representation or warranty given by SFP or BNI and provided further that access to certain information will require compliance with the protective order entered by the ICC on July 15, 1994; full access will be granted to such information consistent with the Merger Agreement and subject to the terms of such order.

 Notice of Certain Events

  SFP and BNI shall promptly notify each other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Merger Agreement including, with respect to SFP, the Gold Spinoff and the merger of SFP Properties, Inc. with and into SFP (the "Liquidation"); and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of their knowledge threatened against, relating to or involving or otherwise affecting SFP, BNI or any of their respective Subsidiaries which, if pending on the date of the Merger Agreement, would have been required to have been disclosed or which relate to the consummation of the transactions contemplated by the Merger Agreement.

 Tax Matters

  From the date of the Merger Agreement until the Effective Time, SFP, BNI and their respective Subsidiaries will (i) file all significant tax returns, statements, reports and forms (collectively, the "Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws; (ii) timely pay all taxes shown as due and payable on the Post-Signing Returns that are so filed and as of the time of filing and, in addition, the Post-Signing Returns will correctly reflect the facts regarding their income, business, assets, operations, activities and status in all material respects; (iii) make provision for all taxes payable for which no Post-Signing Return has yet been filed; and (iv) promptly notify each other of any action, suit, proceeding, investigation, audit or claim pending against or with respect to either party or any of their Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against either party which would reasonably be expected to have a significant adverse effect on tax liabilities or other tax attributes.

 No Solicitations

  SFP and BNI will not, and SFP and BNI will use their reasonable best efforts to ensure that their officers, directors, employees or other agents do not, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of either party, or, in the event of an unsolicited Takeover Proposal of either party, except to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any Person relating to any such Takeover Proposal. SFP and BNI shall notify each other orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the Person making it), within 48 hours of the receipt thereof and shall give each other five days' advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal.

 Additional SFP Covenants

  SFP (i) shall, at least forty days prior to the Closing Date, deliver to BNI a letter identifying all Persons who are, at the time of the special meeting of SFP stockholders, deemed to be "affiliates" of SFP for purposes of Rule 145 under the Securities Act and SFP shall use its best efforts to cause each such Person to deliver an affiliate letter agreement in a form attached to the Merger Agreement at least thirty days prior to the Closing Date, (ii) will not, and will not permit any of its Subsidiaries (other than SFP Gold and its Subsidiaries) to, enter into or undertake any transaction, arrangement or agreement with SFP Gold or its Subsidiaries except for (x) transactions, arrangements or agreements that have been entered into on or prior to the date of the Merger Agreement which have been provided to BNI on or prior to such date, (y) the allocation to employees of SFP Gold of their share of the SFP employee benefit plans in accordance with applicable law or (z) such other transactions, arrangements or agreements that are consented to by BNI (such consent not to be unreasonably withheld), provided that without limiting the generality of the foregoing, in no event may SFP or any of its Subsidiaries pay any dividend, or make any distribution, to holders of SFP Common Stock directly or indirectly in connection with the Gold Spinoff, except for the distribution of SFP Gold common stock pursuant to the Gold Spinoff and (iii) grants to BNI the registration rights described below under "--Registration Rights."

 Additional BNI Covenants

  BNI shall indemnify and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer or director of SFP, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by the Merger Agreement) to the extent provided under SFP's certificate of incorporation, bylaws and (A) indemnity agreements between SFP and any of its officers or directors ("Indemnity Agreements") in effect on the date of the Merger Agreement or (B) Indemnity Agreements that may be entered into by SFP from and after the date of the Merger Agreement and prior to the Effective Time so long as such agreements shall contain terms and provisions substantially similar to Indemnity Agreements in effect as of the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, BNI shall provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by the Merger Agreement, covering each such Person currently covered by SFP's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that in satisfying its obligation, BNI shall not be obligated to pay premiums in excess of 200% of the amount per annum SFP paid in its last full fiscal year, which amount has been disclosed to BNI but provided further that BNI shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

 Joint Covenants of SFP and BNI

  In addition to the aforementioned reciprocal and individual covenants, SFP and BNI have agreed to (a) use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement, (b) take all such actions as are necessary to (i) cooperate with each other to prepare and present to the ICC as soon as practicable all filings and other presentations in connection with seeking any ICC approval, exemption or other authorization necessary to consummate the transactions contemplated by the Merger Agreement, (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such ICC approval by persons not party to the Merger Agreement, and (iv) take all such further action as reasonably may be necessary to obtain a final order or orders of the ICC approving such transactions consistent with the Merger Agreement, (c) promptly prepare and file with the Commission, using their reasonable best efforts to have cleared by the Commission and thereafter mail to their stockholders as promptly as practicable the respective Proxy Statements and all other proxy materials for the respective stockholder meetings, and use their reasonable best efforts to obtain the necessary approvals by their stockholders of the Merger Agreement and the transactions contemplated thereby (provided that, prior to the respective stockholder meetings, the respective Boards of Directors' recommendations may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal relating to SFP or BNI, the respective Boards of Directors deem it necessary to do so in the exercise of their fiduciary obligations to their respective stockholders after being so advised by counsel), and will otherwise comply with all legal requirements applicable to such meeting and make all other filings or recordings required under applicable Delaware law in connection with the Merger and, in the case of BNI, prepare and file with the Commission the registration statement on Form S-4 and take any action required to be taken under any applicable state Blue Sky law in connection with the issuance of BNI Common Stock, (d) consult with each other before issuing any press release with respect to the Merger Agreement and the transactions contemplated thereby, (e) authorize the officers and directors of the Surviving Corporation to execute and deliver, in the name and on behalf of SFP, any deeds, bills of sale, assignments or assurances and to take or do any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in properties or assets of SFP acquired or to be acquired by the Surviving Corporation, (f) grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable and otherwise act to eliminate or minimize the effects of any Takeover Statute, (g) coordinate and cooperate (i) with respect to the timing of their respective stockholder meetings to use their reasonable best efforts to hold such meetings on the same day, (ii) in connection with the preparation of each document required to be filed with the Commission in connection with the transactions contemplated by the Merger Agreement (the "Disclosure Documents"), (iii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with their respective Disclosure Documents and timely seeking to obtain any such actions, consents, approvals or waivers, and (h) from September 30, 1995 to the Effective Time, pay all dividends declared by SFP and BNI to their respective stockholders on a quarterly basis, with identical record and payment dates, in amounts not exceeding the amounts set forth in the Merger Agreement.

REGISTRATION RIGHTS

  Pursuant to the terms of the Merger Agreement, in the event that the Merger Agreement is terminated for any reason after the consummation of the Offer, BNI will be able to require SFP to file up to two registration statements registering the shares of SFP Common Stock purchased by BNI pursuant to the Offer. In addition, the Merger Agreement will also entitle BNI to include such shares of SFP Common Stock in any public offering of shares of SFP Common Stock by SFP (other than pursuant to a registration statement on Form S-4 or Form S-8 of the Securities Act, and subject to certain limitations on the number of shares included in such registration, as determined by the underwriters of such offering, if any). Once effective, these registration rights continue indefinitely until their exercise. Subject to certain limitations, SFP is obligated to bear all costs of any registration, other than underwriting fees, discounts or commissions, attorneys' fees and any out-of-pocket expenses of BNI, if any.

THE OFFER

  The Merger Agreement severally obligates each of SFP and BNI to commence the Offer, on the terms and subject to the conditions contained in the Offer.

  The Merger Agreement requires, as soon as practicable on the date of commencement of the Offer, (a) SFP to file an Issuer Tender Offer Statement on
Schedule 13E-4 with respect to the Offer and a Solicitation/Recommendation Statement on Schedule 14D-9 which shall reflect the recommendations of the SFP's Board of Directors with respect to the Offer, and (b) BNI to file a Tender Offer Statement on Schedule 14D-1 with respect to the Offer. SFP and BNI also agreed to take all steps necessary to cause the offer to purchase and form of the related letter of transmittal to be disseminated to holders of shares of SFP Common Stock as and to the extent required by applicable federal securities laws.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Each party's obligation to effect the Merger is subject to the satisfaction or waiver of various conditions (except that the condition set forth in clause
(g) below may not be waived) which include the following:

    (a) the Merger Agreement shall have been adopted by the requisite vote of stockholders of SFP and BNI;

    (b) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), shall have expired;

    (c) no court, arbitrator or governmental body or agency or official shall have issued any order, and there shall not be any statute, rule or regulation restraining or prohibiting the consummation of the

  Merger or the operation of the businesses of SFP, BNI and their respective Subsidiaries after the Effective Time;

    (d) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained, but excluding any consent, approval, clearance or confirmation, the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time;

    (e) the ICC shall have issued a decision (which decision shall not have been stayed or enjoined) that (A) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other transactions contemplated by the Merger Agreement (as may require ICC authorization) and (B) does not (i) require the inclusion of any other rail carriers or material rail properties, (ii) change the Exchange Ratio or
  (iii) impose any other terms or conditions that significantly and adversely affect the economic benefit of the transactions contemplated by the Merger Agreement;

    (f) SFP and BNI shall have obtained an opinion of nationally recognized tax counsel to the effect that the Merger will be tax-free to BNI, SFP and their respective stockholders for federal income tax purposes;

    (g) SFP and BNI shall have purchased shares of SFP Common Stock pursuant to the Offer;

    (h) each of SFP and BNI shall have performed in all material respects all of their obligations required to be performed at or prior to the Effective Time, and the representations and warranties of SFP and BNI shall have been accurate in all material respects both when made and at and as of the Effective Time except as otherwise provided in the Merger Agreement; and

    (i) all other statutory requirements for the valid consummation by SFP and BNI of the transactions contemplated by the Merger Agreement shall have been fulfilled.

  In addition to the aforementioned reciprocal conditions to the consummation of the Merger, SFP's obligation to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

    (a) the BNI Common Stock required to be issued pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; and

    (b) the Gold Spinoff and the Liquidation shall have been consummated.

TERMINATION

  Notwithstanding any approval of the Merger Agreement by the stockholders of BNI or SFP, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (a) by mutual written consent of BNI and SFP; (b) by either BNI or SFP (i) if the Merger shall not have been consummated by December 31, 1997; (ii) if any judgment, injunction, order or decree enjoining BNI or SFP from consummating the Merger is entered and such judgment, injunction order or decree shall become final and nonappealable; or
(iii) if the approvals of the stockholders of BNI or SFP contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof; (c) by BNI, if the Gold Spinoff has not occurred by December 31, 1994; (d) by BNI, if any Person, entity or "group" (as defined in
Section 13(d)(3) of the Exchange Act) other than BNI acquires beneficial ownership of fifty percent or more of the outstanding SFP Common Stock; (e) by BNI, if, prior to the SFP stockholder meeting, the board of directors of SFP shall have withdrawn, modified or changed in a manner adverse to BNI its approval or recommendation of the Merger Agreement or the Merger; (f) by BNI, upon a breach of any representation, warranty, covenant or agreement of SFP, or if any representation or warranty of SFP shall become untrue, in either case such that certain conditions would be incapable of being satisfied by December 31, 1997 (or such later date extended), provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; (g) by SFP, if any Person, entity or group acquires beneficial ownership of fifty percent or more of the outstanding BNI Common Stock; (h) by SFP, if, prior to the BNI stockholder meeting, the Board of Directors of BNI shall have withdrawn, modified or changed in a manner adverse to SFP its approval or recommendation of the Merger Agreement or the Merger; (i) by SFP, upon a breach of any representation, warranty, covenant or agreement of BNI, or if any representation or warranty of BNI shall become untrue, in either case such that certain conditions would be incapable of being satisfied by December 31, 1997 (or as otherwise extended), provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; (j) by SFP, upon payment to BNI of the fee described under "Expenses" below, if prior to the purchase of shares of SFP Common Stock pursuant to the Offer, (i) the board of directors of SFP shall have withdrawn or modified in a manner adverse to BNI its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to permit SFP to execute a definitive agreement in connection with a Takeover Proposal or in order to approve another tender offer for shares of SFP Common Stock, in either case, as determined by the board of directors of SFP, on terms more favorable to SFP's stockholders than the transactions contemplated hereby, or (ii) the board of directors of SFP shall have recommended any other Takeover Proposal; or (k) by either BNI or SFP, if the Offer is terminated and SFP and BNI shall not have purchased shares of SFP Common Stock pursuant to the Offer.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

  The representations and warranties and agreements contained in the Merger Agreement shall not survive the Effective Time or the termination of the Merger Agreement, except that certain agreements set forth in the Merger Agreement will survive a termination of the Merger Agreement.

AMENDMENTS; NO WAIVERS

  Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SFP and BNI or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the stockholders of SFP, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of SFP, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of SFP.

ALTERNATIVE TRANSACTION STRUCTURE

  In the Merger Agreement, BNI and SFP have agreed that, upon notice to the other party, either BNI or SFP may elect to effect the Merger through the use of a holding company structure (the "Alternative Merger") as set forth below. In order to permit the Alternative Merger, a newly-formed holding company, BNSF Corporation ("Holdings") was incorporated in Delaware on December 16, 1994. Holdings is jointly owned by BNI and SFP and has not engaged in any activity since its formation other than activities related to the Merger Agreement. BNI and SFP have included the option of effecting the Alternative Merger in order to ensure that the transactions contemplated by the Merger Agreement qualify as tax-free transactions for United States federal income tax purposes.

  In the event either BNI or SFP elects to effect the Alternative Merger, prior to the consummation of the Alternative Merger BNI and SFP will cause Holdings to form two new wholly owned subsidiaries ("BNI Merger Sub" and "SFP Merger Sub") under Delaware law and Holdings will become party to the Merger Agreement, assume all the obligations of BNI thereunder with respect to consummating the Merger and make certain representations and warranties to each of BNI and SFP. Upon the effectiveness of the Alternative Merger, (i) BNI Merger Sub will be merged with and into BNI, with BNI being the surviving corporation, and (ii) SFP Merger Sub will be merged with and into SFP, with SFP being the surviving corporation. In the Alternative Merger, (i) each outstanding share of BNI Common Stock (other than BNI Common Stock held by BNI as treasury stock or owned by BNI, SFP or any Subsidiary of either of them) will be converted into one newly-issued share of the common stock, $1.00 par value, of Holdings ("Holdings Common Stock"), (ii) each outstanding share of SFP Common Stock (other than SFP Common Stock held by SFP as treasury stock or owned by SFP, BNI or any Subsidiary of either of them) will be converted into 0.40 newly-issued share of Holdings Common Stock, and (iii) each outstanding share of BNI Common Stock or SFP Common Stock then held as treasury stock by either of BNI or SFP, as the case may be, or owned by BNI and SFP (other than shares of SFP Common Stock owned by BNI, which shall remain outstanding) will be canceled.

  No fractional shares of Holdings Common Stock will be issued in the Alternative Merger, but in lieu thereof, any holder of SFP Common Stock that would otherwise be entitled to such fractional share will instead receive a cash payment representing such holder's proportionate interest in the net proceeds received from the sale by the Exchange Agent who shall be appointed in the same manner as in the Merger and who shall effect such sales as described under "--The Merger." In addition, each outstanding option to purchase either BNI Common Stock or SFP Common Stock will be canceled and substituted with an equivalent option to purchase Holdings Common Stock.

  In the event either BNI or SFP shall elect to effect the Alternative Merger, an additional condition to the consummation of the Alternative Merger is that the shares of Holdings Common Stock to be issued in the Alternative Merger be listed on the NYSE. The Merger Agreement provides that all other conditions to closing, covenants of BNI and SFP and other provisions (with the exception of the mechanics of the Merger) will remain in full force and effect in the event of the Alternative Merger. BNI and SFP have also agreed that any other appropriate adjustments necessary to the Merger Agreement to reflect the Alternative Merger shall be made in the event either elects to effect the Alternative Merger, with a view to ensuring that BNI, SFP and their respective stockholders are placed in a position that is as close as possible to the position they would have been in pursuant to the Merger.

EXPENSES

  Except as stated below or otherwise agreed in writing by SFP and BNI, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with the Merger Agreement and the transactions contemplated thereby.

  SFP has agreed that if the Merger Agreement shall be terminated due to (a) the acquisition of any Person, entity or "group" other than BNI of more than 50% or more of the outstanding SFP Common Stock, (b) the approvals of the stockholders of SFP and BNI having not have been obtained, (c) the Board of Directors of SFP, prior to the meeting of stockholders of SFP, having withdrawn, modified or changed in a manner adverse to BNI, its approval or recommendation of the Merger Agreement or the Merger, (d) the board of directors of SFP having withdrawn or modified in a manner adverse to BNI its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to permit SFP to execute a definitive agreement in connection with a Takeover Proposal or in order to approve another tender offer for shares of SFP Common Stock or the board of directors of SFP shall have recommended any other Takeover Proposal, or (e) if the Offer is terminated and SFP and BNI shall not have purchased shares of SFP Common Stock pursuant to the Offer, then it will pay BNI an amount equal to $50,000,000 plus all out-of-pocket expenses, not to exceed $10,000,000 incurred by BNI in connection with the Merger Agreement, the Offer and all related transactions, by wire transfer of immediately available funds promptly, but in no event later than two business days, after such termination; provided, that no such payment will be required if the Merger Agreement is terminated pursuant to clause (b), (c) or (e) above unless, after December 18, 1994, a new Takeover Proposal involving SFP has been announced or made (it being understood that any modification of UPC's Takeover Proposal in existence on December 18, 1994 shall be deemed a new Takeover Proposal). SFP has also agreed that if the Merger Agreement shall be terminated pursuant to clause (b), (c) or (e) above and no payment is required by it in the manner contemplated above, it will reimburse BNI for all out-of-pocket expenses incurred by BNI in connection with the Merger Agreement, the Merger, the Offer and all related transactions. Such payment shall be made by wire transfer of immediately available funds promptly, but in no event later than two business days, after receipt by SFP from BNI of documentation of such expenses.

GOVERNING LAW

  The Merger Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

JURISDICTION

  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby may be brought against any of the parties in the United States District Court for the District of Delaware or any state court sitting in the City of Wilmington, Delaware, and each of the parties has consented to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and has waived any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.

LETTER AGREEMENT

  Pursuant to a letter agreement between BNI and SFP, Gerald Grinstein, Chairman and Chief Executive Officer of BNI, is to become Chairman of the merged entity, and Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP, is to become President and Chief Executive Officer of the merged entity. Other senior officers of the merged entity will be selected by the merged entity's board of directors based upon, among other things, the recommendations of Mr. Grinstein and Mr. Krebs.

11. CERTAIN EFFECTS OF THE OFFER.

  As of November 30, 1994, SFP had issued and outstanding 187,741,494 shares of SFP Common Stock and options to purchase 15,056,883 shares of SFP Common Stock. The 63,000,000 shares of SFP Common Stock that Purchasers are offering to purchase pursuant to the Offer represents approximately 33.6% of the SFP Common Stock outstanding as of that date. The Purchasers do not believe that the purchase of shares of SFP Common Stock pursuant to the Offer will result in delisting of the shares of SFP Common Stock on the NYSE or termination of registration of the SFP Common Stock under the Exchange Act.

  Shares of SFP Common Stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of SFP Common Stock. The Purchasers believe that following the purchase of shares of SFP Common Stock pursuant to the Offer, SFP Common Stock will continue to constitute margin securities for purposes of the Federal Reserve Board's margin regulations.

  SFP currently intends to treat shares of SFP Common Stock purchased by it pursuant to the Offer as treasury shares.

12. SOURCE AND AMOUNT OF FUNDS.

  SFP. The total amount of funds required by SFP to purchase 38 million shares of the common stock outstanding pursuant to the Offer is estimated to be approximately $760 million. In addition, SFP may require $400 million for the repayment of existing debt ($200 million of which was issued during the fourth quarter of 1994), approximately $75 million for the payment of fees, expenses and prepayment premium, approximately $75 million in anticipation of 1995 financing requirements and $250 million of liquidity for working capital and other corporate cash needs. SFP anticipates that the Offer, the repayment of existing debt, and the provision of working capital will be funded by bank financing.

  SFP has received a commitment letter and attached term sheet (collectively, the "SFP Commitment Letter") dated December 22, 1994 from J.P. Morgan Securities Inc., as Arranger, Chase Securities, Inc., Chemical Securities Inc., Goldman Sachs and Union Bank of Switzerland ("UBS"), as Co-Arrangers, Morgan Guaranty Trust Company of New York, The Chase Manhattan Bank (National Association), Chemical Bank, Pearl Street L.P. and UBS, as Arranging Agents, and Morgan Guaranty Trust Company of New York, as Administrative Agent, pursuant to which the Arranging Agents have agreed, subject to certain terms and conditions set forth in the SFP Commitment Letter, to provide SFP with up to an aggregate of $1.56 billion in financing (the "Bank Financing").

  The SFP Commitment Letter provides for three facilities (the "Credit Facilities"): (i) a term loan facility (the "Term Loan Facility") of up to $1 billion; (ii) a $250 million revolving credit facility (the "Tranche A Revolving Credit Facility"); and (iii) a $310 million revolving facility (the "Tranche B Revolving Credit Facility" and, together with the Tranche A Revolving Credit Facility, the "Revolving Credit Facilities"). The proceeds of the Term Loan Facility and the Tranche B Revolving Credit Facility are to be used to purchase SFP Common Stock pursuant to the Offer, to repay existing debt, to pay prepayment premiums, fees and expenses, and for working capital and other general corporate purposes. The proceeds of the Tranche A Revolving Credit Facility are to be used for working capital and other general corporate purposes.

  Loans under the Term Loan Facility will mature on June 30, 2001 and will be subject to semi-annual amortization commencing on December 31, 1996 in the following amounts:

               INSTALLMENT                                    PRINCIPAL AMOUNT
               -----------                                    ----------------
               12/31/96                                         $ 50,000,000
               06/30/97                                           50,000,000
               12/31/97                                           50,000,000
               06/30/98                                           50,000,000
               12/31/98                                           50,000,000
               06/30/99                                           75,000,000
               12/31/99                                           75,000,000
               06/30/00                                          100,000,000
               12/31/00                                          100,000,000
               06/30/01                                          400,000,000

  Loans under the Tranche A Revolving Credit Facility will mature on December 31, 1999. Loans under the Tranche B Revolving Credit Facility will mature on the earliest of (a) December 31, 1997, (b) six months after a final decision (either approval or disapproval) by the ICC in respect of the Merger and
(c) six months after termination of the Merger Agreement.

  All loans under the Credit Facilities will bear interest at a rate per annum, at SFP's option, of either: (a) the higher of (i) the prime rate of interest publicly announced from time to time by Morgan Guaranty Trust Company of New York and (ii) the federal funds rate plus 0.5% (such higher rate, the "Base Rate"), in each case plus the Applicable Margin (determined based on the pricing grid set forth below); or (b) the Eurodollar rate established by certain reference banks (the "Eurodollar Rate") for each applicable interest period plus the Applicable Margin (determined based on the pricing grid set forth below).

  SFP will also be required to pay a facility fee (the "Facility Fee") under each of the Credit Facilities. The Applicable Margins and the Facility Fees will be at the rates per annum set forth in the following Pricing Grids:

                        PRICING GRID--TERM LOAN FACILITY

                           IF SFP'S      IF SFP'S      IF SFP'S      IF SFP'S      IF SFP'S
                         PRICING RATIO PRICING RATIO PRICING RATIO PRICING RATIO PRICING RATIO
                          IS AT LEAST   IS AT LEAST   IS AT LEAST   IS AT LEAST   IS AT LEAST    IF SFP'S
                              .42           .38           .34           .30           .26      PRICING RATIO
                           OR HIGHER   AND BELOW .42 AND BELOW .38 AND BELOW .34 AND BELOW .30 IS  BELOW .26
                         ------------- ------------- ------------- ------------- ------------- -------------
Facility Fee............      .20%          .25%          .30%           .30%        .375%          .50%
Eurodollar Rate+........      .40%         .625%         .825%         1.075%        1.25%         1.50%
Base Rate+..............        0%            0%            0%             0%         .25%          .50%

                   PRICING GRID--REVOLVING CREDIT FACILITIES

                           IF SFP'S      IF SFP'S      IF SFP'S      IF SFP'S      IF SFP'S
                         PRICING RATIO PRICING RATIO PRICING RATIO PRICING RATIO PRICING RATIO
                          IS AT LEAST   IS AT LEAST   IS AT LEAST   IS AT LEAST   IS AT LEAST    IF SFP'S
                              .42           .38           .34           .30           .26      PRICING RATIO
                           OR HIGHER   AND BELOW .42 AND BELOW .38 AND BELOW .34 AND BELOW .30 IS BELOW .26
                         ------------- ------------- ------------- ------------- ------------- -------------
Facility Fee............      .20%          .25%          .30%          .30%          .375%         .50%
Eurodollar Rate+........      .40%          .50%          .70%          .95%         1.125%        1.25%
Base Rate+..............        0%            0%            0%            0%          .125%         .25%

- --------
The Pricing Ratio, for purposes of the grid above, is defined as the quotient obtained by dividing consolidated EBITDA of SFP for the latest four quarters by the remainder of consolidated total borrowed funds of SFP less consolidated cash of SFP.

  The Facility Fees set forth above will be increased by .25% until SFP Rail has unconditionally guaranteed payment of the Credit Facilities.

  If SFP's senior, unsecured, non-credit-enhanced public debt has a rating (implied or actual) from Moody's Investors Services, Inc. of at least Baa3 or from Standard & Poor's Rating Group of at least BBB-, SFP may request the Administrative Agent to solicit competitive bids from the lenders for loans ("Bid Loans") bearing interest at a margin over LIBOR or an absolute rate, for specific interest periods. SFP will have the right to accept or reject bids in its discretion.

  The Credit Facilities will be secured by a pledge of the capital stock of SFP Rail. If at the time of the Merger BNI's senior, unsecured non-credit-enhanced public debt has a rating from Moody's Investors Service, Inc. of at least Baa3 and from Standard & Poor's Ratings Group of at least BBB- and neither such rating agency has announced that such ratings have been placed on review with negative implications, such pledge will be released simultaneously with the Merger.

  SFP may voluntarily repay any loans (other than Bid Loans) under the Credit Facilities (except that Eurodollar Loans may be prepaid only on the last day of the applicable interest period). SFP will be required to make prepayments of loans under the Term Loan Facility under certain circumstances out of (i) SFP's available cash flow, (ii) net proceeds of assets sold outside the ordinary course of business and (iii) net proceeds of any issuance of debt or equity.

  The commitments of the Arranging Agents under the SFP Commitment Letter will terminate on January 25, 1995 unless definitive financing agreements and related documentation have been completed on or before such date. The commitments may be terminated if (i) the terms of the Offer or the Merger are changed in any respect reasonably determined by the Arranging Agents to be material, (ii) any information submitted to the Arranger, the Co-Arrangers or the Arranging Agents is inaccurate, incomplete or misleading in any respect reasonably determined by the Arranging Agents to be material, (iii) any change occurs, or any additional information is disclosed to or discovered by the Arranger, the Co-Arrangers or the Arranging Agents, which the Arranging Agents deem materially adverse in respect of SFP's or BNI's financial position, results of operations or business, or prospective financial position, results of operations or business, or (iv) any fees payable in connection with the Credit Facilities are not paid when due. The commitments also are subject to the condition that there shall not have occurred any change in or disruption of financial or capital market conditions that could materially and adversely affect the satisfactory syndication of the Credit Facilities.

  The effectiveness of the Credit Facilities is subject to conditions customary for financings of this type, including but not limited to: (i) the Merger Agreement being in full force and effect without any waivers, amendments or other modifications that would adversely affect the interests of the lenders under the Credit Facilities, unless the Arranging Agents have consented thereto, (ii) absence of default or event of default; (iii) accuracy of representations and warranties; (iv) no material adverse change; (v) no material litigation; (vi) negotiation and execution of satisfactory financing documentation; (vii) corporate resolutions; certificate of incorporation; by-laws; good standing certificates; (viii) satisfactory legal opinions; (ix) receipt of all required regulatory approvals; (x) a solvency opinion; and (xi) delivery of the SFP Rail Stock. The making of the initial loan will be further conditioned upon (a) the shareholders of SFP and BNI having approved the Merger and (b) the termination of SFP's $200,000,000 Credit Agreement, dated as of June 15, 1994, and repayment of all amounts outstanding thereunder.

  The credit agreement for the Credit Facilities will contain representations and warranties, covenants and events of default which are customary for similar financings. The covenants will include without limitation: (i) negative pledge at all levels (including subsidiary stock and assets, but excluding liens in connection with equipment debt and other customary exceptions); (ii) limitations on other debt of SFP and its subsidiaries; (iii) minimum tangible net worth beginning at a level to be determined and increasing by a percentage (to be determined) of net income (and further adjusted, in a manner to be agreed upon, at the time of the Merger); (iv) limitation on indebtedness calculated using a ratio (to be determined) of (a) EBITDA (latest four quarters) to (b) total borrowed funds (excluding SFP's existing receivables financing); (v) fixed charge coverage ratio (to be determined); and (vi) limits on restricted payments (e.g., dividends and share repurchases). If no default exists, restricted payments will be permitted in amounts not exceeding a percentage (to be determined) of excess cash flow above certain threshold amounts to be determined. The events of default will include without limitation: (i) a change of control of SFP (other than the Merger) or BNI; (ii) failure of SFP to continue to own 100% of the capital stock of SFP Rail; and
(iii) consummation of the Merger if such consummation would result in a material adverse change with respect to SFP or the surviving corporation of the Merger.

  SFP has agreed to pay the Arranger, the Co-Arrangers, the Arranging Agents and the Administrative Agent certain fees which are customary for similar types of financings.

  The foregoing description of the SFP Commitment Letter is qualified in its entirety by reference to the text thereof filed as exhibits to the Schedule 13E-4, copies of which may be obtained from the offices of the Commission in the manner set forth in "--7. Certain Information Concerning SFP" (except that such information will not be available at the regional offices of the Commission).

  It is anticipated that the indebtedness incurred by SFP through borrowings under the Credit Facilities will be repaid from funds generated internally by SFP and its subsidiaries (including, after the Merger, if consummated, funds generated by BNI) and from other sources which may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method SFP will employ to repay such indebtedness. Such decisions will be made based on SFP's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

  BNI. The total amount of funds required by BNI to purchase 25 million shares of SFP Common Stock outstanding pursuant to the Offer is estimated to be approximately $500 million. In addition, BNI estimates that it will require $2 million for the payment of related fees and expenses. BNI anticipates that the Offer will be funded by bank financing and that the payment of related fees and expenses will be funded by funds generated internally by BNI and its subsidiaries and/or from other sources.

  In connection with the Offer, BNI has received a commitment letter (the "Commitment Letter") and attached term sheet (the "Term Sheet") dated December 22, 1994 executed by Chemical Securities Inc. ("CSI"), Chemical Bank ("Chemical") and Texas Commerce Bank National Association ("TCB"), pursuant to which Chemical and TCB have agreed, subject to certain terms and conditions set forth in the Commitment Letter and Term Sheet, to provide BNI with up to an aggregate of $500 million in financing. CSI will serve as adviser and arranger for the Tender Offer Facility (as defined below).

  The Commitment Letter and Term Sheet provide that a $500 million senior unsecured credit facility (the "Tender Offer Facility") incorporating the following two borrowing options will be made available to BNI in connection with the consummation of the Offer to be used to provide funds for the purchase of SFP Common Stock pursuant to the Offer: (i) a revolving credit option to be provided on a committed basis and (ii) a competitive advance option to be provided on an uncommitted competitive advance basis through an auction mechanism.

  The loans under the Tender Offer Facility will mature on the fifth anniversary of the date of execution of a definitive credit agreement.

  The loans under the Tender Offer Facility will bear interest at a rate per annum equal to: (a) the highest of (i) the rate of interest publicly announced by TCB as its prime rate in effect at its principal office in New York City,
(ii) the federal funds rate from time to time plus 0.5%, and (iii) a rate based on the secondary market rate for three-month certificates of deposit as reported as being in effect by the Federal Reserve Board (adjusted for statutory reserve requirements and assessment rates payable to the Federal Deposit Insurance Corporation) plus 1.0%; or (b) the rate (adjusted for statutory reserve requirements) at which Eurodollar deposits for one, two, three, or six months are offered by certain reference banks to prime banks in the London interbank market in the approximate amount of such reference banks' share of the relevant borrowing (the "LIBOR Rate"), plus the Applicable Spread, the calculation of which is based upon the ratings from Moody's Investors Services Inc. and Standard & Poor's Rating Group given to BNI's senior, unsecured, non-credit enhanced long-term debt (the "Senior Unsecured Debt Ratings").

  A facility fee (the "Facility Fee") will accrue and be payable to the lenders under the Tender Offer Facility (the "Lenders") on the aggregate amount of the Tender Offer Facility (whether drawn or undrawn). A utilization fee (the "Utilization Fee") will accrue on the outstanding borrowings under the Tender Offer Facility at 50% of the applicable rate set forth in the Pricing Grid below on each day on which such outstanding borrowings exceed 33 1/3% of the aggregate commitments under the Tender Offer Facility and at the full rate set forth in the Pricing Grid on each day on which outstanding borrowings exceed 66 2/3% of the aggregate commitments under the Tender Offer Facility. The rate at which the Facility Fee and Utilization Fee accrue is calculated based upon the Senior Unsecured Debt Ratings set forth in the Pricing Grid below.

  The Applicable Spread, Facility Fee and Utilization Fee shall be as set forth in the following Pricing Grid:

                                  PRICING GRID

                                   APPLICABLE FACILITY UTILIZATION
        RATINGS*                     SPREAD     FEE        FEE
        --------                   ---------- -------- -----------
        BBB/Baa2 or above.........    .250%     .150%     .100%
        BBB-/Baa3.................    .275%     .200%     .150%
        BB+/Ba1 or below..........    .475%     .250%     .150%

- --------
* In the event of a split rating the Facility Fee, the Utilization Fee and the Applicable Spread will be based upon the lower rating. In the event a rating shall not be available from either rating agency, such rating agency shall be deemed to have assigned its lowest rating.

  All or a portion of the outstanding loans will be prepayable by BNI at any time, and commitments may be terminated, in whole or in part, in minimum amounts of $5,000,000 at BNI's option (subject to reimbursement of redeployment costs in the case of loans based on the LIBOR Rate if such prepayment occurs other than at the end of an applicable interest period).

  The obligations of Chemical and TCB under the Commitment Letter and Term Sheet are subject to: (i) there not occurring or becoming known to TCB and Chemical any material adverse change in the business, condition (financial or otherwise) or prospects of BNI, (ii) TCB's and Chemical's completion of their due diligence investigation of the transactions contemplated by the Commitment Letter and Term Sheet and of the business, condition (financial and otherwise) and prospects of BNI and their satisfaction with the results of such investigation and with the terms of the Merger Agreement, the Offer, the Merger and the financial, accounting and tax consequences of the foregoing, (iii) there not being other credit facilities or issues of debt securities of BNI being offered, placed or arranged which in the good faith judgment of CSI would be likely materially to interfere with the syndication of the Tender Offer Facility, (iv) there not having occurred any material adverse change in or disruption of financial, banking or capital market conditions that in CSI's judgment would adversely affect the syndication of the Tender Offer Facility, it being understood that the inability of CSI to syndicate the Tender Offer Facility shall not, in and of itself, be deemed to be an indication that such a material adverse change or disruption shall have occurred and (v) the negotiation, execution and delivery of definitive documentation with respect to the Tender Offer Facility satisfactory to TCB, Chemical and their counsel. In addition, the obligations of all Lenders to make loans under the Tender Offer Facility are subject to conditions customary for financings of this type, and others required by TCB, as administrative agent (the "Administrative Agent"), including without limitation: (i) the Lenders being satisfied with the terms and conditions of the Offer and the Merger and all agreements to be entered into in connection therewith (including the Merger Agreement); (ii) the Board of Directors of both SFP and BNI and the shareholders of both SFP and BNI having approved the Merger Agreement and, in the case of such boards of directors, the Offer having been approved in accordance with applicable law and the charter and by-laws of BNI and SFP; (iii) there being no litigation or administrative proceedings or other legal or regulatory developments, actual or threatened (other than the Interstate Commerce Commission proceeding currently pending in respect of the Merger) which, in the reasonable judgment or the Lenders, would (a) be likely to affect materially and adversely the business, assets, condition (financial or otherwise) or prospects of BNI, or the ability of BNI to perform its obligations under the credit agreement under the Tender Offer Facility, (b) be materially inconsistent with the assumptions underlying the projections provided to the Lenders or (c) prevent or impose burdensome conditions on the transactions contemplated by the Commitment Letter and Term Sheet which could materially and adversely affect the creditworthiness of BNI;
(iv) all necessary waivers and consents in respect of any indebtedness of BNI having been obtained; (v) the conditions to the acceptance of shares in the Offer having been satisfied, and BNI having accepted for purchase shares representing 25 million of the outstanding shares of SFP Common Stock of SFP in accordance with applicable law and the terms of the Offer and without any waiver, amendments and other modifications not having the consent of the Lenders and which could materially and adversely affect the rights or interests of the Lenders; (vi) BNI having delivered to the Lenders a certificate to the effect that it is aware of no material impediment, and has no reason to believe that there will be a material impediment, to the completion of the Merger substantially on the terms contemplated by the Merger Agreement and the proxy materials and without the imposition of burdensome conditions; (vii) borrowing certificates; (viii) legal opinions satisfactory to the Lenders; (ix) accuracy of representations and warranties; (x) absence of defaults, prepayment events or creation of liens under debt instruments or other agreements; (xi) evidence of authority; and (xii) compliance with applicable laws and regulations (including Hart-Scott-Rodino Antitrust Improvement Act, Federal Reserve margin regulation and laws and regulations applicable to carriers).

  The credit agreement relating to the Tender Offer Facility will contain customary representations and warranties, and others required by the Administrative Agent, including without limitation: (i) organization and powers; (ii) authorization and enforceability; (iii) absence of default or event of default; (iv) government approvals; (v) absence of material adverse change; (vi) financial statements (including pro forma financial statements); (vii) compliance with applicable laws and regulations (including Hart-Scott-Rodino Antitrust Improvements Act, Federal Reserve margin regulations and laws and regulations applicable to carriers); (viii) inapplicability of the Investment Company Act of 1940 and the Public Utility Holding Company Act of 1935; (ix) payment of taxes; (x) ERISA; (xi) absence of material litigation; and (xii) other customary representations and warranties relating to the Offer and the Merger Agreement.

  The credit agreement relating to the Tender Offer Facility will contain covenants which are customary for financings of this type, and others required by the Administrative Agent, including without limitation, (i) corporate existence and rights; (ii) compliance with laws (including ERISA and laws regulating carriers); (iii) performance of obligations; (iv) maintenance of properties in good repair; (v) maintenance of appropriate and adequate insurance; (vi) inspection of books and properties; (vii) payment of taxes and other liabilities; (viii) notice of defaults; (ix) litigation and other adverse actions; (x) delivery of financial statements, compliance certificates and other information; (xi) litigation and other notices; (xii) ERISA matters;
(xiii) limitations on liens, indebtedness, sales of assets, mergers and consolidations, and sales of account receivables; (xiv) minimum tangible net worth of at least $1.7 billion; and (xv) debt not to exceed the lesser of 140% of tangible net worth and $3 billion until completion of the Merger, and $5 billion thereafter.

  The credit agreement relating to the Tender Offer Facility will contain events of default which are customary for financings of this type, and others required by the Administrative Agent, including without limitation, (i) nonpayment of principal or interest; (ii) violation of covenants; (iii) material breach of representations or warranties; (iv) cross default to other indebtedness of BNI and its subsidiaries; (v) bankruptcy; (vi) material judgments; (vii) ERISA; and (viii) change of control of BNI.

  Funds under the Tender Offer Facility will be available (subject to satisfaction of the conditions described above) following the commencement of the Offer and the receipt of all necessary shareholder approvals in connection with the consummation of the Merger and after the execution of a definitive credit agreement and prior to the fifth anniversary thereof.

  BNI has agreed to pay the Administrative Agent and Chemical, as agent for the competitive advance option, certain fees which are customary for similar types of financings.

  The foregoing descriptions of the Commitment Letter and Term Sheet are qualified in their entirety by reference to the text thereof filed as exhibits to Schedule 14D-1, copies of which may be obtained from the offices of the Commission in the manner set forth in "--8. Certain Information Concerning BNI" (except that such information will not be available at the regional offices of the Commission).

  It is anticipated that the indebtedness incurred by BNI through borrowings under the Tender Offer Facility or any alternative financing obtained will be repaid from funds generated internally by BNI and its subsidiaries and/or from other sources which may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method BNI will employ to repay such indebtedness. Such decisions will be made based on BNI's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

13. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

  The Purchasers reserve the right, at any time or from time to time, in their sole discretion and regardless of whether or not any of the conditions specified under "--14. Conditions of the Offer" shall have been satisfied, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any shares of SFP Common Stock by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or (ii) to amend the Offer in any respect by making a public announcement of such amendment. However, no extension of or amendment to the Offer may be made without the consent of each of BNI and SFP. There can be no assurance that the Purchasers will exercise their right to extend or amend the Offer.

  If the Purchasers decrease the number of shares of SFP Common Stock being sought or increase or decrease the consideration to be paid for any shares of SFP Common Stock pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If the Purchasers make a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, the Purchasers will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time. The Purchasers do not intend to waive the Minimum Condition.

  The Purchasers also reserve the right, in their sole discretion, in the event any of the conditions specified under "--14. Conditions of the Offer" shall not have been satisfied and so long as shares of SFP Common Stock have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for shares of SFP Common Stock or to terminate the Offer and not accept for payment or pay for shares of SFP Common Stock.

  If the Purchasers extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for shares of SFP Common Stock or are unable to accept for payment or pay for shares of SFP Common Stock pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may, on behalf of the Purchasers, retain all shares of SFP Common Stock tendered, and such shares of SFP Common Stock may not be withdrawn except as otherwise provided under "--4. Withdrawal Rights." The reservation by the Purchasers of the right to delay acceptance for payment of or payment for shares of SFP Common Stock is subject to applicable law, which requires that the Purchasers pay the consideration offered or return the shares of SFP Common Stock deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

  Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchasers may choose to make any public announcement, the Purchasers will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchasers will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

14. CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer and without prejudice to the Purchasers' other rights under the Offer, neither Purchaser shall be required to accept for payment or pay for any SFP Common Stock, and may terminate or amend its obligations to purchase shares of SFP Common Stock under the Offer as provided in under "--13. Extension of Tender Period; Termination; Amendment", if, among other things, prior to the acceptance for payment of any SFP Common Stock (i) the Minimum Condition shall not have been satisfied, (ii) the Merger Agreement shall not have been adopted by the stockholders of SFP and BNI in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), (iii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR

Act") shall not have expired or been terminated, (iv) BNI (in the case of SFP) and SFP (in the case of BNI) shall not have accepted (or shall not concurrently accept) shares of SFP Common Stock for payment under the Offer or (v) at any time on or after the date of this Offer to Purchase and prior to the acceptance for payment of shares of SFP Common Stock under the Offer any of the following conditions exist:

    (a) any court, arbitrator or governmental body, agency or official shall have issued any order, or there shall be any statute, rule or regulation, restraining or prohibiting the consummation of the Offer or the Merger or the effective operation of the business of BNI, SFP and their respective Subsidiaries (as defined in the Merger Agreement) after the consummation of the Offer; or

    (b) any actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Offer (other than with respect to the HSR Act) or the Merger (other than ICC approval) shall not have been obtained, but excluding any consent, approval, clearance or confirmation the failure to obtain which could not reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on the Surviving Corporation (as defined in the Merger Agreement) after the Effective Time; or

    (c) SFP (in the case of BNI) or BNI (in the case of SFP) shall have failed to perform in any material respect any of its respective obligations under the Merger Agreement required to be performed by it at or prior to the consummation of the Offer, or the representations and warranties of SFP (in the case of BNI) or BNI (in the case of SFP) shall not have been accurate in all material respects both when made and at and as of any time prior to the consummation of the Offer as if made at and as of such time, except for the representations and warranties of SFP and BNI in Sections 3.5(a) and 4.5(a), respectively, of the Merger Agreement, which shall be accurate in all respects when made and at and as of any time prior to the consummation of the Offer as if made at and as of that time; or

    (d) the Merger Agreement shall have been terminated in accordance with its terms; or

    (e) (i) SFP shall not be satisfied, in its sole discretion, that it has obtained sufficient financing to enable it to satisfy its obligations under the Offer and to refinance SFP's currently outstanding 12.65% Senior Notes due October 1, 2000, 8 3/8% Notes due November 1, 2001 and 8 5/8% Notes due November 1, 2004, to pay penalties, premiums and make-whole payments required in connection with such financing and for working capital and other corporate purposes, or (ii) BNI shall not be satisfied, in its sole discretion, that it has obtained sufficient financing to enable it to satisfy its obligations under the Offer.

which, in the sole judgment of SFP or BNI in any such case, and regardless of the circumstances (including any action or omission by SFP or BNI) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment; provided that the Minimum Condition may be waived only with the consent of each of BNI and SFP.

  Each of SFP and BNI has agreed to use its reasonable best efforts to ensure that condition (e) listed above is satisfied no later than December 31, 1994.

  The foregoing conditions are for the sole benefit of each Purchaser and may be asserted by either Purchaser in its sole discretion regardless of the circumstances (including any action or omission by either Purchaser) giving rise to any such conditions or may be waived by each Purchaser (as to itself only) in their sole discretion in whole at any time or in part from time to time, except that the Minimum Condition may be waived only with the consent of each of BNI and SFP. The failure by a Purchaser at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by a Purchaser concerning the events described in this Section will be final and binding upon all parties. The Purchasers do not intend to waive the Minimum Condition.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

 (a) General

  Except as described below the Purchasers are not aware of any governmental license or regulatory permit that appears to be material to SFP's business that might be adversely affected by the Purchasers' acquisition of SFP Common Stock as contemplated herein or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares of SFP Common Stock by the Purchasers as contemplated herein. Should any such approval or other action be required, it is currently contemplated that such approvals or actions would be sought. Except as described under "Antitrust," there is, however, no current intent to delay the purchase of SFP Common Stock tendered pursuant to the Offer pending the outcome of any such matter. The Purchasers are unable to predict whether they may determine that they are required to delay the acceptance for payment of or payment for SFP Common Stock tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to SFP's business or certain parts of SFP's business might not have to be disposed of, any of which could cause the Purchasers to elect to terminate the Offer without the purchase of SFP Common Stock thereunder. The Purchasers' obligation under the Offer to accept for payment and pay for SFP Common Stock is subject to certain conditions. See "--
14. Conditions of the Offer."

 (b) Antitrust

  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of SFP Common Stock by BNI pursuant to the Offer and the consummation of the Merger are subject to such requirements.

  Pursuant to the requirements of the HSR Act, BNI will file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC promptly. As a result, it is expected that the scheduled expiration of the waiting period applicable to the purchase of SFP Common Stock pursuant to the Offer will be on or about January 10, 1995. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchasers. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by the Purchasers with such request. Thereafter, such waiting period can be extended only by court order.

  A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. SFP Common Stock will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See "--14. Conditions of the Offer." Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "--4. Withdrawal Rights." If the Purchasers' acquisition of SFP Common Stock is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of SFP Common Stock by the Purchasers pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of SFP Common Stock pursuant to the Offer or seeking divestiture of SFP

Common Stock so acquired or divestiture of substantial assets of the Purchasers or SFP. Private parties may also bring legal actions under the antitrust laws. The Purchasers do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "--14. Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

 (c) Certain Pending Litigation

  Numerous complaints have been filed arising out of SFP's and BNI's proposed participation in the Merger. On June 30, 1994, shortly after announcement of the proposed merger, two purported stockholder class action suits were filed in the Court of Chancery of the State of Delaware (Miller v. Santa Fe Pacific Corporation, C.A. No. 13587; Cosentino v. Santa Fe Pacific Corporation, C.A. No. 13588). On July 1, 1994, two additional purported stockholder class action suits were filed in the Court of Chancery of the State of Delaware (Fielding v. Santa Fe Pacific Corporation, C.A. No. 13591; Wadsworth v. Santa Fe Pacific Corporation, C.A. No. 13597).

  The actions name as defendants SFP, the individual members of the SFP Board of Directors and BNI. In general, the actions variously allege that SFP's directors breached their fiduciary duties to the stockholders by agreeing to the proposed merger for allegedly "grossly inadequate" consideration in light of recent operating results of SFP, recent trading prices of SFP's common stock and other alleged factors, by allegedly failing to take all necessary steps to ensure that stockholders will receive the maximum value realizable for their shares (including allegedly failing to actively pursue the acquisition of SFP by other companies or conducting an adequate "market check") and by allegedly failing to disclose to stockholders the full extent of the future earnings potential of SFP, as well as the current value of its assets. The Miller and Fielding cases further allege that the proposed merger is unfairly timed and structured and, if consummated, would allegedly unfairly deprive the stockholders of standing to pursue certain pending stockholder derivative litigation. Plaintiffs also have alleged that BNI is responsible for aiding and abetting the alleged breach of fiduciary duty committed by the SFP Board. The actions seek certification of a class action on behalf of SFP's stockholders. In addition, the actions seek injunctive relief against consummation of the Merger and, in the event that the Merger is consummated, the rescission of the Merger, an award of compensatory or rescissory damages and other damages, including court costs and attorneys' fees, an accounting by defendants of all profits realized by them as a result of the Merger and various other forms of relief.

  On October 6, 1994, shortly after UPC issued a press release in which it announced the UPC Proposal, plaintiffs in the four lawsuits described above filed in the Court of Chancery of the State of Delaware a Consolidated Amended Complaint. (Miller v. Santa Fe Pacific Corporation, C.A. No. 13587). In their Consolidated Amended Complaint, plaintiffs repeat the allegations contained in their earlier lawsuits and further allege that, in light of the UPC Proposal, SFP's directors have breached their fiduciary duties by failing to fully inform themselves about available alternatives to the Merger with BNI, including the alternative of a merger transaction with UPC, and by failing to fully inform themselves about the value of SFP. The Consolidated Amended Complaint seeks the same relief sought in plaintiffs' earlier lawsuits and, in addition, requests that SFP's directors be ordered to explore alternative transactions and to negotiate in good faith with all interested persons, including UPC.

  Also on October 6, 1994, UPC filed in the Court of Chancery of the State of Delaware a lawsuit against SFP, SFP's directors and BNI (Union Pacific Corporation v. Santa Fe Pacific Corporation, C.A. No. 13778). In its Complaint, UPC alleges that SFP's management purportedly rejected the UPC Proposal "out-of-hand" without regard to the facts of the UPC Proposal, and that SFP's directors have breached their fiduciary duties by purportedly refusing to negotiate with UPC regarding the UPC Proposal. UPC seeks injunctive relief mandating SFP to negotiate with UPC regarding the UPC Proposal, a declaration that UPC has not tortiously interfered with defendants' contractual or other legal rights, an injunction against defendants from bringing or maintaining any action against UPC alleging that UPC has tortiously interfered with defendants' contractual or other legal rights, a declaration that the Merger Agreement with BNI permits SFP to terminate the Merger Agreement in order to accept the UPC Proposal or, in the alternative, that the Merger Agreement with BNI is invalid and unenforceable for failing to include such a provision, and an award of UPC's costs in bringing its lawsuit, including reasonable attorneys' fees.

  Also, on October 6, 1994, five additional purported Stockholder class action suits relating to SFP's proposed participation in the Merger with BNI were filed in the Court of Chancery of the State Delaware (Weiss v. Santa Fe Pacific Corporation, C.A. No. 13779; Lifshitz v. Krebs, C.A. No. 13780; Stein v. Santa Fe Pacific Corporation, C.A. No. 13782; Lewis v. Santa Fe Pacific Corporation, C.A. No. 13783; Abramson v. Lindig, C.A. No. 13784). On October 7, 1994, three more purported Stockholder class action suits relating to SFP's proposed participation in the Merger with BNI were filed in the Court of Chancery of the State of Delaware (Graulich v. Santa Fe Pacific Corporation, C.A. No. 13786; Anderson v. Santa Fe Pacific Corporation, C.A. No. 13787; Green v. Santa Fe Pacific Corporation, C.A. No. 13788). All of these lawsuits name as defendants SFP and the individual members of the SFP Board of Directors; the Lifshitz case further names BNI as a defendant. In general, these actions variously allege that, in light of SFP's recent operating results and the UPC merger proposal, SFP's directors have breached their fiduciary duties to Stockholders by purportedly not taking the necessary steps to ensure that SFP's stockholders will receive "maximum value" for their shares of SFP Common Stock, including purportedly refusing to negotiate with UPC or to "seriously consider" the UPC merger proposal and failing to announce any active auction or open bidding procedures. The actions generally seek relief that is materially identical to the relief sought in the Miller case, and in addition seek entry of an order requiring SFP's directors to immediately undertake an evaluation of SFP's worth as a merger/acquisition candidate and to establish a process designed to obtain the highest possible price for SFP, including taking steps to "effectively expose" SFP to the marketplace in an effort to create an "active auction" in SFP. The Weiss case further seeks entry of an order enjoining SFP's directors from implementing any poison pill or other device designed to thwart UPC's merger proposal or any other person's proposal to acquire SFP.

  The Anderson lawsuit was subsequently withdrawn. On October 14, 1994, the Chancery Court entered an order consolidating the remaining eleven purported stockholder class action suits under the heading In Re Santa Fe Pacific Corporation Shareholder Litigation, C.A. No. 13587.

  Also on October 14, 1994, plaintiffs in the consolidated case filed a Consolidated and Amended Complaint, which supersedes the previously filed stockholder complaints. The Consolidated and Amended Complaint generally repeats the allegations of, and requests the same relief as, the plaintiffs' earlier complaints and, in addition, alleges that SFP's directors have breached their fiduciary duties by approving and recommending to SFP stockholders the BNI-SFP merger, by failing to fully inform themselves about, or to provide information to, possible alternative merger candidates such as UPC, and by issuing the Original Joint Proxy Statement/Prospectus, which purportedly fails to disclose all material information relevant to SFP stockholders' consideration of the proposed BNI-SFP merger, including failure to disclose that SFP's directors purportedly have an implied right to terminate the Original Merger Agreement as a result of the allegedly superior UPC Proposal, failure to disclose the facts considered by SFP's directors in allegedly determining that the UPC Proposal does not represent a fair price, failure to disclose sufficient facts relating to, and the relative risks of obtaining, ICC approval of a BNI-SFP merger and a UPC-SFP merger to enable SFP stockholders to weigh and compare the likelihood of obtaining ICC approval of those transactions, failure to disclose the substance of negotiations in late June 1994 between BNI and SFP leading to the Original Merger Agreement, failure to disclose advice provided to SFP's directors regarding the background of negotiations between BNI and SFP that had occurred since 1993 and the significance of the advice to the directors' approval of the Original Merger Agreement, failure to disclose facts regarding the SFP directors' consideration of a possible combination transaction with Kansas City Southern Industries, Inc. ("KCSI"), including the anticipated terms and potential value and benefits to SFP of such a transaction and the reasons why SFP concluded that the BNI transaction was superior and withdrew its bid submitted to KCSI in late June 1994, and failure to disclose that SFP did not provide any confidential information to UPC in response to an October 11, 1994 letter from Drew Lewis, UPC's Chairman and CEO, to Mr. Krebs. The Consolidated and Amended Complaint seeks, in addition to the relief requested in the prior stockholder complaints, an order requiring SFP to provide access to information concerning SFP or the Merger to any bona fide bidder, including UPC.

  On October 18, 1994, the Chancery Court entered an order denying two motions, one filed by UPC and one filed by the stockholder plaintiffs, seeking the establishment of an expedited schedule that would have included a preliminary injunction hearing prior to the scheduled November 18, 1994 meeting of SFP stockholders. The Chancery Court concluded that an expedited schedule was unnecessary because, if plaintiffs prevailed on their claims, it could subsequently enter appropriate relief after SFP stockholder approval but before consummation of the Merger.

  On October 19, 1994, UPC filed an Amended and Supplemental Complaint. In addition to repeating the allegations and requested relief of UPC's earlier Complaint, the Amended and Supplemental Complaint adds James A. Shattuck as an additional plaintiff, alleges that SFP has made purportedly false and misleading statements in the Original Joint Proxy Statement/Prospectus and elsewhere regarding the UPC Proposal and the BNI-SFP merger, including statements denying the SFP's directors have the purported right to terminate the Original Merger Agreement in order to enter into a merger agreement with UPC based upon the UPC Proposal and denying that the Original Merger Agreement is allegedly void for failing to include such a right, statements failing to disclose the purportedly preclusive effect of the Original Merger Agreement on the SFP directors' consideration of other combination proposals, including the UPC Proposal, statements allegedly suggesting that the UPC Proposal does not represent a fair price, and statements allegedly misrepresenting UPC's objectives in proposing a UPC-SFP merger and the likelihood of obtaining ICC approval of such a merger. The Amended and Supplemental Complaint seeks, in addition to the relief requested in UPC's original Complaint, further declaratory and injunctive relief consisting of a declaration that the Original Joint Proxy Statement/Prospectus is false and misleading, an injunction preventing SFP from making any further allegedly materially false and misleading statements regarding the UPC Proposal or the BNI-SFP merger and an injunction against the November 18, 1994 SFP stockholder meeting.

  On October 26, 1994, BNI moved pursuant to Delaware Chancery Court Rule 12(b)(6) to dismiss the Consolidated and Amended Complaint against BNI on the grounds that the Complaint fails to state a claim against it upon which relief can be granted.

  On October 26, 1994, SFP and the SFP directors filed their answer to the Amended and Supplemental Complaint of UPC and requested that the court dismiss UPC's complaint with prejudice.

  On November 2, 1994, BNI moved pursuant to Chancery Court Rule 12(b)(6) to dismiss the First Amended and Supplemental Complaint filed by UPC and James Shattuck on the grounds that the Complaint fails to state a claim against BNI upon which relief can be granted.

  On November 3, 1994, SFP and the SFP directors filed their answer to the shareholder plaintiffs' Consolidated and Amended Complaint and requested that the Court dismiss the Consolidated and Amended Complaint with prejudice.

  On November 21, 1994, SFP and the SFP directors filed a motion to stay discovery on the UPC action pending resolution of a case-dispositive motion to be filed by SFP and the SFP Directors seeking dismissal of UPC's complaint.

  On November 4, 1994, a purported stockholder class action suit relating to the proposed Merger was filed in the Chancery Division of the Circuit Court of Cook County of the State of Illinois (Rubin v. Santa Fe Pacific Corporation, No. 94 CH 10022). The action names as defendants SFP and the individual members of SFP's Board of Directors. The action alleges that SFP's directors breached their fiduciary duties to stockholders by rejecting UPC's October 30, 1994 revised merger proposal, which incorporated a revised proposed exchange ratio of 0.407 shares of UPC common stock for each share of SFP's Common Stock, and that, as a result, SFP's stockholders have been deprived of the increase in the market value of their SFP Common Stock that allegedly would have occurred if SFP's directors had accepted UPC's October 30, 1994 proposal. The action seeks certification of a class action on behalf of SFP's stockholders, an injunction preventing SFP and SFP's directors from taking any further action towards accepting the Merger, an award of unspecified general and special damages, appointment of a trustee to supervise the requested relief, establishment of a common fund on behalf of the class and an award of court costs, reasonable attorneys' fees and any other relief deemed appropriate by the Court. On December 12, 1994, SFP and the SFP directors filed a motion to dismiss the Rubin case on the ground that the consolidated shareholder action previously filed in the Delaware court is a prior pending action between the same parties for the same cause. The motion to dismiss the Rubin case is currently pending before the Illinois court.

  Defendants believe that all of the lawsuits are meritless and intend to oppose them vigorously.

 (d) Recent Developments Related to UPC's Voting Trust Proposal

  Under the terms of UPC's November 8, 1994 tender offer, promptly upon the purchase of at least a majority of the outstanding shares of SFP Common Stock, UPC would place the shares into an independent voting trust. The voting trust mechanism was designed to insulate UPC from obtaining control of SFP Rail without ICC approval, which would constitute a violation of the Interstate Commerce Act. UPC's tender offer was conditioned upon, among other things, the issuance of a non-binding, informal opinion from the staff of the ICC indicating that the use of the particular voting trust proposed by UPC would be consistent with ICC policies governing the use of voting trusts.

  On November 10, 1994, UPC, Union Pacific Railroad Company and Missouri Pacific Railroad Company (collectively, "Union Pacific") submitted a proposed voting trust agreement designating the Southwest Bank of St. Louis as the trustee to the ICC for review and an informal staff opinion. In an accompanying letter, Union Pacific argued that its proposed acquisition of SFP Common Stock and the placement of that stock in a voting trust would not constitute unauthorized control of SFP in violation of the Interstate Commerce Act. In response to Union Pacific's submission, the ICC instituted Finance Docket No. 32619 (Union Pacific Corporation, et al. -- Request for Informal Opinion -- Voting Trust Agreement).

  On November 16, 1994, BN Railroad filed a petition in Finance Docket No. 32619 requesting that the ICC institute an investigation into Union Pacific's proposed voting trust arrangement. In that petition, BN Railroad argued that UPC's proposal to hold SFP and SFP Rail in a voting trust during the pendency of an ICC proceeding on the acquisition of SFP Rail raised serious issues affecting the public interest, including whether UPC's placing of SFP Rail in a voting trust would constitute a form of unlawful negative control by inhibiting SFP Rail from competing effectively against UPC's railroad subsidiaries. Additional petitions and letters requesting the ICC to investigate Union Pacific's voting trust were filed by the Colorado Department of Transportation ("CODOT") on November 17, 1994, the Kansas City Southern Railway Company ("KCSR") on November 21, 1994, and the Allied Rail Unions (the "Unions") on November 23, 1994. Other comments in support of the petitions and letters calling for the ICC to investigate Union Pacific's voting trust proposal were filed by interested persons and numerous state and municipal officials. Union Pacific submitted an amended proposed voting trust agreement for Commission review and an informal, non-binding staff opinion on November 17, 1994. Union Pacific stated that the amended proposal addressed concerns that petitioning parties had raised about its original voting trust proposal.

  By initial decision served November 28, 1994, Chairman McDonald of the ICC denied the requests to investigate the Union Pacific voting trust that had been filed by BN Railroad, CODOT, KCSR, and the Unions. The decision stated that "[a]t this time, the Commission will not depart from its usual procedures which provide an informal staff review of voting trust agreements." On the same day, the Secretary of the Commission released a letter to counsel for Union Pacific setting forth the staff's informal, non-binding opinion that the proposed voting trust would effectively insulate Union Pacific from any violation of the ICA as a result of its acquisition of SFP Common Stock.

  On December 1, 1994, BN Railroad appealed the Chairman's initial decision to the full Commission and requested that the Commission withdraw the staff's informal opinion letter. In light of UPC's December 8, 1994 tender offer deadline, BN Railroad requested that the Commission act on its appeal and request for withdrawal of the informal staff opinion letter on or before December 5, 1994. Appeals were also filed by the Unions and KCSR.

  On December 6, 1994, the ICC denied the requests of BN Railroad and the other parties for withdrawal of the Secretary's informal opinion letter. That decision did not resolve the pending appeals from the Chairman's initial decision refusing to institute an investigation into the proposed voting trust. Although the decision did not address the merits of BN Railroad's appeal, the Commission did state that it would issue a decision disposing of the pending appeals shortly. One Commissioner added a separate comment, stating that while he agreed with the Commission's decision not to withdraw the Secretary's informal opinion letter, in hindsight he believed it would have been a better course for the full Commission to have reviewed the proposed voting trust agreement.

  On December 7, 1994, the day before UPC's tender offer was originally to expire, BN Railroad filed a petition to review the ICC's December 6, 1994 decision refusing to withdraw the informal staff opinion in the United States Court of Appeals for the Third Circuit (Burlington Northern Railroad Company v. Interstate Commerce Commission and United States, No. 94-3669). At the same time, BN Railroad filed an emergency petition under the All Writs Act seeking an injunction against UPC and UP Acquisition forbidding them from placing shares of any SFP Common Stock shares in the voting trust (Burlington Northern Railroad Company v. Union Pacific Corporation; UP Acquisition Corporation, No. 94-3670). BN Railroad argued that the injunction was needed to preserve the Court's appellate jurisdiction to review the ICC decision. BN Railroad contended that it was likely to prevail on the merits of its claim that the voting trust would constitute unlawful control by inflicting competitive injury on SFP Rail during the pendency of the trust. BN Railroad also contended that it would be irreparably injured in the absence of an injunction because it would lose the opportunity to merge with a competitively vigorous SFP Rail if SPF Rail were placed in a voting trust.

  On the morning of December 7, 1994, shortly after BN Railroad filed the Third Circuit actions, counsel for BN Railroad in those actions was notified that UPC had extended the expiration for its tender offer from midnight December 8, 1994 to midnight December 16, 1994. BN Railroad immediately notified the Court that, in light of this subsequent development, BN Railroad was modifying its request that the Court issue an injunction against UPC and UP Acquisition on or before December 8, 1994 to on or before December 23, 1994. By order communicated to the parties by telephone, the Court ordered UPC and UP Acquisition to file a response to BN Railroad's emergency petition on December 12, 1994, with BN Railroad to file a reply to UPC's response on December 14, 1994.

  On December 12, 1994, UPC filed a response to BN Railroad's action in No. 94-3670. Also on that date, the ICC filed a response in No. 94-3669 which stated that the ICC would issue a decision disposing of the merits of the BN Railroad and other appeals pending at the ICC on or before December 23, 1994. Also on December 12, 1994, the American Train Dispatchers Division/BLE filed a motion to intervene in No. 94-3669, a petition under the All Writs Act for an order requiring the ICC to comply with and enforce the Interstate Commerce Act (American Train Dispatchers Division/BLE et al. v. Interstate Commerce Commission, No. 94-3679), and a petition under the All Writs Act for an order requiring UPC to refrain from acting in violation of the Interstate Commerce Act (American Train Dispatchers Division/BLE et al. v. Union Pacific Corporation and UP Acquisition Corporation, No. 94-3680).

  On December 14, 1994, BN Railroad filed its reply to UPC's response in
No. 94-3670. On the same date, UPC filed a motion to intervene in No. 94-3679. By telephone communication from the clerk's office, the Court indicated that it was scheduling oral argument for the actions on December 21, 1994 at 11:30 a.m.

in Philadelphia, Pennsylvania. Subsequently, on December 16, 1994, the ICC filed a memorandum in No. 94-3679 stating that it would issue its opinion addressing the appeals pending at the Commission on or before December 20, 1994, and that the ICC would notify the Court and all parties by facsimile as soon as its decision is available.

  On December 19, 1994, counsel for BN Railroad in the Third Circuit actions was notified that UPC had extended the expiration for its tender offer from midnight December 23, 1994 to midnight January 19, 1995. BN Railroad immediately notified the Court that, in light of this further development, BN Railroad was now requesting that the Court issue an injunction against UPC and UP Acquisition on or before January 19, 1995. By order communicated to the parties by telephone, the Court postponed oral argument from December 21, 1994 to a later date.

  On December 20, 1994, the ICC issued a decision denying the appeals of BN Railroad and others from the Chairman's initial decision and approving the Union Pacific voting trust subject to a modification of one its terms. One Commissioner dissented, stating that he would have initiated an investigation of the proposed voting trust and solicited public comments on an expedited basis. The same day the ICC filed a motion with the Third Circuit to dismiss the appeals of BN Railroad and others from the December 6, 1994 decision refusing to withdraw the Secretary's informal opinion letter.

  On December 21, 1994, BN Railroad filed a petition to review the ICC's December 20, 1994 decision in the United States Court of Appeals for the Third Circuit (Burlington Northern Railroad v. Interstate Commerce Commission and United States, No. 94-3705). The same day BN Railroad filed a petition with the ICC requesting a stay of the December 20, 1994 decision pending judicial review and a temporary cease and desist order to prohibit implementation of the UPC voting trust pending judicial review.

 (e) ICC Approvals

  ICC approval is not required to acquire shares of SFP Common Stock pursuant to the Offer. However, the approval of the ICC must be obtained to consummate the Merger. ICC approval of the Merger is not a condition to the Offer.

  Under the Interstate Commerce Act, the ICC is required to approve the Merger if it finds that the Merger is consistent with the public interest. In making that determination, the ICC must consider at least the following factors:

    (A) the effect of the proposed transaction on the adequacy of transportation to the public;

    (B) the effect on the public interest of including, or failing to include, other rail carriers in the area involved in the proposed transaction;

    (C) the total fixed charges that result from the proposed transaction;

    (D) the interest of carrier employees affected by the proposed transaction; and

    (E) whether the proposed transaction would have an adverse effect on competition among rail carriers in the affected region.

  BNI and SFP filed their application for ICC approval of the proposed Merger on October 13, 1994. The ICC is required to enter a final order with respect to the Merger within 31 months after the filing of the application. BNI and SFP requested the ICC to decide the case on an expedited basis. On October 5, 1994 the ICC served an order establishing a schedule that would result in a final ICC decision within 535 days from the filing of the application. Thereafter, in response to requests by several parties to the merger proceeding, the ICC on December 5, 1994 issued an order holding the procedural schedule in abeyance until such time as an SFP stockholder vote on the Merger occurs. The December 5 order further stated that upon approval of the proposed BNI/SFP Merger by SFP stockholders, it would immediately issue a new schedule requiring the first comments, originally due on December 27, 1994, to be filed 30 days from the service date of the new schedule and adjusting other schedule dates accordingly. Notwithstanding these scheduling orders, there can be no assurance that the ICC will issue a decision any sooner than the 31-month period permitted the ICC by law.

  Interested parties, including other railroads, shippers and state and federal agencies and BNI or SFP stockholders may seek to participate in the ICC proceeding on the Merger, consistent with applicable ICC rules, regulations, decisions and orders, and may participate to support, oppose, or seek to have conditions imposed on the transaction or, in the case of other railroads, to be included in the Merger. An ICC approval order exempts the parties from Federal, state and local law, including laws governing contract rights, as necessary to permit them to carry out the transaction.

  An ICC approval order may be appealed by certain persons to a United States Court of Appeals and the effectiveness of the order could be stayed by the ICC or by the appellate court while such an appeal is pending. Any appeals from the ICC order might not be resolved for a substantial period of time after the entry of the order by the ICC. ICC approval is not automatically stayed if a party seeks judicial review of the decision; however, it is possible that the approval could be stayed by the ICC or a reviewing court. If the approval is stayed, consummation of the Merger would be delayed. Consummation of the Merger, which will occur after Stockholder approval, receipt of required regulatory approvals and satisfaction or waiver of all of the other conditions set forth in the Merger Agreement, may not occur for two or more years in the future.

  Either BNI or SFP may terminate the Agreement if the ICC disapproves the Merger, changes the Exchange Ratio, requires the inclusion of other rail carriers or properties, or imposes other terms and conditions, including, but not limited to, employee protective conditions other than those which are now currently standard, or, in the reasonable opinion of either BNI or SFP, significantly and adversely affect the economic benefits of the Merger.

16. FEES AND EXPENSES

  Lazard is acting as financial advisor to BNI in connection with the Merger and related matters and is acting as a Dealer Manager in connection with the Offer. In consideration of Lazard's services in connection with the Merger, BNI has agreed to pay Lazard fees as follows: (i) $1.5 million upon public announcement of the Original Merger Agreement, which has been paid; (ii) an additional fee of $1.0 million upon commencement of the Offer; (iii) an additional fee of $0.75 million upon the closing of the Offer; (iv) an additional fee of $3.0 million upon receipt of the approvals of both BNI's and SFP's stockholders; and (v) an additional fee of $2.75 million upon consummation of the Merger. In addition, BNI has agreed to reimburse Lazard for its out-of-pocket expenses and to indemnify Lazard and its affiliates, and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the Federal securities law.

  Goldman Sachs is acting as financial advisor to SFP and is acting as one of the Dealer Managers in connection with the Offer. Pursuant to a letter agreement dated October 21, 1993 (the "Engagement Letter"), the Company engaged Goldman Sachs to act as its financial advisor in connection with the possible merger with, or sale of stock or assets to, BNI. On November 22, 1994, the Engagement Letter was revised to provide that Goldman Sachs will act as SFP's financial advisor with respect to any acquisition proposal which UPC has made or may make or any purchase of stock or assets by UPC. Pursuant to the terms of the Engagement Letter as so amended, if a merger with, or sale of stock or assets to, BNI or UPC is accomplished in one or a series of transactions, SFP will pay Goldman Sachs upon consummation of such transaction or transactions a transaction fee of 0.45% of the aggregate consideration paid in such transaction or series of transactions with a maximum transaction fee of $12.5 million. As part of this fee, SFP will pay Goldman Sachs $5 million upon stockholder approval of any such transaction (which will be credited towards the total transaction fee). SFP has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the Federal securities laws. Goldman Sachs is a full service securities firm and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities of SFP, BNI and/or UPC for its own account and for the account of customers. As of December 16, 1994, Goldman Sachs held for its own account a net short position in SFP Common Stock, BNI Common Stock and UPC Common Stock of 142,510 shares, 61,450 shares and 111,787 shares, respectively, and held $34,500,000 principal amount of SFP's 8 5/8% Notes due November 1, 2004 and $6,085,000 principal amount of UPC's 6 1/8% Notes due 2004.

  Goldman Sachs and one of its affiliates also have committed to participate as Co-Arranger and Arranging Agent, respectively, on SFP's Bank Financing as described in "--12. Source and Amount of Funds" above.

  The Purchasers have retained D.F. King & Co., Inc., McKenzie Partners, Inc. and Kissel-Blake Inc. to act as the Information Agents and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agents may contact holders of SFP Common Stock by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Each of the Information Agents and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

  The Purchasers will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers, the Information Agents and the Depositary) for soliciting tenders of SFP Common Stock pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchasers for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

 Directors and Officers of the Merged Entity

  The Merger Agreement provides that two-thirds of the initial members of the board of directors of the merged company will be designated by BNI, and one-third of the members of the board will be designated by SFP. Further, the parties have agreed that Mr. Gerald Grinstein, Chairman and Chief Executive Officer of BNI, will serve as Chairman of the merged company and Mr. Robert D. Krebs, Chairman, President and Chief Executive Officer of SFP, will serve as President and Chief Executive Officer of the merged company. Other senior officers of the merged entity will be selected by the merged entity's board of directors based upon, among other things, the recommendations of Mr. Grinstein and Mr. Krebs.

  SFP Directors and Officers Generally. Officers and directors of SFP owning SFP Common Stock will receive the same consideration in the Merger as other SFP stockholders. In the Merger Agreement, BNI has agreed that it will indemnify and hold harmless each person who is, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer or director of SFP, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by the Merger Agreement) to the extent provided under SFP's certificate of incorporation, bylaws and (A) indemnity agreements between SFP and any of its officers or directors ("Indemnity Agreements") in effect on the date of the Merger Agreement or (B) indemnity agreements that may be entered into by SFP from and after the date of the Merger Agreement and prior to the Effective Time so long as such agreements shall contain terms and provisions substantially similar to Indemnity Agreements in effect as of the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, BNI will provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by the Merger Agreement, covering each such officer or director currently covered by SFP's officers' and directors' liability insurance policy, or who become covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect of the date of the Merger Agreement, provided that, in satisfying such obligation, BNI will not be obligated to pay premiums in excess of 200% of the amount per annum SFP paid in 1993, but provided further that BNI will nevertheless be obligated to provide such coverage as may be obtained for such amount.

  Severance Agreements. SFP has entered into thirty-one severance agreements, including individual executive severance agreements with each of Carol Beerbaum, Russell Hagberg, Thomas Hund, Steven Marlier, Donald McInnes, Jeffrey Moreland, Marsha Morgan, Patrick Ottensmeyer, Denis Springer, Daniel Westerbeck and Catherine Westphal. Such individuals are not eligible for duplicate salary replacement benefits under both the individual agreements and The Atchison, Topeka and Santa Fe Railway Company Severance Program (the "ATSF Severance Program") discussed below. Stockholder approval of the Merger will constitute a "change in control" for purposes of the individual agreements. The agreements generally provide that if the executive's employment is terminated (for any reason other than disability, death or termination by SFP for cause) or if the executive terminates his or her employment as the result of certain specified actions taken by SFP or its successors, after a change in control and prior to the expiration of the agreement, the executive will be entitled to certain severance benefits. The agreements will expire on the latest of (a) 36 months after the change in control, (b) the effective date of ICC approval of the Merger or, if later, the first anniversary of the consummation of the Merger (or if SFP determines that it will not consummate the Merger, the date of that determination), or (c) the date on which the ICC determines that it will not approve the Merger.

  The maximum severance benefits to which the executives will be entitled under the individual agreements (assuming the conditions described in the preceding paragraph are met) are: (i) payment of full base salary through the date of termination, all amounts otherwise due the executive under the terms of any SFP compensation plan and, at the executive's election, a lump sum payment of amounts deferred (and earnings thereon) under the Santa Fe Pacific Supplemental Retirement and Savings Plan (or any similar plan), (ii) severance payments equal to, as elected by the executive, the sum of (A) 200% of the executive's annual salary or the amount of salary replacement payments the executive would otherwise receive under the ATSF Severance Program, and (B) 200% of the maximum incentive award payable to the executive under the Annual Incentive Compensation Plan of SFP (or its affiliates) for the year in which the executive's employment terminates, and in either case, if the executive terminates for certain specified reasons, an additional payment necessary to provide such benefits on an after-tax basis, (iii) payment of outstanding performance awards, calculated as though all relevant performance goals have been met, (iv) a cash payment in settlement of all outstanding stock options, which options will be canceled, (v) payment of all legal fees incurred by the executive as a result of his or her termination, (iv) continuing life, disability, accident and group health insurance benefits for a period of 24 months after termination of employment, and (vii) payment of outplacement services for a period of twelve months following termination.

  Certain limitations apply to the amount of benefits payable under the agreements. In particular, exercisability of options and rights shall not be accelerated and no payment or benefit shall be accelerated under agreements to the extent that such acceleration of exercisability, payment or benefit, when aggregated with other payments or benefits to the affected individual, would result in "excess parachute payments" equal to or greater than three times the "base amount" (as defined in section 280G of the Code). The term "excess parachute payments" for purposes of the agreements means "parachute payments" (as defined in section 280G of the Code) other than (i) health and life insurance benefits, and (ii) payments attributable to any award, benefit or other compensation plan or program based upon the number of full or fractional months of any restricted period relating thereto which has elapsed prior to the date of the change in control. In addition, payments or benefits under the agreements shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by section 4999 of the Code, but only if, by reason of such reduction, the executive's net after-tax benefits (as defined under the SFP Long Term Incentive Stock Plan (the "Incentive Plan")) shall exceed the net after-tax benefit if such reduction were not made.

  SFP Pipelines has entered into an individual executive severance agreement with Mr. Toole. Mr. Toole is not eligible for duplicate salary replacement benefits under both the individual agreement and the Santa Fe Pacific Pipelines, Inc. Severance Program (the "Pipelines Severance Program"). Stockholder approval of the Merger will constitute a "change in control" for purposes of Mr. Toole's agreement. That agreement generally provides for the same benefits as the individual severance agreements previously described. Mr. Toole's agreement, however, will expire 24 months after the change in control. In addition, the maximum severance payments payable to Mr. Toole under his agreement are equal to, as elected by the executive, the sum of (A) two times his annual salary or the amount of salary replacement payments the executive would otherwise receive under the Pipelines Severance Program, (B) the maximum incentive award payable to the executive under the Annual Incentive Compensation Plan of SFP Pipelines for the year in which Mr. Toole's employment terminates and (C) a cash payment attributable to the cash out of Partnership phantom units.

  The Pipelines Severance Program must remain in effect for a period of at least 24 months following a change in control. Stockholder approval of the Merger will constitute a "change in control" for purposes of the Pipelines Severance Program. The executive officers of SFP other than Mr. Toole are not eligible for benefits under the Pipelines Severance Program. Mr. Toole, however, may elect salary replacement benefits under the Pipelines Severance Program in lieu of those provided under his individual severance agreement. The applicable benefits under the Pipelines Severance Program are generally the same as those provided under the ATSF Severance Program.

  If payments under the individual agreements are triggered following a change in control, the estimated amounts (based on current compensation levels and assuming terminations occurring during 1994) payable to SFP's five most highly compensated executive officers (including Mr. Krebs, who does not have an individual severance agreement) are as follows: Mr. Springer, $1,681,170; Mr. McInnes, $1,244,662; Mr. Marlier, $914,483; and Mr. Hagberg, $1,517,895. The
estimated amounts (based on current compensation levels) payable to SFP's other executive officers in such circumstances range from $255,495 to $1,245,017, and the aggregate amount that would be paid to all of SFP's executive officers in such circumstances would be approximately $11,612,640. In addition, each SFP executive officer would receive non-cash and non-stock benefits of approximately $42,000. As of November 30, 1994, there are thirteen SFP executive officers. The foregoing information (i) includes certain bonus payments to be made in respect of restricted stock (calculated without giving effect to the limitations relating to section 280G of the Code described above and (ii) does not include the value of stock options or restricted stock discussed below.

  SFP and its subsidiaries maintain the ATSF Severance Program for all full-time salaried employees, including Mr. Krebs, who are terminated by their respective companies other than for cause as defined in the severance programs. A participant is generally entitled to an amount up to one year's pay based upon a participant's age, length of service and current salary, or in certain circumstances, supplemental payments provided that the aggregate does not exceed two years' pay. The ATSF Severance Program further provides that in the event of a change in control (which is similar to the definition used in the individual agreements), the program will be maintained for a 24-month period. Benefits under the ATSF Severance Program will not be paid if a participant received payments under individual agreements. Upon a covered termination occurring in 1994, Mr. Krebs would be entitled to a cash payment of approximately $760,000 and non-cash benefits with a value of approximately $42,000.

  SFP executives who have individual severance agreements with SFP may elect to receive salary replacement payments under the ATSF Severance Program instead of the severance payments provided by their individual severance agreements. The amounts payable under the ATSF Severance Program are less than the amounts payable under the individual severance agreements. The applicable salary replacement benefits under the ATSF Severance Program generally are based on the executive's benefit under the SFP Retirement Plan (as defined below). Because Mr. Krebs does not have an individual severance agreement, his only source of severance payments would be the ATSF Severance Program.

  If the Santa Fe Pacific Retirement Plan (the "SFP Retirement Plan") is terminated within three years following a "change in control," any assets remaining after satisfaction of all benefit liabilities to participants will be applied (to the extent permitted under applicable law) to the payment of retiree medical and life insurance benefits payable to participants and their beneficiaries. Any assets still remaining would be used to increase the retirement benefits payable to participants and their beneficiaries (to the extent permitted under applicable law). For purposes of the SFP Retirement Plan, stockholder approval of the Merger will not constitute a change in control. A subsequent change in the composition of the Board of Directors as a result of the Merger (as discussed above), however, may constitute a "change in control" for purposes of the plan.

  SPF Stock Options and Other Stock-Based Awards. Stockholder approval of the Merger by the SFP stockholders will constitute a "change in control" accelerating the vesting of or lapse of restrictions, restricted periods and performance periods applicable to most outstanding stock options, restricted stock awards, stock appreciation rights, performance units, performance shares and limited stock appreciation rights under the Incentive Plan and the SFP Incentive Stock Compensation Plan (collectively, the "Stock Plans"). Acceleration of awards under the Stock Plans are subject to the same limitations relating to section 280G of the Code as apply with respect to payments under the severance agreements.

  The following indicates the number of shares of restricted stock awarded to SFP's five most highly compensated executive officers, and the approximate value thereof (determined using a stock price of $16.75 per SFP share as of November 30, 1994) with respect to which vesting will be accelerated upon stockholder approval of the Merger: Mr. Krebs, 36,920 ($618,410), Mr. Springer, 13,841 ($231,837), Mr. Marlier, 10,222 ($171,219), Mr. McInnes, 10,619
($177,868), and Mr. Hagberg, 10,829 ($181,386). The aggregate number of shares awarded to all of SFP's executive officers which will vest upon stockholder approval of the Merger is 137,666 shares, which have an aggregate value of approximately $2,305,908 (determined based on a stock price of $16.75 per SFP share as of November 30, 1994). With respect to executive officers, no other benefits under the stock plans will be accelerated upon stockholder approval of the Merger (other than stock options which are discussed below).

  Assuming that the Merger is approved by SFP stockholders in the first quarter of 1995, that total amount of compensation expense that would be charged to operations in the first quarter of 1995 due to accelerated vesting of unearned compensation relating to restricted stock will be approximately $10 million, based upon the stock price at November 30, 1994.

  The following indicates the number of options granted to the five most highly compensated executive officers, and the approximate value thereof (assuming a stock price of $16.75 per share as of November 30, 1994), which are unvested as of November 30, 1994 and which would vest upon SFP stockholder approval of the
Merger: Mr. Krebs, 574,073 ($3,145,563), Mr. Springer, 86,370 ($589,907), Mr.
Marlier, 103,644 ($556,914), Mr. McInnes, 103,644 ($556,914), and Mr. Hagberg,
70,932 ($481,289). The aggregate number of options granted to all SFP executive officers which are unvested as of November 30, 1994 is 1,245,176 and the aggregate value of such options (assuming a stock price of $16.75 per share as of November 30, 1994) is approximately $7,349,095.

  The foregoing information reflects the adjustments for the Gold Spinoff. The adjustments include revisions to both the option exercise price and the number of shares subject to the options.

18. CERTAIN ADDITIONAL INFORMATION; MISCELLANEOUS.

 Certain Additional Information

  The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of SFP and BNI and certain other information are set forth in Schedule I and
Schedule II, respectively.

  Schedule III hereto sets forth transactions in SFP Common Stock effected during the past 60 days by SFP and BNI. Except as set forth in this Offer to Purchase and Schedule III hereto, none of SFP or BNI, or, to the best knowledge of SFP or BNI, as the case may be, any of the persons listed in Schedule I or
Schedule II hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of SFP, and none of SFP or BNI, to the best knowledge of SFP or BNI, as the case may be, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of SFP during the past 60 days.

  Except as set forth in this Offer to Purchase, none of SFP or BNI, or, to the best knowledge of SFP or BNI, as the case may be, any of the persons listed in
Schedule I or Schedule II hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SFP, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of SFP, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of SFP or BNI, or, to the best knowledge of SFP or BNI, as the case may be, any of the persons listed in
Schedule I or Schedule II hereto has had any transactions with SFP, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between SFP or BNI, or their respective subsidiaries, or, to the best knowledge of SFP or BNI, as the case may be, any of the persons listed in Schedule I and Schedule II hereto, on the one hand, and SFP or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition or securities, election of directors, or a sale or other transfer of a material amount of assets.

 Miscellaneous

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of SFP Common Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchasers may, in their discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of shares of SFP Common Stock in such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASERS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  SFP has filed with the Commission an Issuer Tender Offer Statement on
Schedule 13E-4 pursuant to Rule 13e-4 under the Exchange Act and a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) under the Exchange Act, each containing certain additional information with respect to the Offer. BNI has filed with the Commission a Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission and the NYSE in the manner set forth in "--7. Certain Information Concerning SFP" and "--8. Certain Information Concerning BNI." Information required to be disseminated to stockholders pursuant to Rule 14d-9 under the Exchange Act is included in this Offer to Purchase.

                                          Santa Fe Pacific Corporation

                                          Burlington Northern Inc.

December 23, 1994

                                   SCHEDULE I

                    DIRECTORS AND EXECUTIVE OFFICERS OF SFP

  Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of SFP. Except as otherwise noted, the business address of each such person is 1700 East Golf Road, Schaumburg, IL 60173-5860, and such person is a United States citizen. In addition, except as otherwise noted, each executive officer of SFP has been employed by SFP in the positions listed below during the last five years. This information has been taken from and is based upon reports and other documents on file with the Commission or otherwise publicly available.

EXECUTIVE OFFICERS OF THE REGISTRANT

  Listed below are the names, ages and positions of all directors and executive officers of SFP and their business experience during the past five years. Unless otherwise indicated, each director and executive officer listed below has served in his or her present occupation for at least five years.

DIRECTORS:

                                                                        FIRST
                                                                      ELECTED A
NAME, AGE AND BUSINESS EXPERIENCE                                     DIRECTOR
- ---------------------------------                                     ---------
Robert D. Krebs, 52..................................................   1983
 Chairman, President and Chief Executive Officer of SFP since June
 1988. Also a director of Phelps Dodge Corporation, Northern Trust
 Corporation, Santa Fe Pacific Gold Corporation, Santa Fe Pacific
 Pipelines, Inc., The Atchison, Topeka and Santa Fe Railway Company,
 Catellus Development Corporation, and Santa Fe Energy Resources,
 Inc. Mr. Krebs is Chairman of the Executive Committee of the Board.
Joseph F. Alibrandi, 66..............................................   1982
 Chairman and Chief Executive Officer
 Whittaker Corporation
 10880 Wilshire Boulevard
 Los Angeles, CA 90024-4163
 Chairman, Chief Executive Officer and a director of Whittaker
 Corporation (an aerospace company) since December 1985, and Chairman and a director of BioWhittaker Inc. (a biotechnology company) since
 October 1991; also Chief Executive Officer of BioWhittaker Inc. from
 October 1991 to September 1992. Also a director of Catellus
 Development Corporation, BankAmerica Corporation, and Jacobs
 Engineering Group Inc. Mr. Alibrandi is Chairman of the Compensation
 and Benefits Committee and serves on the Audit Committee of the
 Board.
George Deukmejian, 66................................................   1991
 Sidley & Austin
 The Gas Company Tower
 40th Floor
 555 West Fifth Street
 Los Angeles, CA 90013-1010
 Partner of Sidley & Austin (law firm) since January 1991. Formerly,
 Governor of the State of California from 1983 until January 1991.
 Also a director of Qual-Med, Inc. Mr. Deukmejian serves on the Audit
 Committee and the Committee on Directors of the Board.

                                                                        FIRST
                                                                      ELECTED A
NAME, AGE AND BUSINESS EXPERIENCE                                     DIRECTOR
- ---------------------------------                                     ---------
Bill M. Lindig, 58...................................................   1993
 President and Chief Operating Officer
 SYSCO Corporation
 1390 Enclave Parkway
 Houston, TX 77077-2099
 President and Chief Operating Officer since November 1985 and a director of SYSCO Corporation (marketer and distributor of
 foodservice products). Mr. Lindig serves on the Compensation and
 Benefits Committee and the Committee on Directors of the Board.
Michael A. Morphy, 62................................................   1972
 115 W. California Boulevard
 #403
 Pasadena, CA 91105
 Retired Chairman of the Board and Chief Executive Officer of
 California Portland Cement Company (cement manufacturer). Mr. Morphy has served as President of MorMarketing (marketing of employee benefit concepts) since June 1985. Also a director of Cyprus Amax
 Minerals Company. First Interstate Bank of California, and Santa Fe
 Energy Resources, Inc. Mr. Morphy serves on the Compensation and
 Benefits and the Audit Committees of the Board.
Roy S. Roberts, 55...................................................   1993(2)
 Vice President, General Motors Corporation
 General Manager, GMC Truck Division
 Mail Code 3108-11
 31 East Judson Street
 Pontiac, MI 48342-2230
 Vice President since October 1992 of General Motors Corporation
 (manufacturer of motor vehicles) and General Manager, GMC Truck
 Division. Previously, Manufacturing Manager of General Motors
 Corporation's North American Operations Flint Automotive Division
 from 1992 and Manufacturing Manager of its Cadillac Motor Car
 Division from 1990 to 1992. From 1989 to 1990, Vice President and
 General Manager, Truck Operations for Navistar International
 Corporation (manufacturer of trucks). Mr. Roberts serves on the
 Executive Committee and the Compensation and Benefits Committee of
 the Board.
John S. Runnells II, 70..............................................   1975
 Runnells-Pierce Ranch
 Route 1, Box 32
 Bay City, TX 77414-9502
 Owner and Operator, Runnells-Pierce Ranch in Bay City, Texas
 (ranching). Mr. Runnells serves on the Committee on Directors and the Audit Committee of the Board.
Jean Head Sisco, 69..................................................   1975
 Partner
 Sisco Associates
 1250 24th St., N.W., Suite 350
 Washington, D.C. 20037
 Partner, Sisco Associates (management consultants). Also a director of Chesapeake & Potomac Telephone Company, Chiquita Brands
 International, K-Tron International, Inc., McArthur/Glen Realty
 Corp., The Neiman Marcus Group, Inc., Textron Inc., and Washington
 Mutual Investors Fund. Mrs. Sisco serves on the Committee on
 Directors and the Compensation and Benefits Committee of the Board.

                                                                        FIRST
                                                                      ELECTED A
NAME, AGE AND BUSINESS EXPERIENCE                                     DIRECTOR
- ---------------------------------                                     ---------
Edward F. Swift, 71..................................................   1973
 Three First National Plaza
 Suite 1400
 70 West Madison Street
 Chicago, IL 60602
 Consultant to Lehman Brothers, Inc. (investment banker and broker-
 dealer) since December 1989, and prior to that advisory director of
 Shearson Lehman Hutton, Inc. from January 1988. Also a director of
 Illinois Tool Works, Inc. Mr. Swift is Chairman of the Committee on
 Directors of the Board and serves on the Executive and Audit
 Committees of the Board.
Robert H. West, 56...................................................   1980
 Chairman of the Board
 Butler Manufacturing Company, Inc.
 BMA Tower
 31st and Southwest TrafficWay
 Kansas City, MO 64108
 Chairman of the Board and a director Butler Manufacturing Company
 (manufacturer of systems and components for non-residential structures) since May 1986. Also a director of Commerce Bancshares,
 Inc. and Kansas City Power & Light Company. Mr. West is Chairman of
 the Audit Committee and serves on the Executive and the Compensation and Benefits Committees of the Board.

EXECUTIVE OFFICERS (OTHER THAN ROBERT D. KREBS):


                                     PRESENT PRINCIPAL OCCUPATION OR
          NAME                 EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
          ----                 -------------------------------------------

Carol R. Beerbaum, 50........  Vice President--Human Resources of SFP and SFP
                               Rail since June 1992. Formerly, Senior Vice
                               President, Human Resources, PHH Homequity, Inc. (relocation and real estate management services) from May 1990, and Vice President, Human Resources of PHH Homequity, Inc. from January 1987.

Russell E. Hagberg, 44.......  Senior Vice President and Chief of Staff of SFP
                               Rail since January 1994. Prior to that, Vice
                               President--Transportation of Santa Fe Railway from June 1991, Vice President--Human Resources of SFP from June 1990, and Vice President-- Human Resources and Administration of Santa Fe Railway from March 1989.

Thomas N. Hund, 40...........  Vice President and Controller of SFP and SFP
                               Rail since July 1990. Formerly, Assistant Vice President and Controller of Santa Fe Railway from August 1989.

Steven F. Marlier, 49........  Senior Vice President and Chief Marketing
                               Officer of SFP Rail since January 1994. Prior to that, Senior Vice President--Carload Business Unit of Santa Fe Railway since January 1992. Formerly, Regional Manager/General Manager, IBM Corporation (computers and data processing).

Donald G. McInnes, 54........  Senior Vice President and Chief Operating
                               Officer of SFP Rail since January 1994. Prior to that, Senior Vice President--Intermodal Business Unit of SFP Rail since January 1992, Vice President--Intermodal of SFP Rail from July 1989, Vice President--Administration of SFP Rail from January 1989, and General Manager of Eastern Region of Santa Fe Railway from July 1987.

Jeffrey R. Moreland, 50......  Vice President--Law and General Counsel of SFP
                               and SFP Rail since October 1994. Prior to that Vice President--Law and General Counsel of SFP Rail since June 1989. Prior to that, General Counsel of SFP from April 1988.

Marsha K. Morgan, 47.........  Corporate Secretary of SFP and SFP Rail since
                               December 1990. Prior to that, Treasurer from
                               March 1988, and Assistant Treasurer from 1983.

Patrick J. Ottensmeyer, 37...  Vice President--Finance of SFP and SFP Rail
                               since September 1993. Previously, held a senior credit position with First Empire State Corporation (banking) from September 1992, was Senior Vice President of Security Pacific National Bank (banking) (which merged with Bank of America National Trust and Savings Association (banking) in April 1992) from October 1989, and held other positions with Security Pacific National Bank from 1984.

                                    PRESENT PRINCIPAL OCCUPATION OR
           NAME               EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
           ----               -------------------------------------------

Denis E. Springer, 48.......  Senior Vice President and Chief Financial
                              Officer of SFP and SFP Rail since September
                              1993. Prior to that, Senior Vice President,
                              Treasurer and Chief Financial Officer of SFP and SFP Rail from January 1992, Vice President, Treasurer and Chief Financial Officer from SFP and SFP Rail from January 1991, Vice President-- Finance of SFP from April 1988.

Irvin Toole, Jr., 53.... 888  Chairman, President and Chief Executive Officer,
South Figueroa Los Angeles,   SFP Pipelines and SFP Pipeline Holdings, Inc.
CA 90017                      since September 1991. Formerly, Senior Vice
                              President, Treasurer and Chief Financial
                              Officer, SFP Pipelines from December 1988.

Daniel J. Westerbeck, 50....  Vice President and Tax Counsel SFP and SFP Rail
                              since April 1988.

Catherine A. Westphal, 46...  Vice President--Corporate Communications SFP and
                              SFP Rail since January 1994. Prior to that,
                              Assistant Vice President--Public Relations SFP and SFP Rail from January 1992, Director--Public Relations SFP and SFP Rail from January 1991, and Manager--Public Affairs at SFP Rail from January 1989.

                                  SCHEDULE II

                    DIRECTORS AND EXECUTIVE OFFICERS OF BNI

  Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of BNI. Except as otherwise noted, the business address of each such person is Burlington Northern Inc., 3800 Continental Plaza, 777 Main Street, Fort Worth, TX 76102 and such person is a United States citizen. In addition, except as otherwise noted, each executive officer of BNI has been employed by BNI in the positions listed below during the last five years. This information has been taken from and is based upon reports and other documents on file with the Commission or otherwise publicly available.

DIRECTORS:
                      SERVED
                       AS A
                     DIRECTOR
           NAME       SINCE             BUSINESS EXPERIENCE
           ----      --------           -------------------

Gerald Grinstein, 62.....1985  Chairman and Chief Executive Officer,
                               Burlington Northern Inc., Chairman and Chief
                               Executive Officer, Burlington Northern Railroad Company, Fort Worth, Texas -- Transportation. Since July, 1991, Mr. Grinstein's principal occupation has been as shown above. From October, 1990 to July, 1991, Mr. Grinstein was Chairman, President and Chief Executive Officer and from January, 1989 to October, 1990, he was President and Chief Executive Officer of Burlington Northern Inc. From May, 1989 to July, 1991, Mr. Grinstein was Chairman, President and Chief Executive Officer and from February, 1989 to May, 1989, he was President and Chief Executive Officer of Burlington Northern Railroad Company. From May, 1988 until December, 1988 Mr. Grinstein was Vice Chairman of the Board of Burlington Resources Inc. From April, 1987 until December, 1988, Mr. Grinstein was Vice Chairman of the Board of Burlington Northern Inc. Director of Delta Air Lines, Inc., Seafirst Corporation, Browning-Ferris Industries, Inc. and Sundstrand Corporation.

Jack S. Blanton, 66......1989  Chairman and Chief Executive Officer, Houston
President and Chief            Endowment, Inc., Houston, Texas -- Private
Executive Officer Eddy         Charitable Foundation. Since December, 1990,
Refining Company 700           Mr. Blanton's principal occupation has been as
Louisiana Street Suite 3920    shown above. From 1983 until March, 1988, Mr.
Houston, TX 77002              Blanton's principal occupation was Chairman and
                               Chief Executive Officer of Scurlock Oil
                               Company. From December, 1986 to present, Mr.
                               Blanton has been President and Chief Executive
                               Officer of Eddy Refining Company. Director of
                               Ashland Oil, Inc., Baker Hughes Incorporated,
                               Southwestern Bell Corporation and Pogo
                               Producing Company. Member--Compensation and
                               Nominating Committee and Finance Committee.

Daniel P. Davison, 69... 1979  Consultant, New York, New York--Consultant.
Director and Consultant U.S.   Since January, 1994, Mr. Davison's principal
Trust Corporation 114 West     occupation has been as shown above. From
47th Street 15th Floor New     January, 1990 until December, 1993, Mr. Davison
York, NY 10036                 served as Chairman of Christie Manson and Woods
                               International, Inc. From May, 1986 until
                               January, 1990, Mr. Davison served as Chairman of the Board and Chief Executive Officer of U.S. Trust Corporation. Director of U.S. Trust
                               Corporation, The Atlantic Companies and
                               Christie's International plc. Chairman--Finance
                               Committee. Member--Compensation and Nominating
                               Committee.

Daniel J. Evans, 68..... 1991  Chairman, Daniel J. Evans Associates, Seattle,
Chairman Daniel J. Evans       Washington --Consultant. Since July, 1989, Mr.
Associates 1111 Third Avenue   Evans' principal occupation has been as shown
Suite 3400 Seattle, WA 98101   above. From February, 1989 to May, 1989, Mr.
                               Evans participated as a Fellow at the Institute of Politics, John F. Kennedy School of
                               Government, Harvard University. From September,
                               1983 to January, 1989, Mr. Evans served as
                               United States Senator for the State of
                               Washington. Director of McCaw Cellular
                               Communications, Puget Sound Power and Light
                               Company, Tera Computer Company, Heart
                               Technology, Flow International, Inc. and
                               Washington Mutual Savings Bank. Member --
                               Compensation and Nominating Committee and Audit
                               Committee.

Barbara C. Jordan, 58....1991  Professor, The Lyndon B. Johnson School of
Professor The Lyndon B.        Public Affairs, University of Texas at Austin,
Johnson School  of Public      Austin, Texas -- Education. For over five
Affairs 2315 Red River 3.107   years, Ms. Jordan's principal occupation has
University of Texas at         been as shown above. Director of The Mead
Austin University Station      Corporation, Federal Home Mortgage Loan
Austin, TX 78713               Corporation and Northrop Corporation Inc.
                               Member -- Finance Committee.

Ben F. Love, 69......... 1990  Investor. Since December, 1989, Mr. Love's
Director and Consultant        principal occupation has been as shown above.
Texas Commerce Bancshares,     For five years prior to December, 1989, Mr.
Inc. 600 Travis 18th Floor     Love was Chairman and Chief Executive Officer
Texas Commerce Tower           of Texas Commerce Bancshares, Inc. Director of
Houston, TX 77002              Eli Lilly and Company, Mitchell Energy &
                               Development Corp. and El Paso Natural Gas
                               Company. Chairman -- Compensation and
                               Nominating Committee. Member -- Finance
                               Committee. Additionally, Mr. Love served as a director of Burlington Northern Inc. from 1986 through 1988.

Arnold R. Weber, 64..... 1986  President, Northwestern University, Evanston,
President Northwestern         Illinois --Education. Since February, 1985, Mr.
University 633 Clark Street    Weber's principal occupation has been as shown
Evanston, Il 60608             above. For five years prior to February, 1985,
                               Mr. Weber was President of the University of Colorado. Director of PepsiCo, Inc., Inland
                               Steel Company, Tribune Co. and Aon Corporation.
                               Chairman -- Audit Committee.

Edward E. Whitacre, Jr., 52..  Chairman of the Board and Chief Executive
 1993                          Officer, Southwestern Bell Corporation, San
Chairman and Chief Executive   Antonio, Texas -- Telecommunications. Since
Officer Southwestern Bell      January, 1990, Mr. Whitacre's principal
Corp. 175 E. Houston Suite     occupation has been as shown above. From
1300 San Antonio, TX 78205     October, 1988 to December, 1989, Mr. Whitacre
                               was President and Chief Operating Officer of
                               Southwestern Bell Corporation. Director of
                               Anheuser-Busch Companies, Inc., Emerson
                               Electric Co. and The May Department Stores
                               Company. Member -- Audit Committee and Finance
                               Committee.

Michael B. Yanney, 60... 1989  Chairman and Chief Executive Officer, American
Chairman and Chief Executive   First Companies, Omaha, Nebraska -- Finance.
Officer America First          For over five years, Mr. Yanney's principal
Companies 1004 Farnam Street   occupation has been as shown above. Director of
Suite 400 Omaha, NE 68102      Forest Oil Corporation and MFS Communications,
                               Inc. Member -- Compensation and Nominating
                               Committee.

EXECUTIVE OFFICERS:

                                     PRESENT PRINCIPAL OCCUPATION OR
            NAME               EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
            ----               -------------------------------------------

Gerald Grinstein, 62.........  Chairman and Chief Executive Officer,
                               Burlington Northern Inc., July 1991 to Present. Chairman and Chief Executive Officer, Burlington Northern Railroad Company, July 1991 to Present.
                               Chairman, President and Chief Executive
                               Officer, October 1990 to July 1991, Burlington Northern Inc.; Chairman, President and Chief Executive Officer, February 1990 to July 1991, Burlington Northern Railroad Company; President and Chief Executive Officer, January 1989 to October 1990, Burlington Northern Inc.; Chief Operating Officer, February 1989 to February 1990, Burlington Northern Railroad Company. Mr. Grinstein is a Director of Delta Air Lines, Inc., Browning Ferris Industries, Inc., Seafirst Corporation and Sunstrand Corporation.

David C. Anderson, 53........  Executive Vice President, Chief Financial
                               Officer and Chief Accounting Officer,
                               Burlington Northern Inc., October 1991 to
                               Present.
                               Executive Vice President, Chief Financial
                               Officer, Burlington Northern Railroad Company, October 1991 to Present.
                               Senior Vice President and Chief Financial
                               Officer, July 1983 to September 1991, Federal Express Corporation. Mr. Anderson is a Director of Concord EFS, Inc.

John Q. Anderson, 43.........  Executive Vice President, Marketing and Sales,
                               Burlington Northern Railroad Company, February 1990 to Present.
                               Principal, January 1982 to January 1990,
                               McKinsey & Company, Inc.

Douglas J. Babb, 42..........  Vice President and General Counsel, Burlington
                               Northern Railroad Company, December 1986 to
                               Present.

Edmund W. Burke, 46..........  Executive Vice President, Law and Secretary,
                               Burlington Northern Inc., August 1989 to
                               Present.
                               Executive Vice President, Law and Government
                               Affairs, Burlington Northern Railroad Company, February 1990 to Present.
                               Executive Vice President, Law and Government
                               Affairs and Secretary, September 1989 to
                               February 1990, Burlington Northern Railroad
                               Company; Senior Vice President, Law and
                               Secretary, January 1989 to July 1989,
                               Burlington Northern Inc.

Mark S. Cane, 39.............  Vice President, Intermodal, Burlington Northern
                               Railroad Company, September 1992 to Present.
                               Vice President, Equipment Management, March
                               1991 to September 1992; Vice President, Service Design, December 1989 to March 1991; Assistant Vice President, Marketing Resources, May 1988 to December 1989, Burlington Northern Railroad Company.

John T. Chain, Jr., 60.......  Executive Vice President, Safety and Corporate
                               Support, Burlington Northern Railroad Company, March 1993 to Present.
                               Executive Vice President, Operations, February 1991 to February 1993, Burlington Northern Railroad Company. Commander in Chief of the Strategic Air Command, June 1986 to January 1991. Mr. Chain is a Director of Kemper Corporation, Northrop Corporation and R.J.R. Nabisco.

James B. Dagnon, 55..........  Executive Vice President, Employee Relations,
                               Burlington Northern Inc., January 1992 to
                               Present.
                               Executive Vice President, Employee Relations, Burlington Northern Railroad Company, January 1992 to Present.
                               Senior Vice President, Human Resources, August 1991 to January 1992; Senior Vice President, Labor Relations, June 1987 to August 1991, Burlington Northern Railroad Company.

Donald W. Henderson, 56......  Vice President, Network Operations, June 1994
                               to Present.
                               General Manager Central Corridor Operations,
                               May 1993 to June 1994; General Manager Southern Corridor Operations, August 1992 to May 1993; Vice President Technology, Engineering & Maintenance, February 1987 to August 1992, Burlington Northern Railroad Company.

David L. Hull, 47............  Vice President, Revenue Management, Burlington
                               Northern Railroad Company, April 1992 to
                               Present.
                               Vice President, Financial Planning, December
                               1989 to April 1992, Burlington Northern
                               Railroad Company.

Francis T. Kelly, 47.........  Securities and Finance Counsel, Burlington
                               Northern Railroad Company, November 1989 to
                               Present.

Richard L. Lewis, 54.........  Vice President, Corporate Development,
                               Burlington Northern Railroad Company, February 1993 to Present.
                               Vice President, Strategic Planning, February
                               1991 to January 1993; Vice President, Freight Equipment and Strategic Planning, January 1989 to January 1991, Burlington Northern Railroad Company.

Robert F. McKenney, 41.......  Senior Vice President and Treasurer, Burlington
                               Northern Inc., October 1991 to Present.
                               Senior Vice President and Treasurer, Burlington Northern Railroad Company, October 1991 to Present.
                               Senior Vice President, Treasurer, Acting Chief Financial Officer and Acting Chief Accounting Officer, April 1991 to October 1991, Burlington Northern Inc.; Senior Vice President, Treasurer and Acting Chief Financial Officer, April 1991 to October 1991, Burlington Northern Railroad Company; Vice President and Treasurer, October 1989 to April 1991, Burlington Northern Inc. and Burlington Northern Railroad Company.

Ronald A. Rittenmeyer, 47....  Executive Vice President, Merchandise Business,
                               Burlington Northern Railroad Company, June 1994 to Present.
                               Vice President, Operations, December 1989 to
                               May 1994, Frito-Lay Unit of PepsiCo, Inc.

Herbert D. Robinson, 42......  Vice President, Network Design, Burlington
                               Northern Railroad Company, June 1994 to
                               Present.
                               Vice President Network Planning and Control,
                               September 1992 to June 1994; Assistant Vice
                               President Network Planning, December 1990 to
                               September 1992; General Manager, September 1988 to December 1990, Burlington Northern Railroad Company.

Richard A. Russack, 56.......  Vice President, Communications, Burlington
                               Northern Railroad Company, October 1991 to
                               Present.
                               Managing Director, October 1989 to September
                               1991, Ogilvy, Adams & Rinehart, Inc.

Don S. Snyder, 46............  Vice President, Controller and Chief Accounting
                               Officer, Burlington Northern Railroad Company, April 1990 to Present.
                               Vice President, Controller, December 1987 to
                               March 1990, Burlington Northern Railroad
                               Company.

Gregory T. Swienton, 45......  Executive Vice President, Intermodal Business,
                               Burlington Northern Railroad Company, June 1994 to Present.
                               Executive Director--Europe & Africa (Brussels), January 1991 to June 1994. DHL Worldwide Express, Regional Managing Director-- Continental Europe (Brussels), January 1988 to December 1990.

Philip F. Weaver, 54.........  Vice President, Agricultural Commodities,
                               Burlington Northern Railroad Company, July 1990 to Present.
                               Acting Assistant Vice President, Marketing
                               Resources, December 1989 to July 1990;
                               Assistant Vice President Agricultural Products, August 1987 to July 1990, Burlington Northern Railroad Company.

                                  SCHEDULE III

                        TRANSACTIONS IN SFP COMMON STOCK

  During the past sixty calendar days and forty business days, no transaction in the SFP Common Stock has been effected by SFP or BNI or, to the best of SFP's knowledge (with respect to itself) or BNI's knowledge (with respect to itself), by any executive officer, director, affiliate or subsidiary of SFP or BNI except for regular on-going acquisitions through payroll deduction occurring in SFP's 401(k) retirement plan, the SFP dividend reinvestment plan and option exercises by two executive officers. On October 25, 1994, Mr. Daniel Westerbeck delivered 7,018 shares of SFP Common Stock with a fair market value of $14.25 per share in payment of the option exercise price of $9.92 per share of SFP Common Stock and for which he received 10,082 shares of SFP Common Stock. On October 27, 1994, Mr. Steven Marlier exercised an outstanding option to purchase 6,082 shares of SFP Common Stock at $9.92 per share.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 JUNE 29, 1994,

                       AS AMENDED AS OF OCTOBER 26, 1994

                          AND AS OF DECEMBER 18, 1994,

                                    BETWEEN

                            BURLINGTON NORTHERN INC.

                                      AND

                          SANTA FE PACIFIC CORPORATION

                             TABLE OF CONTENTS(/1/)

                                                                            PAGE
                                   ARTICLE I

                                   THE MERGER

 1.1.The Merger...........................................................   A-1
 1.2.Conversion of Shares.................................................   A-1
 1.3.Surrender and Payment................................................   A-2
 1.4.Stock Options........................................................   A-3
 1.5.Adjustments..........................................................   A-3
 1.6.Closing..............................................................   A-3
 1.7.Fractional Shares....................................................   A-4
 1.8.Alternative Transaction Structure ...................................   A-4

                                   ARTICLE II

                        CERTAIN MATTERS RELATING TO BNI
                         AND THE SURVIVING CORPORATION

 2.1.Directors of the Surviving Corporation...............................   A-7
 2.2.Certificate of Incorporation and Bylaws of the Surviving Corporation..  A-7

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SFP

 3.1.Corporate Existence and Power........................................   A-7
 3.2.Corporate Authorization..............................................   A-8
 3.3.Governmental Authorization...........................................   A-8
 3.4.Non-Contravention....................................................   A-8
 3.5.Capitalization.......................................................   A-8
 3.6.Material Subsidiaries................................................   A-9
 3.7.SEC Filings..........................................................   A-9
 3.8.Financial Statements.................................................  A-10
 3.9.Disclosure Documents.................................................  A-10
 3.10. Information Supplied...............................................  A-11
 3.11.No Material Adverse Changes.........................................  A-11
 3.12.Undisclosed Material Liabilities....................................  A-11
 3.13.Litigation..........................................................  A-11
 3.14.Taxes...............................................................  A-12
 3.15. ERISA..............................................................  A-12
 3.16. Finders' Fees......................................................  A-14
 3.17. Environmental Matters..............................................  A-14
 3.18. Takeover Statutes..................................................  A-14
 3.19. Compliance With Laws..............................................   A-14
- --------
(/1/)The Table of Contents is not a part of this Agreement.

 3.20. Spinoff Dividend...................................................  A-14
 3.21. Private Letter Ruling..............................................  A-15
 3.22. Excess Loss Accounts...............................................  A-15
 3.23. SFP Rights Agreement...............................................  A-15

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BNI

 4.1. Corporate Existence and Power.......................................  A-15
 4.2. Corporate Authorization.............................................  A-15
 4.3. Governmental Authorization..........................................  A-15
 4.4. Non-Contravention...................................................  A-15
 4.5. Capitalization......................................................  A-16
 4.6. Material Subsidiaries...............................................  A-16
 4.7. SEC Filings.........................................................  A-17
 4.8. Financial Statements................................................  A-17
 4.9. Disclosure Documents................................................  A-17
 4.10. Information Supplied...............................................  A-18
 4.11. No Material Adverse Changes........................................  A-18
 4.12. Undisclosed Material Liabilities...................................  A-18
 4.13. Litigation.........................................................  A-19
 4.14. Taxes..............................................................  A-19
 4.15. ERISA..............................................................  A-19
 4.16. Finders' Fees......................................................  A-21
 4.17. Environmental Matters..............................................  A-21
 4.18. Takeover Statutes..................................................  A-21
 4.19. Compliance with Laws...............................................  A-21
 4.20. BNI Rights Agreement...............................................  A-21

                                   ARTICLE V

                                COVENANTS OF SFP

 5.1. Conduct of SFP......................................................  A-22
 5.2. Stockholder Meeting.................................................  A-23
 5.3. Access to Information...............................................  A-23
 5.4. Notices of Certain Events...........................................  A-23
 5.5. Tax Matters.........................................................  A-24
 5.6. Rule 145 Affiliates.................................................  A-24
 5.7. The Spinoff.........................................................  A-24
 5.8. No Solicitations....................................................  A-24
 5.9. Registration Rights.................................................  A-25

                                   ARTICLE VI

                                COVENANTS OF BNI

 6.1. Conduct of BNI......................................................  A-25
 6.2. Stockholder Meeting.................................................  A-26
 6.3. Access to Information...............................................  A-26
 6.4. Notices of Certain Events...........................................  A-27
 6.5. Tax Matters.........................................................  A-27

 6.6. Director and Officer Liability......................................  A-27
 6.7. No Solicitations....................................................  A-28

                                  ARTICLE VII

                            COVENANTS OF BNI AND SFP

 7.1. Reasonable Best Efforts.............................................  A-28
 7.2. ICC Approval........................................................  A-28
 7.3. Certain Filings; Proxy Materials....................................  A-28
 7.4. Public Announcements................................................  A-29
 7.5. Further Assurances..................................................  A-29
 7.6. Antitakeover Statutes...............................................  A-29
 7.7. Cooperation.........................................................  A-29
 7.8. Dividends...........................................................  A-29

                                  ARTICLE VIII

                                   THE OFFER

 8.1 The Offer............................................................  A-30
 8.2. Action by SFP and BNI...............................................  A-30

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

 9.1. Conditions to the Obligations of Each Party.........................  A-31
 9.2. Conditions to the Obligations of BNI................................  A-31
 9.3. Conditions to the Obligations of SFP................................  A-32

                                   ARTICLE X

                                  TERMINATION

10.1. Termination.........................................................  A-32
10.2. Effect of Termination...............................................  A-33

                                   ARTICLE XI

                                 MISCELLANEOUS

11.1. Notices.............................................................  A-33
11.2. Entire Agreement; Survival of Representations and Warranties......... A-34
11.3. Amendments; No Waivers..............................................  A-34
11.4. Expenses............................................................  A-34
11.5. Successors and Assigns..............................................  A-35
11.6. Governing Law.......................................................  A-35
11.7. Jurisdiction........................................................  A-35
11.8. Counterparts; Effectiveness.........................................  A-35

ANNEX I Conditions to the Offer
ANNEX II Registration Rights

                              TABLE OF DEFINITIONS

TERM                                                                    SECTION
- ----                                                                    --------
1933 Act............................................................... 1.4(c)
1933 Act Affiliates.................................................... 5.6
6- 1/4% Convertible Preferred Stock.................................... 4.5(a)
Agreement.............................................................. Recitals
Acquiring Person....................................................... 4.20
Balance Sheet Date..................................................... 3.8
BNI.................................................................... Recitals
BNI Balance Sheet...................................................... 4.8
BNI Benefit Arrangements............................................... 4.16(e)
BNI Common Stock....................................................... 1.2(a)
BNI Disclosure Documents............................................... 4.9
BNI Employee Plans..................................................... 4.15(a)
BNI Form 10-K.......................................................... 4.7(a)
BNI Form 10-Q.......................................................... 4.7(a)
BNI Material Subsidiary................................................ 4.6(a)
BNI Offer Documents.................................................... 8.1(d)
BNI Option............................................................. 1.4(a)
BNI Pension Plans...................................................... 4.15(b)
BNI Post-Signing Returns............................................... 6.5
BNI Proxy Statement.................................................... 4.9
BNI Returns............................................................ 4.14
BNI Rights Agreement................................................... 4.20
BNI Securities......................................................... 4.5(a)
BNI Stockholder Meeting................................................ 6.2
BNI Subsidiary Securities.............................................. 4.6(b)
BNI Voting Debt........................................................ 4.5(b)
Class A Preferred Stock................................................ 4.5(a)
Closing................................................................ 1.6
Closing Date........................................................... 1.6
Code................................................................... Recitals
Common Shares Trust.................................................... 1.7
Confidentiality Agreement.............................................. 11.2
Customary Action....................................................... 5.1
Distribution Date...................................................... 4.20
DGCL................................................................... 3.18
Effective Time......................................................... 1.1(b)
Environmental Laws..................................................... 3.17(b)
Environmental Liabilities.............................................. 3.17(b)
ERISA.................................................................. 3.15(a)
ERISA Affiliate........................................................ 3.15(a)
Excess Shares.......................................................... 1.7
Exchange Act........................................................... 1.2(d)
Exchange Agent......................................................... 1.3(a)
Exchange Ratio......................................................... 1.2(a)
Form 10................................................................ 3.9(b)
Form S-1............................................................... 3.9(b)
Form S-4............................................................... 7.3(a)
Hazardous Substances................................................... 3.17(b)

TERM                                                                    SECTION
- ----                                                                    --------
HSR Act................................................................ 3.3
ICC.................................................................... 3.3
Indemnified Parties.................................................... 6.6
Indemnity Agreements................................................... 6.6
Lien................................................................... 3.4
Liquidation............................................................ 3.21
Material............................................................... 6.1(h)
Material Adverse Effect................................................ 3.1
Merger................................................................. 1.1(a)
Merger Consideration................................................... 1.2(b)
Multiemployer Plan..................................................... 3.16(b)
NYSE................................................................... 1.4(c)
Offer.................................................................. 8.1(a)
PBGC................................................................... 3.16(b)
Person................................................................. 1.2(d)
Private Letter Ruling.................................................. 3.21
Properties............................................................. 3.21
Schedule 14D-9......................................................... 8.2(b)
SEC.................................................................... 1.4(c)
SFP.................................................................... Recitals
SFP Balance Sheet...................................................... 3.8
SFP Common Stock....................................................... 1.2(a)
SFP Disclosure Documents............................................... 3.9(a)
SFP Employee Plans..................................................... 3.15(a)
SFP Form 10-K.......................................................... 3.7(a)
SFP Form 10-Q.......................................................... 3.7(a)
SFP Material Subsidiary................................................ 3.6(a)
SFP Offer Documents.................................................... 8.1(c)
SFP Pension Plans...................................................... 3.15(b)
SFP Post-Signing Returns............................................... 5.5
SFP Preferred Stock.................................................... 3.5(a)
SFP Proxy Statement.................................................... 3.9(a)
SFP Properties......................................................... 5.2
SFP Returns............................................................ 3.14(i)
SFP Rights Agreement................................................... 3.23
SFP Securities......................................................... 3.5(a)
SFP Stock Option....................................................... 1.4(a)
SFP Stockholder Meeting................................................ 5.2
SFP Subsidiary Securities.............................................. 3.6(b)
SFP Voting Debt........................................................ 3.5(b)
Share.................................................................. 1.2(a)
Shares................................................................. 1.2(a)
Spinoff................................................................ Recitals
Spinoff Company........................................................ Recitals
Spinoff Dividend....................................................... Recitals
Spinoff Registration Documents......................................... 3.9(b)
Stock Acquisition Date................................................. 4.20
Subsidiary............................................................. 1.2(c)
Surviving Corporation.................................................. 1.1(a)
Takeover Proposal...................................................... 5.8
Takeover Statute....................................................... 3.18

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated as of June 29, 1994 as amended as of October 26, 1994 and as of December 18, 1994 (this "Agreement") between Burlington Northern Inc., a Delaware corporation ("BNI"), and Santa Fe Pacific Corporation, a Delaware corporation ("SFP").

  WHEREAS, the respective Boards of Directors of BNI and SFP have determined that it is in the best interests of their respective stockholders to consummate the merger provided for herein;

  WHEREAS, the respective Boards of Directors of BNI and SFP have determined that this Agreement is in the best interests of BNI or SFP, as the case may be, and its respective stockholders and have duly approved this Agreement and authorized its execution and delivery;

  WHEREAS, the respective Boards of Directors of BNI and SFP have received the opinions of Lazard Freres & Co. and Goldman, Sachs & Co., respectively, that the Exchange Ratio (as defined in Section 1.2(a)(i)) is fair to their respective stockholders from a financial point of view;

  WHEREAS, BNI has been informed that (a) as a result of an initial public offering of shares of common stock of SFP Gold Corporation (the "Spinoff Company"), SFP presently owns approximately 85% of the outstanding capital stock of the Spinoff Company, (b) the Board of Directors of SFP has declared, pursuant to resolutions substantially in the form provided to BNI prior to the date hereof, a dividend (the "Spinoff Dividend") of the stock of the Spinoff Company owned by SFP, to be issued on September 30, 1994 to SFP shareholders of record as of September 12, 1994 (the issuance of the Spinoff Dividend shall be referred to as the "Spinoff"), and (c) SFP has received a private letter ruling from the Internal Revenue Service to the effect that the Spinoff qualifies as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, it is the intention of the parties to this Agreement that for Federal income tax purposes the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Code.

  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

  SECTION 1.1. The Merger. (a) At the Effective Time (as defined in Section 1.1(b)), SFP shall be merged with and into BNI in accordance with Delaware Law (the "Merger"), whereupon the separate existence of SFP shall cease, and BNI shall be the surviving corporation (the "Surviving Corporation").

  (b) The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"); such filing shall be made as soon as practicable after the Closing, as defined in Section 1.6 of this Agreement.

  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of SFP and BNI, all as provided under Delaware Law.

  SECTION 1.2. Conversion of Shares. (a) At the Effective Time:

  (i) each share (a "Share" and, collectively, the "Shares") of SFP common stock, par value $1.00 per share (the "SFP Common Stock"), outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(a)(ii) below, be converted into 0.40 shares of the common stock, no par value (the "BNI Common Stock"), of BNI (0.40 being defined herein as the "Exchange Ratio"); and

  (ii) each Share held by SFP as treasury stock or owned by BNI or any Subsidiary (as defined in Section 1.2(c)) of BNI immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

  (b) The BNI Common Stock (accompanied by rights issued pursuant to the BNI Rights Agreement (as defined in Section 4.20)) to be received as consideration pursuant to the Merger by each holder of Shares is referred to herein as the "Merger Consideration".

  (c) For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person.

  (d) For purposes of this Agreement, the word "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing.

  SECTION 1.3. Surrender and Payment. (a) Prior to the Effective Time, BNI shall appoint an agent reasonably satisfactory to SFP (the "Exchange Agent") for the purpose of exchanging certificates representing Shares as provided in
Section 1.2(a)(i). At the Effective Time, BNI will deposit with the Exchange Agent certificates representing the aggregate Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, BNI will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article I.

  (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 1.3(a), and any portion of the Common Shares Trust (as defined in Section 1.7) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to BNI, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Article I prior to that time shall thereafter look only to BNI for his claim for BNI Common Stock, any cash in lieu of fractional shares of BNI Common Stock and any dividends or distributions with respect to BNI Common Stock. Notwithstanding the foregoing, BNI shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

  (f) No dividends or other distributions with respect to the BNI Common Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.3. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the BNI Common Stock into which such Shares were converted are registered, (1) all dividends and other distributions in respect of BNI Common Stock that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (2) all dividends or other distributions in respect of Shares that are payable on a date subsequent to, and the record date for which occurs before, the Effective Time.

  SECTION 1.4. Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of SFP Common Stock (a "SFP Stock Option") granted under any employee stock option or compensation plan or arrangement of SFP shall be canceled and substituted with an option (a "BNI Option") to acquire BNI Common Stock. Such cancellation and substitution shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder, and each BNI Option shall provide the option holder with rights and benefits that are no less favorable to him than were provided under the SFP Stock Option for which it was substituted.

  (b) At or as soon as practicable after the Effective Time, BNI shall issue to each holder of an SFP Stock Option which is cancelled pursuant to Section 1.4(a) an agreement that accurately reflects the terms of the BNI Option substituted therefor as contemplated by Section 1.4(a).

  (c) BNI shall take all corporate actions necessary to reserve for issuance such number of shares of BNI Common Stock as will be necessary to satisfy exercises in full of all BNI Options after the Effective Time. With respect to such BNI Common Stock, BNI shall (i) as soon as practicable after the Effective Time file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-8 and use its reasonable best efforts to have such registration statement become and remain continuously effective under the Securities Act of 1933, as amended (the "1933 Act") and (ii) file with the New York Stock Exchange, Inc. (the "NYSE") a listing application and use its reasonable best efforts to have such shares admitted to trading thereon upon exercises of BNI Options. BNI shall also use its reasonable best efforts to ensure that all incentive stock options within the meaning of the Code continue to qualify as such at all times after the Effective Time.

  SECTION 1.5. Adjustments. If, prior to the Effective Time, BNI or SFP (as the case may be) should split or combine the BNI Common Stock or the SFP Common Stock, or pay a stock dividend or other stock distribution in BNI Common Stock or SFP Common Stock, or otherwise change the BNI Common Stock or SFP Common Stock into any other securities, or make any other dividend or distribution in respect of the BNI Common Stock or the SFP Common Stock (other than the Spinoff, stock options permitted or contemplated by this Agreement, and normal dividends as the same may be adjusted from time to time in accordance with this Agreement), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  SECTION 1.6. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, at 10:00 A.M. on the second business day after all the conditions set forth in Article IX (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied or (ii) at such other place and/or time and/or on such other date as the parties may agree. The date upon which the Closing shall occur is herein called the "Closing Date".

  SECTION 1.7. Fractional Shares. No certificates or scrip representing fractional shares of BNI Common Stock will be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of BNI Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.7, a cash payment in lieu of such fractional shares of BNI Common Stock representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of BNI Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent will hold such proceeds in trust (the "Common Shares Trust") for the holders of the Shares. BNI shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional BNI Common Stock Interest to which such holder of Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of BNI Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

  SECTION 1.8. Alternative Transaction Structure. (a) At any time prior to the Effective Time, either BNI or SFP, in its sole discretion, may notify the other party (the "Alternative Merger Notice") that it has determined to restructure the transaction in the manner contemplated by this Section 1.8. Upon delivery of the Alternative Merger Notice in the manner set forth in Section 11.1 hereof (the "Alternative Election"), the Merger contemplated by Section 1.1 of this Agreement shall be restructured in the manner set forth in this Section 1.8. In such event, all references to the term "Merger" in this Agreement shall be deemed references to the transactions contemplated by this Section 1.8, all references to the term "Surviving Corporation" shall be deemed references to BNSF Corporation, a Delaware corporation ("BNSF"), all references to the term "Effective Time" in this Agreement shall be deemed references to the time at which the certificates of merger are duly filed with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) with respect to the Merger as restructured in the manner contemplated by this Section 1.8 and Sections 1.2(a), 1.2(b), 1.4 and 1.7 shall no longer be of any force or effect and the provisions of this Section 1.8 shall govern the terms of the Merger. Prior to the Effective Time, BNSF will be controlled equally by BNI and SFP. The Merger, restructured as contemplated by this Section 1.8, is sometimes referred to as the "Alternative Merger".

  (b) Prior to the Effective Time, BNSF will be controlled equally by BNI and SFP. Prior to the Effective Time of the Alternative Merger, BNI and SFP will cause BNSF to incorporate two wholly owned subsidiaries as Delaware corporations ("BNI Merger Sub" and "SFP Merger Sub"). At the Effective Time of the Alternative Merger, (i) BNI Merger Sub will be merged with and into BNI in accordance with Delaware Law, whereupon the separate existence of BNI Merger Sub shall cease, and BNI shall be the surviving corporation, and (ii) SFP Merger Sub will be merged with and into SFP in accordance with Delaware Law, whereupon the separate existence of SFP Merger Sub shall cease, and SFP shall be the surviving corporation.

  (c) At the Effective Time of the Alternative Merger, (i) each share of SFP Common Stock outstanding immediately prior to such Effective Time shall, except as otherwise provided in Section 1.8(d) below, be converted into 0.40 shares of the common stock of BNSF, no par value (the "BNSF Common Stock"), and (ii) each share of BNI Common Stock outstanding immediately prior to such Effective Time shall, except as otherwise provided in Section 1.8(d) below, be converted into
1.0 share of BNSF Common Stock.

  (d) Each share of BNI Common Stock or SFP Common Stock (other than the SFP Common Stock owned by BNI, which shall remain outstanding) held by either of BNI or SFP as treasury stock or owned by BNI, SFP or any Subsidiary of either of them immediately prior to the Effective Time of the Alternative Merger shall be cancelled and no payments shall be made with respect thereto.

  (e) The BNSF Common Stock to be received as consideration in the Alternative Merger by holders of BNI Common Stock or SFP Common Stock is referred to herein as the "Merger Consideration".

  (f) (i) At the Effective Time of the Alternative Merger, each outstanding option to purchase shares of SFP Common Stock (a "SFP Stock Option") or BNI Common Stock (or "BNI Stock Option") granted under any employee stock option or compensation plan or arrangement of SFP or BNI, as the case may be, shall be cancelled and substituted with an option (a "BNSF Option") to acquire BNSF Common Stock. Such cancellation and substitution shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder, and each BNSF Option shall provide the option holder with rights and benefits that are no less favorable to him than were provided under the SFP Stock Option or BNI Stock Option for which it was substituted.

  (ii) At or as soon as possible after the Effective Time of the Alternative Merger, BNSF shall issue to each holder of an SFP Stock Option or BNI Stock Option which is cancelled pursuant to Section 1.8(f)(i) an agreement that accurately reflects the terms of the BNSF Option substituted therefor as contemplated by Section 1.8(f)(i).

  (iii) BNSF shall take all corporate actions necessary to reserve such number of shares of BNSF Common Stock as will be necessary to satisfy exercises in full of all BNSF Options after the Effective Time. With respect to such BNSF Common Stock, BNSF shall (i) as soon as practicable after the Effective Time of the Alternative Merger file with the SEC a Registration Statement on Form S-8 and use its reasonable best efforts to have such registration statement become and remain continuously effective under the 1933 Act and (ii) file with the NYSE a listing application and use its reasonable best efforts to have such shares admitted to trading thereon upon exercises of BNSF Options. BNSF shall also use its reasonable best efforts to ensure that all incentive stock options within the meaning of the Code continue to qualify as such at all times after such Effective Time.

  (g) No certificates or scrip representing fractional shares of BNSF Common Stock will be issued in the Alternative Merger, but in lieu thereof each holder of SFP Common Stock otherwise entitled to a fractional share of BNSF Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.8 , a cash payment in lieu of such fractional shares of BNSF Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of SFP Common Stock, the Exchange Agent will hold such proceeds in trust (the "Common Shares Trust") for the holders of the SFP Common Stock. BNSF shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of SFP Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional BNSF Common Stock interest to which such holder of SFP Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which such holder of SFP Common Stock is entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of SFP Common Stock in lieu of any fractional shares of BNSF Common Stock, the Exchange Agent shall make available such amounts to such holders of SFP Common Stock without interest.

  (h) Immediately prior to the Effective Time of the Alternative Merger, BNSF will become a party to this Agreement, assume all obligations of BNI hereunder in its capacity as the Surviving Corporation and make the following representations and warranties to each of BNI and SFP:

    (i) Corporate Existence and Power. At the Effective Time, BNSF will be a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and will have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on the businesses of BNI and SFP as such business are now conducted. At the Effective Time, BNSF will be duly qualified to do business as a foreign corporation and will be in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNSF.

    (ii) Corporate Authorization. At the Effective Time, the execution, delivery and performance by BNSF of this Agreement and the consummation by BNSF of the transactions contemplated hereby will be within the corporate powers of BNSF and will have duly authorized by all necessary corporate action on the part of BNSF. At the Effective Time, this Agreement will constitute a valid and binding agreement of BNSF.

    (iii) Governmental Authorization. At the Effective Time, the execution, delivery and performance by BNSF of this Agreement and the consummation of the Merger by BNSF will require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Exchange Act; (iii) compliance with the applicable requirements of the 1933 Act; (iv) compliance with any applicable foreign or state securities or Blue Sky laws; (v) immaterial actions or filings relating to ordinary operational matters; and (vi) actions that have theretofore been taken or filings that have theretofore been made.

    (iv) Non-Contravention. At the Effective Time, the execution, delivery and performance by BNSF of this Agreement and the consummation by BNSF of the transactions contemplated hereby will not (except, in the case of clauses (B), (C) and (D) of this Section 1.8(h)(iv), for any such matters that singly or in the aggregate have not had, and would not reasonably by expected to have, a Material Adverse Effect on BNSF (A) contravene or conflict with the certificate of incorporation or bylaws of BNSF, (B) assuming compliance with the matters referred to in Section 1.8(h)(iii), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to BNSF or any Subsidiary of BNSF, (C) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of BNSF or any of its Subsidiaries or to a loss of any benefit to which BNSF or any of its Subsidiaries is entitled under any agreement, contract or other instrument binding upon BNSF or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by BNSF or any of its Subsidiaries or (D) result in the creation or imposition of any Lien on any asset of BNSF or any Subsidiary of BNSF.

  (i) Prior to the Effective Time of the Alternative Merger, BNI and SFP shall ensure that BNSF, BNI Merger Sub and SFP Merger Sub take no actions and undertake no operations except as may be necessary in connection with the consummation of the Merger and the transactions contemplated hereby.

  (j) At the time of the Alternative Election, and without any further action on the part of either SFP or BNI, this Agreement shall be deemed to have been amended as follows:

    (i) The phrase "BNSF," will be added (x) between the phrase "operation of the business of" and the phrase "BNI, SFP and their" in Section 9.1(iii) and (y) between the phrase "impose on" and "BNI, SFP or any" in clause (3) of Section 9.1(v).

    (ii) A new Section 9.2(iii) and 9.3(v) will be added as follows:

    BNSF shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of BNSF shall have been accurate in all material respects at and as of the Effective Time.

    (iii) Section 9.3(ii) shall be amended to read in its entirety as follows:

    (iv) the BNSF Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject to official notice of issuance.

  (k) BNI and SFP agree that in the event of the Alternative Election, any other appropriate adjustments shall be made to the other terms and conditions of this Agreement to reflect the transactions contemplated by this Section 1.8 with a view to ensuring that the parties hereto and their stockholders are placed in a position that is as close as possible to the position they would have been in but for such restructuring.

                                   ARTICLE II

                        CERTAIN MATTERS RELATING TO BNI
                         AND THE SURVIVING CORPORATION

  SECTION 2.1. Directors of the Surviving Corporation. The board of directors of the Surviving Corporation will be constituted as follows: two-thirds of the directors will be designated by BNI, and one-third of the directors will be designated by SFP.

  SECTION 2.2. Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) The certificate of incorporation of BNI in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

  (b) The bylaws of BNI in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SFP

  SFP represents and warrants to BNI that, except as disclosed in Schedule III hereto:

  SECTION 3.1. Corporate Existence and Power. SFP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. SFP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SFP. SFP has heretofore delivered to BNI true and complete copies of SFP's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any Person, a material adverse effect, whether existing or prospective, on the financial condition, business or properties of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder. For purposes of this Agreement, any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect, whether existing or prospective, which is material in relation to the financial condition, business or properties of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder.

  SECTION 3.2. Corporate Authorization. The execution, delivery and performance by SFP of this Agreement and the consummation by SFP of the transactions contemplated hereby are within SFP's corporate powers and, except as set forth in the next sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of SFP Common Stock entitled to vote thereon is the only vote of any class or series of SFP capital stock necessary to approve this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of SFP.

  SECTION 3.3. Governmental Authorization. The execution, delivery and performance by SFP of this Agreement and the consummation of the Offer and the Merger by SFP require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements relating to approval of the Merger by the Interstate Commerce Commission (the "ICC"); (iv) compliance with any applicable requirements of the Exchange Act;
(v) compliance with any applicable requirements of the 1933 Act; (vi) compliance with any applicable foreign or state securities or Blue Sky Laws; and (vii) immaterial actions or filings relating to ordinary operational matters.

  SECTION 3.4. Non-Contravention. The execution, delivery and performance by SFP of this Agreement and the consummation by SFP of the transactions contemplated hereby do not and will not (except in the case of clauses (ii), (iii) and (iv) of this Section 3.4, for any such matters that singly or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on SFP) (i) contravene or conflict with the certificate of incorporation or bylaws of SFP, (ii) assuming compliance with the matters referred to in Section 3.3. contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to SFP or any of its Subsidiaries, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of SFP or any of its Subsidiaries or to a loss of any benefit to which SFP or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon SFP or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by SFP or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of SFP or any of its Subsidiaries. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  SECTION 3.5. Capitalization. (a) The authorized capital stock of SFP consists of six hundred million (600,000,000) shares of SFP Common Stock and two hundred million (200,000,000) shares of preferred stock, $1.00 par value per share ("SFP Preferred Stock"). As of May 31, 1994, there were outstanding (i) 186,391,459 shares of SFP Common Stock and 3,629,728 shares were held in treasury, (ii) no shares of SFP Preferred Stock and (iii) employee stock options to purchase an aggregate of 9,953,575 Shares (of which options to purchase an aggregate of 7,004,884 Shares were exercisable). As of May 31, 1994, a total of 12,000,000 shares of SFP Common Stock were approved for awards under the SFP Long-Term Incentive Stock Plan, of which 5,281,405 remain available for grant. All outstanding shares of capital stock of SFP have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section or as contemplated by Section 5.1 and except for the exercise of employee stock options outstanding on May 31, 1994 or issued since that date in accordance with Section 5.1, there are outstanding (x) no shares of capital stock or other voting securities of SFP, (y) no securities of SFP or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of SFP and (z) no options or other rights to acquire from SFP or any of its Subsidiaries, and no obligation of SFP or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SFP (the items in clauses (x), (y) and (z) being referred to collectively as the "SFP Securities").

There are no outstanding obligations of SFP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any SFP Securities, except for the Offer.

  (b) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of SFP having the right to vote (or convertible into or exercisable for SFP Securities having the right to vote) on any matters upon which holders of SFP Common Stock may vote (collectively, "SFP Voting Debt").

  SECTION 3.6. Material Subsidiaries. (a) Each Subsidiary of SFP as of the date of this Agreement is identified on Schedule 3.6(a). For purposes of this Agreement, the term "SFP Material Subsidiary" means each Subsidiary of SFP identified as material on Schedule 3.6(a). Each SFP Material Subsidiary is either (i) a corporation that is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SFP, or (ii) a partnership that is duly formed and in good standing under the laws of its jurisdiction of formation and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SFP.

  (b) Except as set forth in the SFP Form 10-K (as defined in Section 3.7), all of the outstanding capital stock of, or other ownership interests in, each SFP Subsidiary is owned by SFP, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Other than the Variable Rate Exchangeable Debentures Due 2010 issued by SFP Pipeline Holdings, Inc. and those obligations identified on
Schedule 3.6(b), there are no outstanding (i) securities of SFP or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of SFP, or
(ii) options or other rights to acquire from SFP or any of its Subsidiaries, and no other obligation of SFP or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any SFP Subsidiary (the capital stock of each Subsidiary of SFP, together with the items in clauses (i) and (ii), being referred to collectively as the "SFP Subsidiary Securities"). There are no outstanding obligations of SFP or any Subsidiary of SFP to repurchase, redeem or otherwise acquire any outstanding SFP Subsidiary Securities.

  SECTION 3.7. SEC Filings. (a) SFP has delivered to BNI (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992, and December 31, 1993 (this latest Form 10-K being referred to herein as the "SFP Form 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, 1994 (this Form 10-Q being referred to herein as the "SFP Form 10-Q"), (iii) its proxy statements (as defined in Regulation 14A issued pursuant to the Exchange Act) relating to meetings of the stockholders of SFP held since January 1, 1989, (iv) its report on Form 8-K dated June 25, 1993, as amended, and (v) all other reports, statements, schedules and registration statements filed by SFP and its Subsidiaries with the SEC since January 1, 1989 and through the date of this Agreement, but including only such pre-effective amendments to such registration statements as contain material information not fully reflected in any subsequent amendment to such registration statements (or to any prospectus included therein) delivered to BNI pursuant to this Section 3.7.

  (b) As of its filing date, each such report or statement, as supplemented or amended, if applicable, filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (c) Each such registration statement, as supplemented or amended, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  SECTION 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of SFP included in the SFP Form 10-K and the SFP Form 10-Q fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of SFP and its consolidated Subsidiaries as of the dates thereof, their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited consolidated interim financial statements) and, in the case of the SFP Form 10-K, stockholders' equity. For purposes of this Agreement, "SFP Balance Sheet" means the Consolidated Balance Sheet of SFP as of December 31, 1993 set forth in the SFP Form 10-K, and "Balance Sheet Date" means December 31, 1993.

  SECTION 3.9. Disclosure Documents. (a) Each document required to be filed by SFP with the SEC in connection with the transactions contemplated by this Agreement (the "SFP Disclosure Documents"), including, without limitation, (i) the SFP Offer Documents to be filed with the SEC in connection with the Offer and (ii) the definitive proxy statement of SFP (the "SFP Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the offer to purchase and form of related letter of transmittal contained in the SFP Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of consummation of the Offer, the SFP Offer Documents, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time the SFP Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of SFP and at the time such stockholders vote on adoption of this Agreement, the SFP Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any SFP Disclosure Document other than the SFP Offer Documents and the SFP Proxy Statement and at the time of any distribution thereof, such SFP Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(a) will not apply to statements or omissions included in SFP Disclosure Documents based upon information furnished to SFP in writing by BNI specifically for use therein.

  (b) The registration statements on Form S-1 (the "Form S-1") and the registration statement on Form 10 (the "Form 10") filed by SFP in connection with the Spinoff, and any amendments or supplements thereto, or other appropriate filings made to register the stock of the Spinoff Company under the 1933 Act or the Exchange Act, as amended and supplemented (the "Spinoff Registration Documents"), when they became effective, complied as to form in all material respects with the applicable requirements of the 1933 Act and the Exchange Act. At the time of the effectiveness and at the time that the sale of securities pursuant to the Spinoff Registration Documents was consummated, the Spinoff Registration Documents did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 3.9(b) shall not apply to statements or omissions included in the Spinoff Registration Documents based upon information furnished to SFP in writing by BNI specifically for use therein.

  SECTION 3.10. Information Supplied. The information supplied or to be supplied by SFP for inclusion or incorporation by reference in (i) the BNI Offer Documents or any amendment or supplement thereto will not, at the time the offer to purchase and form of related letter of transmittal contained in the BNI Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the BNI Proxy Statement or any amendment or supplement thereto will not, at the time the BNI Proxy Statement is first mailed to stockholders of BNI and at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (iii) any BNI Disclosure Document (other than the BNI Offer Documents and the BNI Proxy Statement) will not, at the time of effectiveness of such BNI Disclosure Document and at the time of any distribution thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and
(iv) the Form S-4 (as defined in Section 7.3(a)) will not, at the time the Form S-4 becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 3.11. No Material Adverse Changes. Except as contemplated by this Agreement or as publicly disclosed prior to the date of this Agreement, and except as set forth in Schedule 3.11, since the Balance Sheet Date, SFP and the SFP Material Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect on SFP (other than as a result of (i) changes in conditions, including economic or political developments, applicable to the railroad industry generally and (ii) the Spinoff); or

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of SFP capital stock (other than (x) aggregate cash dividends on the Shares not in excess of $0.10 per Share in 1994, $0.18 per Share in 1995, $0.20 per Share in 1996 and $0.22 per
  Share in 1997, in each case having record and payment dates determined in accordance with Section 7.8 and (y) the Spinoff).

  SECTION 3.12. Undisclosed Material Liabilities. Except for (i) liabilities reflected in the SEC Reports listed in Section 3.7 and (ii) liabilities incurred in the ordinary course of business of SFP and its Subsidiaries consistent with past practice subsequent to the Balance Sheet Date, SFP and its Subsidiaries have no liabilities that are material to SFP and there is no existing condition or set of circumstances which would reasonably be expected to result in such a liability; provided, however, that this representation does not cover, and shall not be deemed to be breached as a result of, any such liability that results primarily from a Customary Action (as defined in Section
5.1 below).

  SECTION 3.13. Litigation. Except as set forth in the SFP Form 10-K or the SFP Form 10-Q, and except as set forth in the Joint Proxy Statement/Prospectus of SFP and BNI dated October 12, 1994 and the Supplemental Joint Proxy Statement/Prospectus thereto dated October 28, 1994, (i) there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of SFP threatened against or affecting, SFP or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official where there is a reasonable probability of a determination adverse to SFP or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on SFP and (ii) as of the date of this Agreement, there is no such action, suit, investigation or proceeding which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger, the Spinoff or any of the other transactions contemplated hereby.

  SECTION 3.14. Taxes. Except as set forth in the SFP Balance Sheet (including the notes thereto) or on Schedule 3.14, (i) all material tax returns, statements, reports and forms (collectively, the "SFP Returns") required to be filed with any taxing authority as of the date hereof by, or with respect to, SFP and its Subsidiaries have been filed in accordance with all applicable laws; (ii) SFP and its Subsidiaries have timely paid all taxes shown as due and payable on the SFP Returns that have been so filed and as of the time of filing the SFP Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of SFP and its Subsidiaries in all material respects; (iii) SFP and its Subsidiaries have made provision for all material taxes payable by SFP and its Subsidiaries for which no Return has yet been filed or in respect of which a final determination has been made; (iv) the charges, accruals and reserves for taxes with respect to SFP and its Subsidiaries reflected in the SFP Balance Sheet are adequate under generally accepted accounting principles to cover the tax liabilities accruing through the date thereof; and (v) as of the date of this Agreement, there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to SFP or any of its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against SFP or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on SFP.

  SECTION 3.15. ERISA. (a) Schedule III identifies (i) each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (other than multiemployer plans (as defined in Section 3(37) of ERISA)), and (ii) each employment, severance or other similar contract, arrangement or policy and each retirement or deferred compensation plan, stock plan, incentive compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance (including self-insured arrangements) or hospitalization program, workers' compensation program, disability program, supplemental unemployment program or fringe benefit arrangement, whether maintained pursuant to contract or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), which, in the case of items described in both clauses (i) and (ii), is maintained, administered or contributed to by SFP or any of its ERISA Affiliates (as defined below), and covers any employee or former employee of SFP or any of its Subsidiaries or with respect to which SFP or any of its ERISA Affiliates has any liability (collectively, the "SFP Employee Plans"). True and correct copies of each of the SFP Employee Plans, all amendments thereto, any written interpretations thereof distributed to employees, and all contracts relating thereto or the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, recordkeeping agreements and summary plan descriptions, all as currently in effect, have been furnished or made available to BNI. SFP has supplied or made available to BNI an accurate description of any SFP Employee Plan that is not in written form. To the extent applicable, true and correct copies of the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any SFP Employee Plan and the most recent actuarial valuation report prepared in connection with any such plan have been furnished or made available to BNI. For purposes of this Agreement, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. SFP has made available to BNI with complete age, salary, service and related data as of the most recent practical date for employees and former employees of SFP and any of its Subsidiaries covered under the SFP Employee Plans.

  (b) The only SFP Employee Plans that are subject to Title IV of ERISA (the "SFP Pension Plans") are identified in the list of such plans provided or made available to BNI by SFP in accordance with Section 3.15(a). As of the most recent valuation date of each SFP Pension Plan, the present value of all benefits accrued under each SFP Pension Plan determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation (the "PBGC") as in effect on such date was exceeded by the fair market value of the assets of such SFP Pension Plan (excluding for these purposes any accrued but unpaid contributions). No "accumulated funding deficiency", as defined in
Section 412 of the Code, has been incurred with respect to any SFP Pension Plan, whether or not waived. SFP knows of no "reportable event", within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder, and no event described in Section 4041 (other than a standard termination), 4042, 4062 or 4063 of ERISA has occurred in connection with any SFP Pension Plan, other than a "reportable event" that will not have a Material Adverse Effect on SFP. No condition exists and no event has occurred that could constitute grounds for termination of or the appointment of a trustee to administer any SFP Pension Plan under Section 4042 of ERISA and, to SFP's knowledge, neither SFP nor any of its ERISA Affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction for which SFP or any of its ERISA Affiliates would have liability under Section 4069 or 4212(c) of ERISA. To SFP's knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any SFP Employee Plan has or will make SFP or any of its ERISA Affiliates or any officer or director of SFP or any of its ERISA Affiliates subject to any liability under Title I or Section 4071 of ERISA or liable for any tax pursuant to Section 4975 or Chapters 43, 47, or 68 of the Code that could have a Material Adverse Effect.

  (c) Each SFP Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. SFP has furnished or made available to BNI copies of the most recent Internal Revenue Service determination letters with respect to each such SFP Employee Plan. Each SFP Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such SFP Employee Plan.

  (d) None of the payments contemplated by the contracts, plans or arrangements covering any employee or former employee of SFP or any of its ERISA Affiliates and arising solely as a result of the transactions contemplated hereby would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

  (e) Except for obligations arising pursuant to any collective bargaining agreements, no condition exists that would prevent SFP or any of its Subsidiaries from amending or terminating any SFP Employee Plan providing health or medical benefits in respect of any active or former employees of SFP and its Subsidiaries.

  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by SFP or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any SFP Employee Plan which would increase materially the expense of maintaining such SFP Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

  (g) To the extent applicable, each SFP Employee Plan which constitutes a "group health plan" (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current or former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or
Section 601 of ERISA, has been operated in substantial compliance with applicable law, including the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA.

  (h) There are no actions, suits or claims (other than routine claims for benefits) pending or, to SFP's knowledge, threatened involving any SFP Employee Plan or the assets thereof and no facts exist with could give rise to any such actions, suits or claims (other than routine claims for benefits).

  (i) SFP has provided or will promptly provide BNI with a list of each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a multiemployer plan with respect to which SFP or any of its ERISA Affiliates may have any liability (including any liability attributable to a current or former member of SFP's or any of its ERISA Affiliates' "controlled group" (as defined in Section 4001(a)(14) of ERISA)) and the maximum amount of such liability (determined as if a complete withdrawal occurred with respect to each such plan immediately after the Effective Time). With respect to each such plan, (i) all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable law, (ii) neither SFP nor any of its ERISA Affiliates has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability that would have a Material Adverse Effect, and (iii) neither SFP nor any of its ERISA Affiliates has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code or that any plan is or may become insolvent.

  (j) As of the Balance Sheet Date, the Expected Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of postretirement health and medical benefits for current and former employees of SFP or any of its Subsidiaries calculated by SFP's actuary using reasonable actuarial assumptions was $291,200,000.

  SECTION 3.16. Finders' Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been or will be provided to BNI, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of SFP or any of its Subsidiaries who might be entitled to any fee or commission from BNI or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

  SECTION 3.17. Environmental Matters. (a) Except as set forth in the SFP Form 10-K or otherwise previously disclosed in writing by SFP to BNI, there are no Environmental Liabilities (as defined below) of SFP that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on SFP.

  (b) As used in this Agreement, "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof. "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of its Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

  SECTION 3.18. Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the Delaware General Corporation Law (the "DGCL"), applicable to SFP or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

  SECTION 3.19. Compliance With Laws. Except as publicly disclosed, and except for any matter that would not reasonably be expected to have a Material Adverse Effect on SFP, neither SFP nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations.

  SECTION 3.20. Spinoff Dividend. The board of directors of SFP has declared the Spinoff Dividend, and the Liquidation of Properties (as those terms are defined in Section 3.21 below) has occurred prior to the date of this Agreement in conformity with the Private Letter Ruling (as defined below).

  SECTION 3.21. Private Letter Ruling. SFP has received from the Internal Revenue Service a valid and effective private letter ruling dated February 16, 1994 (and supplemented on May 18, 1994) (the "Private Letter Ruling") to the effect that (i) the Spinoff qualifies as a tax-free distribution under Section 355 of the Code and (ii) the merger of SFP Properties, Inc. ("Properties") with and into SFP (the "Liquidation") will be treated as a distribution by Properties to SFP in complete liquidation of Properties within the meaning of
Section 322 of the Code. A copy of the Private Letter Ruling has been provided to BNI.

  SECTION 3.22. Excess Loss Accounts. The income that will be recognized, for federal income tax purposes, upon the Spinoff arising from excess loss accounts in the stock of the Spinoff Company and its subsidiaries will be approximately $30 million.

  SECTION 3.23. SFP Rights Agreement. Under the Rights Agreement between SFP and First Chicago Trust Company of New York as Rights Agent, dated as of November 28, 1994 (the "SFP Rights Agreement"), BNI will not become an "Acquiring Person", no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the SFP Rights Agreement) will occur, and SFP's shareholders will not be entitled to receive any benefits under the SFP Rights Agreement as a result of the approval, execution or delivery of this Agreement, the commencement or consummation of the Offer or the consummation of the Merger.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BNI

  BNI represents and warrants to SFP that, except as disclosed in Schedule IV hereto:

  SECTION 4.1. Corporate Existence and Power. BNI is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. BNI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNI. BNI has heretofore delivered to SFP true and complete copies of the certificates of incorporation and bylaws of BNI as currently in effect.

  SECTION 4.2. Corporate Authorization. The execution, delivery and performance by BNI of this Agreement and the consummation by BNI of the transactions contemplated hereby are within the corporate powers of BNI and, except as set forth in the next sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of BNI Common Stock entitled to vote thereon is the only vote of any class or series of BNI capital stock necessary to approve this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of BNI.

  SECTION 4.3. Governmental Authorization. The execution, delivery and performance by BNI of this Agreement and the consummation of the Offer and the Merger by BNI require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements relating to approval of the Merger by the ICC; (iv) compliance with any applicable requirements of the Exchange Act; (v) compliance with the applicable requirements of the 1933 Act; (vi) compliance with any applicable foreign or state securities or Blue Sky laws; and (vii) immaterial actions or filings relating to ordinary operational matters.

  SECTION 4.4. Non-Contravention. The execution, delivery and performance by BNI of this Agreement and the consummation by BNI of the transactions contemplated hereby do not and will not

(except, in the case of clauses (ii), (iii) and (iv) of this Section 4.4, for any such matters that singly or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect on BNI) (i) contravene or conflict with the certificate of incorporation or bylaws of BNI,
(ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to BNI or any Subsidiary of BNI, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of BNI or any of its Subsidiaries or to a loss of any benefit to which BNI or any of its Subsidiaries is entitled under any agreement, contract or other instrument binding upon BNI or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by BNI or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of BNI or any Subsidiary of BNI.

  SECTION 4.5. Capitalization. (a) The authorized capital stock of BNI consists of three hundred million (300,000,000) shares of BNI Common Stock and twenty-five million (25,000,000) shares of No Par Value Preferred Stock, including six million nine hundred thousand (6,900,000) shares of 6 1/4% Cumulative Convertible Preferred Stock, Series A No Par Value ("6 1/4% Convertible Preferred Stock") and fifty million (50,000,000) shares of Class A Preferred Stock, No Par Value ("Class A Preferred Stock"). As of May 31, 1994 there were outstanding (i) 89,208,870 shares of BNI Common Stock (including 7,800 shares issued after May 31, 1994 with effect prior to such date), 15,104,280 shares were reserved for issuance pursuant to stock option plans, 303,532 shares were reserved for issuance pursuant to "restricted stock" plans and 94,572 shares were held in the treasury, (ii) six million nine hundred thousand (6,900,000) shares of 6 1/4% Convertible Preferred Stock, (iii) no shares of Class A Preferred Stock, and (iv) employee stock options to purchase an aggregate of 4,170,536 shares of BNI Common Stock (of which options to purchase an aggregate of 2,925,611 shares were exercisable). All outstanding shares of capital stock of BNI have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section or as contemplated by
Section 6.1, except for the exercise of employee stock options outstanding on May 31, 1994 or issued since that date in accordance with Section 6.1 and except for changes since that date resulting from the conversion of shares of the 6 1/4% Convertible Preferred Stock, there are outstanding (x) no shares of capital stock or other voting securities of BNI, (y) no securities of BNI or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of BNI and (z) no options or other rights to acquire from BNI or any of its Subsidiaries, and no obligation of BNI or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BNI (the items in clauses (x), (y) and (z) being referred to collectively as the "BNI Securities"). There are no outstanding obligations of BNI or any Subsidiary of BNI to repurchase, redeem or otherwise acquire any BNI Securities.

  (b) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of BNI having the right to vote (or convertible into or exercisable for BNI Securities having the right to vote) on any matters on which holders of BNI Common Stock may vote (collectively, "BNI Voting Debt").

  SECTION 4.6. Material Subsidiaries. (a) Each Subsidiary of BNI is identified on Schedule 4.6(a). For purposes of this Agreement, the term "BNI Material Subsidiary" means each Subsidiary of BNI identified as material on Schedule 4.6(a). Each BNI Material Subsidiary is either (i) a corporation that is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNI, or (ii) a partnership that is duly formed and in good standing under the laws of its jurisdiction of formation and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNI.

  (b) Except as set forth in the BNI Form 10-K (as defined in Section 4.7(a)), all of the outstanding capital stock of, or other ownership interests in, each BNI Subsidiary, is owned by BNI, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Other than those obligations identified on Schedule 4.6(b), there are no outstanding (i) securities of BNI or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of BNI, and
(ii) options or other rights to acquire from BNI or any of its Subsidiaries, and no other obligation of BNI or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of BNI (the capital stock of each Subsidiary of BNI, together with the items in clauses (i) and (ii), being referred to collectively as the "BNI Subsidiary Securities"). There are no outstanding obligations of BNI or any Subsidiary of BNI to repurchase, redeem or otherwise acquire any outstanding BNI Subsidiary Securities.

  SECTION 4.7. SEC Filings. (a) BNI has delivered to SFP (i) the annual reports on Form 10-K for its fiscal years ended December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992, and December 31, 1993 (this latest form 10-K being referred to herein as the "BNI Form 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, 1994 (this Form 10-Q being referred to herein as the "BNI Form 10-Q"), (iii) its proxy statements (as defined in Regulation 14A issued pursuant to the Exchange Act) relating to meetings of the stockholders of BNI held since January 1, 1989, and (iv) all other reports, statements, schedules and registration statements filed by BNI and its Subsidiaries with the SEC since January 1, 1989 and through the date of this Agreement, but including only such pre-effective amendments and such registration statements as contain material information not fully reflected in any subsequent amendments to such registration statements (or any prospectus included therein) delivered to SFP pursuant to this Section 4.7.

  (b) As of its filing date, each such report or statement, as supplemented or amended, if applicable, filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (c) Each such registration statement, as supplemented or amended, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  SECTION 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of BNI included in the BNI Form 10-K and the BNI Form 10-Q fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of BNI and its consolidated Subsidiaries as of the dates thereof, their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited consolidated interim financial statements) and, in the case of the BNI Form 10-K, stockholders' equity. For purposes of this Agreement, "BNI Balance Sheet" means the Consolidated Balance Sheet of BNI as of the Balance Sheet Date set forth in the BNI Form 10-K.

  SECTION 4.9. Disclosure Documents. Each document required to be filed by BNI with the SEC in connection with the transactions contemplated by this Agreement (the "BNI Disclosure Documents"), including, without limitation, (i) the BNI Offer Documents to be filed with the SEC in connection with the Offer and (ii) the definitive proxy statement of BNI (the "BNI Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the offer to purchase and form of related letter of transmittal contained in the BNI Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of consummation of the Offer, the BNI Offer Documents, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time the BNI Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of BNI and at the time such stockholders vote on adoption of this Agreement, the BNI Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any BNI Disclosure Document other than the BNI Offer Documents and the BNI Proxy Statement and at the time of any distribution thereof, such BNI Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in BNI Disclosure Documents based upon information furnished to BNI in writing by SFP specifically for use therein.

  SECTION 4.10. Information Supplied. The information supplied or to be supplied by BNI for inclusion or incorporation by reference in (i) the SFP Offer Documents or any amendment or supplement thereto will not, at the time the offer to purchase and form of related letter of transmittal contained in the SFP Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the SFP Proxy Statement or any amendment or supplement thereto will not, at the time the SFP Proxy Statement is first mailed to stockholders of SFP and at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (iii) any SFP Disclosure Document (other than the SFP Offer Documents and the SFP Proxy Statement) will not, at the time of effectiveness of such SFP Disclosure Document and at the time of any distribution thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  SECTION 4.11. No Material Adverse Changes. Except as contemplated by this Agreement or as publicly disclosed prior to the date of this Agreement, and except as set forth in Schedule 4.11, since the Balance Sheet Date, BNI and the BNI Material Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect on BNI (other than as a result of changes in conditions, including economic or political developments, applicable to the railroad industry generally); or

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of BNI Common Stock (other than aggregate cash dividends not in excess of $1.20 per share in 1994, $1.32 per share in 1995, $1.48 per share in 1996, and $1.64 per share in 1997, in each case having record and payment dates determined in accordance with
  Section 7.8).

  SECTION 4.12. Undisclosed Material Liabilities. Except for (i) liabilities reflected in the SEC Reports listed in Section 4.7 and (ii) liabilities incurred in the ordinary course of business of BNI and its Subsidiaries subsequent to the Balance Sheet Date, BNI and its Subsidiaries have no liabilities that are material to BNI and there is no existing condition or set of circumstances which could reasonably be expected to result in such a liability; provided, however, that this representation does not cover, and shall not be deemed to be breached as a result of, any such liability that primarily results from a Customary Action (as defined in Section
5.1 below).

  SECTION 4.13. Litigation. Except as set forth in the BNI Form 10-K or the BNI Form 10-Q, and except as set forth in the Joint Proxy Statement/Prospectus of SFP and BNI dated October 12, 1994 and the Supplemental Joint Proxy Statement/Prospectus thereto dated October 28, 1994, (i) there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of BNI threatened against or affecting, BNI or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official where there is a reasonable probability of a determination adverse to BNI or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on BNI and (ii) as of the date of this Agreement, there is no such action, suit, investigation or proceeding which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

  SECTION 4.14. Taxes. Except as set forth in the BNI Balance Sheet(including the notes thereto) or on Schedule 4.14, (i) all material tax returns, statements, reports and forms (collectively, the "BNI Returns") required to be filed with any taxing authority as of the date hereof by, or with respect to, BNI and its Subsidiaries have been filed in accordance with all applicable laws; (ii) BNI and its Subsidiaries have timely paid all taxes shown as due and payable on the BNI Returns that have been so filed and as of the time of filing the BNI Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of BNI and its Subsidiaries in all material respects; (iii) BNI and its Subsidiaries have made provision for all material taxes payable by BNI and its Subsidiaries for which no Return has yet been filed or in respect of which a final determination has been made; (iv) the charges, accruals and reserves for taxes with respect to BNI and its Subsidiaries reflected on the BNI Balance Sheet are adequate under generally accepted accounting principles to cover the tax liabilities accruing through the date thereof; and (v) as of the date of this Agreement there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to BNI or any of its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against BNI or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on BNI.

  SECTION 4.15. ERISA. (a) Schedule IV identifies (i) each "employee benefit plan", as defined in Section 3(3) of ERISA (other than multiemployer plans (as defined in Section 3(37) of ERISA)), and (ii) each employment, severance or other similar contract, arrangement or policy and each retirement or deferred compensation plan, stock plan, incentive compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance (including self-insured arrangements) or hospitalization program, workers' compensation program, disability program, supplemental unemployment program or fringe benefit arrangement, whether maintained pursuant to contract or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), which, in the case, of items described in both clauses (i) and
(ii) is maintained, administered or contributed to by BNI or any of its ERISA Affiliates and covers any employee or former employee of BNI or any of its Subsidiaries or with respect to which BNI or any of its ERISA Affiliates has any liability (collectively, the "BNI Employee Plans"). True and correct copies of each of the BNI Employee Plans, all amendments thereto, any written interpretations thereof distributed to employees, and all contracts relating thereto or the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, recordkeeping agreements and summary plan descriptions, all as currently in effect, have been furnished or made available to SFP. BNI has supplied or made available to SFP an accurate description of any BNI Employee Plan that is not in written form. To the extent applicable, true and correct copies of the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any BNI Employee Plan and the most recent actuarial valuation report prepared in connection with any such plan have been furnished or made available to SFP. BNI has made available to SFP complete age, salary, service and related data as of the most recent practical date for employees and former employees of BNI and any of its Subsidiaries covered under the BNI Employee Plans.

  (b) The only BNI Employee Plans that are subject to Title IV of ERISA (the "BNI Pension Plans") are identified in the list of such Plans provided or made available to SFP by BNI in accordance with Section 4.15(a). As of the most recent valuation date of each BNI Pension Plan, the present value of all benefits accrued under each BNI Pension Plan, determined on a termination basis using the assumptions established by the PBGC as in effect on such date was exceeded by the fair market value of the assets of such BNI Pension Plan, (excluding for these purposes any accrued but unpaid contributions). No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any BNI Pension Plan, whether or not waived. BNI knows of no "reportable event", within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder, and no event described in Sections 4041 (other than a standard termination), 4042, 4062 or 4063 of ERISA has occurred in connection with any BNI Pension Plan, other than a "reportable event" that will not have a Material Adverse Effect on BNI. No condition exists and no event has occurred that could constitute grounds for termination of or the appointment of a trustee to administer any BNI Pension Plan under Section 4042 of ERISA and, to BNI's knowledge, neither BNI nor any of its ERISA Affiliates has engaged in, or is a successor parent corporation to an entity that has engaged in, a transaction for which BNI or any of its ERISA Affiliates would have liability under Sections 4069 or 4212(c) of ERISA. To BNI's knowledge nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any BNI Employee Plan has or will make BNI or any of its ERISA Affiliates, any officer or director of BNI or any of its ERISA Affiliates subject to any liability under Title I or Section 4071 of ERISA or liable for any tax pursuant to Section 4975 or Chapters 43, 47 or 68 of the Code that could have a Material Adverse Effect.

  (c) Each BNI Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. BNI has furnished or made available to SFP copies of the most recent Internal Revenue Service determination letters with respect to each such BNI Employee Plan. Each BNI Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such BNI Plan.

  (d) None of the payments contemplated by the contracts, plans or arrangements covering any employee or former employee of BNI or any of its ERISA Affiliates and arising solely as a result of the transactions contemplated hereby would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

  (e) Except for obligations arising pursuant to any collective bargaining agreements, no condition exists that would prevent BNI or any of its Subsidiaries from amending or terminating any BNI Employee Plan providing health or medical benefits in respect of any active or former employees of BNI and its Subsidiaries.

  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by BNI or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any BNI Employee Plan which would increase materially the expense of maintaining such BNI Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

  (g) To the extent applicable, each BNI Employee Plan which constitutes a "group health plan" (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current or former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or
Section 601 of ERISA, has been operated in substantial compliance with applicable law, including the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA.

  (h) There are no actions, suits or claims (other than routine claims for benefits) pending or, to BNI's knowledge, threatened involving any BNI Employee Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

  (i) BNI has provided or will promptly provide SFP with a list of each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a multiemployer plan with respect to which BNI or any of its ERISA Affiliates may have any liability (including any liability attributable to a current or former member of BNI's or any of its ERISA Affiliates' "controlled group" (as defined in Section 4001(a)(14) of ERISA)) and the maximum amount of such liability (determined as if a complete withdrawal occurred with respect to each such plan immediately after the Effective Time). With respect to each such plan, (i) all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable law, (ii) neither BNI nor any of its ERISA Affiliates has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability that would have a Material Adverse Effect, and (iii) neither BNI nor any of its ERISA Affiliates has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under
Section 412 of the Code or that any plan is or may become insolvent.

  (j) As of the Balance Sheet Date, the Expected Postretirement Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 106) in respect of postretirement life, health and medical insurance benefits for current and former employees of BNI or any of its Subsidiaries calculated by BNI's actuary using reasonable actuarial assumptions was $17,000,000.

  SECTION 4.16. Finders' Fees. Except for Lazard Freres & Co., a copy of whose engagement agreement has been or will be provided to SFP and whose fees will be paid by BNI, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of BNI, the Surviving Corporation or any Subsidiary of BNI who might be entitled to any fee or commission from BNI, the Surviving Corporation or any Subsidiary of BNI upon consummation of the transactions contemplated by this Agreement.

  SECTION 4.17. Environmental Matters. Except as set forth in the BNI Form 10-K or otherwise previously disclosed in writing by BNI to SFP, there are no Environmental Liabilities of BNI that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on BNI.

  SECTION 4.18. Takeover Statutes. No Takeover Statute, including, without limitation, Section 203 of the DGCL, applicable to BNI or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

  SECTION 4.19. Compliance with Laws. Except as publicly disclosed, and except for any matter that would not reasonably be expected to have a Material Adverse Effect on BNI, neither BNI nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations.

  SECTION 4.20. BNI Rights Agreement. Under the Rights Agreement between BNI and The First National Bank of Boston, dated as of July 14, 1986 (the "BNI Rights Agreement"), SFP will not become an "Acquiring Person", no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the BNI Rights Agreement) will occur, and BNI's shareholders will not be entitled to receive any benefits under the BNI Rights Agreement as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger.

                                   ARTICLE V

                                COVENANTS OF SFP

  SFP agrees that:

  SECTION 5.1. Conduct of SFP. From the date hereof until the Effective Time, except as provided in Schedule V, SFP and the SFP Material Subsidiaries shall conduct their business in the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties; provided that nothing in this Section shall be deemed to prevent SFP and its Subsidiaries from undertaking any action necessary, proper or advisable to effectuate the Spinoff and all related transactions in accordance with and subject to the conditions set forth in this Agreement; and provided further that nothing in this Section shall be deemed to prevent SFP and its Subsidiaries from taking any action referred to in clauses (b)(ii), (c), (f) or (g) of this Section 5.1 where the taking of such action is not consistent with the past practices of SFP and its Subsidiaries if, but only if, such action is a Customary Action. For purposes of this Agreement, an action shall be considered a "Customary Action" where such action occurs in the ordinary course of the relevant Person's business and where the taking of such action is generally recognized as being customary and prudent for other major enterprises in such Person's line of business. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

    (a) SFP will not adopt or propose any change in its certificate of incorporation or bylaws;

    (b) Except for the Offer, the Merger and the Spinoff, SFP will not, and will not permit any Subsidiary of SFP, (i) to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) make any acquisition of any business or other assets, whether by means of merger, consolidation or otherwise, other than in the ordinary course of business consistent with past practices and other than acquisitions that are Customary Actions;

    (c) SFP will not, and will not permit any Subsidiary of SFP to, sell, lease, license or otherwise dispose of any material assets or property except (i) the Spinoff, (ii) pursuant to existing contracts or commitments,
  (iii) in the ordinary course of business consistent with past practice and
  (iv) any such sale, lease, license or other disposition that is a Customary Action;

    (d) SFP will not, and will not permit any Subsidiary of SFP to, declare, set aside, or pay any dividend or make any other distribution with respect to any shares of SFP capital stock other than (i) cash dividends on SFP Common Stock not in excess of the amounts set forth in Section 3.11(b) and having record and payment dates determined as set forth in Section 7.8, and
  (ii) the Spinoff;

    (e) Except (i) as expressly permitted by this Section 5.1, Section 5.7 or
  (ii) pursuant to existing contracts or commitments, SFP will not, and will not permit any Subsidiary of SFP to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any SFP Securities, any SFP Voting Debt, any SFP Subsidiary Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any SFP Securities, SFP Voting Debt or SFP Subsidiary Securities;

    (f) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof, (ii) borrowings not to exceed $1.75 billion in the aggregate under credit facilities in form and substance reasonably satisfactory to BNI to finance the Offer, to refinance SFP's currently outstanding 12.65% Senior Notes due October 1, 2000, 8 3/8% Notes due November 1, 2001 and 8 5/8% Notes due November 1, 2004, to pay penalties, premiums and make-whole payments required in connection with such refinancing and for working capital and other corporate purposes,
  (iii) borrowings in the ordinary course of business consistent with past practice or (iv) borrowings that are Customary Actions, SFP will not, and will not permit any Subsidiary of SFP to, incur any indebtedness for borrowed money or guarantee any such indebtedness;

    (g) Except for loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments that are Customary Actions, SFP will not, and will not permit any Subsidiary of SFP to, make any loans, advances or capital contributions to, or investments in, any other Person (other than to SFP or any Subsidiary of SFP);

    (h) (i) Except for any of the actions referred to in this clause (i) that is taken in the ordinary course of business consistent in magnitude and character with past practice and with the terms of severance or termination arrangements in effect or pending on the date hereof with respect to individuals with comparable positions or responsibilities, and except for any of such actions which, in the aggregate, are not material, as hereinafter defined, SFP will not, and will not permit any of its Subsidiaries to, grant any severance or termination pay to, or enter into any termination or severance arrangement with, any of its directors, executive officers or employees and (ii) except for any of the actions referred to in this clause (ii) that is taken in the ordinary course of business consistent in aggregate in magnitude and character with past practice, and except for any of such actions which in the aggregate are not material, as hereinafter defined, SFP will not, and will not permit any of its Subsidiaries to, establish, adopt, enter into, amend or take action to accelerate any rights or benefits under, or grant awards under, (A) any plan or arrangement providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, executive officers or employees. For purposes of this subsection (h), "material" shall mean material in relation to the overall compensation costs of SFP and its Subsidiaries.

    (i) SFP will not, and will not permit any Subsidiary of SFP to, agree or commit to do any of the actions prohibited by Sections 5.1(a) through 5.1(h).

  SECTION 5.2. Stockholder Meeting. SFP shall cause a special meeting of its stockholders (the "SFP Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger. The board of directors of SFP shall recommend approval and adoption of this Agreement and the Merger by its stockholders; provided, however, that prior to the SFP Stockholder Meeting such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal (as defined in Section 5.8) relating to SFP, the board of directors of SFP deems it necessary to do so in the exercise of its fiduciary obligations to SFP stockholders after being so advised by counsel.

  SECTION 5.3. Access to Information. Subject to any confidentiality agreements or other confidentiality obligations binding upon SFP or any of its Subsidiaries, from the date hereof until the Effective Time, SFP will give BNI, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of SFP and its Subsidiaries, will furnish to BNI, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct SFP's employees, counsel and financial advisors to cooperate with BNI in its investigation of the business of SFP and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by SFP to BNI hereunder; and provided further that access to certain information will require the entry of a protective order by the ICC, after which date full access will be granted to such information consistent with this paragraph and subject to the terms of such order.

  SECTION 5.4. Notices of Certain Events. SFP shall promptly notify BNI of:

    (i) any notice or other communication from any person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement including, without limitation, the Spinoff and the Liquidation; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting SFP or any Subsidiary of SFP which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

  SECTION 5.5. Tax Matters. From the date hereof until the Effective Time, (i) SFP and its Subsidiaries will file all significant tax returns, statements, reports and forms (collectively, the "SFP Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws; (ii) SFP and its Subsidiaries will timely pay all taxes shown as due and payable on the SFP Post-Signing Returns that are so filed and as of the time of filing, the SFP Post-Signing Returns will correctly reflect the facts regarding the income, business, assets, operations activities and the status of SFP and its Subsidiaries in all material respects; (iii) SFP and its Subsidiaries will make provision for all taxes payable by SFP and its Subsidiaries for which no SFP Post-Signing Return is due prior to the Effective Time; and (iv) SFP and its Subsidiaries will promptly notify BNI of any action, suit, proceeding, investigation, audit or claim pending against or with respect to SFP or any of its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against SFP which would reasonably be expected to have a significant adverse effect on SFP's tax liabilities or other tax attributes.

  SECTION 5.6. Rule 145 Affiliates. At least 40 days prior to the Closing Date, SFP shall deliver to BNI a letter identifying all persons who are, at the time of the meeting of SFP Stockholders Meeting, deemed to be "affiliates" of SFP for purposes of Rule 145 under the 1933 Act (the "1933 Act Affiliates"). SFP shall use its reasonable best efforts to cause each Person who is identified as a possible 1933 Act Affiliate to deliver to BNI at least 30 days prior to the Closing Date an agreement substantially in the form of Exhibit A to this Agreement.

  SECTION 5.7. The Spinoff. SFP will not, and will not permit any of its Subsidiaries (other than the Spinoff Company and its Subsidiaries) to, enter into or undertake any transaction, arrangement or agreement with the Spinoff Company or its Subsidiaries except for (i) transactions, arrangements or agreements that have been entered into on or prior to the date of this Agreement which have been provided to BNI on or prior to the date hereof, (ii) the allocation to employees of the Spinoff Company of their share of the SFP employee benefit plans in accordance with applicable law or (iii) such other transactions, arrangements or agreements that are consented to by BNI (such consent not to be unreasonably withheld). Without limiting the generality of the foregoing, in no event may SFP or any of its Subsidiaries pay any dividend, or make any distribution, to holders of SFP Common Stock directly or indirectly in connection with the Spinoff, except for the Spinoff Dividend. Nothing in this Section 5.7 shall prevent SFP or the Spinoff Company from taking actions (including, but not limited to filings with and no-action requests of the SEC, communications with shareholders, and the liquidation of subsidiaries of the Spinoff Company) reasonably necessary to effectuate the Spinoff. It shall not be a breach of this Agreement for SFP to pay any taxes arising from excess loss accounts (not materially greater than the amount represented in Section 3.22) in the stock of the Spinoff Company or its subsidiaries. SFP will use its reasonable best efforts to ensure that the conditions specified in the Private Letter Ruling are satisfied.

  SECTION 5.8. No Solicitations. SFP will not, and SFP will use its reasonable best efforts to ensure that its officers, directors, employees or other agents of SFP do not, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of SFP, or, in the event of an unsolicited Takeover Proposal of SFP, except to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any Person relating to any such Takeover Proposal. SFP shall notify BNI orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof and shall give BNI five days' advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal. SFP shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal of SFP. As used in this Agreement, "Takeover Proposal" when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any Subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Person or any Subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any Subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any Subsidiary of such Person other than pursuant to the transactions to be effected pursuant to this Agreement.

  SECTION 5.9. Registration Rights. SFP hereby grants BNI the registration and other rights set forth in Annex II hereto, which rights shall become effective without any action by any Person in the event that this Agreement is terminated for any reason after consummation of the Offer.

                                   ARTICLE VI

                                COVENANTS OF BNI

  BNI AGREES THAT:

  SECTION 6.1. Conduct of BNI. From the date hereof until the Effective Time, except as provided in Schedule VI, BNI and the BNI Material Subsidiaries shall conduct their business in the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties; provided that nothing in this Section shall be deemed to prevent BNI and its Subsidiaries from taking any action referred to in clauses (b)(ii), (c), (f) or (g) of this
Section 6.1 where the taking of such action is not consistent with the past practices of BNI and its Subsidiaries if, but only if, such action is a Customary Action. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

    (a) BNI will not adopt or propose any change in its certificate of incorporation or bylaws, except for an amendment to its certificate of incorporation authorizing the issuance of additional shares of Class A Preferred Stock in connection with the issuance of Rights to former holders of SFP Common Stock upon consummation of the Merger;

    (b) Except for the Offer and the Merger, BNI will not, and will not permit any Subsidiary of BNI, (i) to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) make any acquisition, by means of merger, consolidation or otherwise, other than in the ordinary course of business consistent with past practices and other than acquisitions that are Customary Actions;

    (c) BNI will not, and will not permit any Subsidiary of BNI to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business consistent with past practice and (iii) any such sale, lease, license or other disposition that is a Customary Action;

    (d) BNI will not, and will not permit any Subsidiary of BNI to, declare, set aside, or pay any dividend or make any other distribution with respect to any shares of BNI capital stock (other than cash dividends on BNI Common Stock not in excess of the amounts set forth in Section 4.11(b) and having record and payment dates determined as set forth in Section 7.8);

    (e) Except (i) as expressly permitted by this Section 6.1, (ii) as necessary in connection with the transactions contemplated hereby (including the issuance of Rights to former holders of SFP Common Stock upon consummation of the Merger) or (iii) pursuant to existing contracts and commitments, BNI will not, and will not permit any Subsidiary of BNI to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any BNI Securities, any BNI Voting Debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any BNI Securities or BNI Voting Debt;

    (f) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof, (ii) borrowings not to exceed $500 million in the aggregate under credit facilities in form and substance reasonably satisfactory to SFP to finance the Offer (iii) borrowings in the ordinary course of business consistent with past practice or (iv) borrowings that are Customary Actions, BNI will not, and will not permit any Subsidiary of BNI to, incur any indebtedness for borrowed money or guarantee any such indebtedness;

    (g) Except for loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practice, except for loans, advances, capital contributions or investments that are Customary Actions and, except for loans, advances, capital contributions or investments for the purchase of shares of SFP Common Stock pursuant to the Offer, BNI will not, and will not permit any Subsidiary of BNI to, make any loans, advances or capital contributions to, or investments in, any other Person (other than to BNI or any Subsidiary of BNI);

    (h) (i) except for any of the actions referred to in this clause (i) that is taken in the ordinary course of business consistent in magnitude and character with past practice and with the terms of severance or termination arrangements in effect or pending on the date hereof with respect to individuals with comparable positions or responsibilities, and except for any of such actions which, in the aggregate, are not material, as hereinafter defined, BNI will not, and will not permit any of its Subsidiaries to, grant any severance or termination pay to, or enter into any termination or severance arrangement with, any of its directors, executive officers or employees and (ii) except for any of the actions referred to in this clause (ii) that is taken in the ordinary course of business consistent in aggregate in magnitude and character with past practice, and except for any of such actions which in the aggregate are not material, as hereinafter defined, BNI will not, and will not permit any of its Subsidiaries to, establish, adopt, enter into, amend or take action to accelerate any rights or benefits under, or grant awards under, (A) any plan or arrangement providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, executive officers or employees. For purposes of this subsection (h), "material" shall mean material in relation to the overall compensation costs of BNI and its Subsidiaries.

    (i) BNI will not, and will not permit any Subsidiary of BNI to, agree or commit to do any of the actions prohibited by Sections 6.1(a) through 6.1(h).

  SECTION 6.2. Stockholder Meeting. BNI shall cause a special meeting of its stockholders (the "BNI Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger. The board of directors of BNI shall recommend approval and adoption of this Agreement and the Merger by its stockholders; provided that prior to the BNI Stockholder Meeting such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal (as defined in Section 5.8) relating to BNI, the board of directors of BNI deems it necessary to do so in the exercise of its fiduciary obligations to BNI stockholders after being so advised by counsel.

  SECTION 6.3. Access to Information. Subject to any confidentiality agreements or other confidentiality obligations binding upon BNI or any of its Subsidiaries, from the date hereof until the Effective Time, BNI will give SFP, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of BNI and its Subsidiaries, will furnish to SFP, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct BNI's employees, counsel and financial advisors to cooperate with SFP in its investigation of the business of BNI and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by BNI to SFP hereunder; and provided further that access to certain information will require the entry of a protective order by the ICC, after which date full access will be granted to such information consistent with this paragraph and subject to the terms of such order.

  SECTION 6.4. Notices of Certain Events. BNI shall promptly notify SFP of:

    (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting BNI or any BNI Material Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

  SECTION 6.5. Tax Matters. From the date hereof until the Effective Time, BNI and its Subsidiaries will file all significant tax returns, statements, reports and forms (collectively, the "BNI Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws; (ii) BNI and its Subsidiaries will timely pay all taxes shown as due and payable on the BNI Post-Signing Returns that are so filed and as of the time of filing, the BNI Post-Signing Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of BNI and its Subsidiaries in all material respects; (iii) BNI and its Subsidiaries will make provision for all taxes payable by BNI and its Subsidiaries for which no BNI Post-Signing Return has yet been filed; and (iv) BNI and its Subsidiaries will promptly notify SFP of any action, suit, proceeding, investigation, audit or claim pending against or with respect to BNI or any of its subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision against BNI which would reasonably be expected to have a significant adverse effect on BNI's tax liabilities or tax attributes.

  SECTION 6.6. Director and Officer Liability. (a) BNI shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of SFP, in respect of acts or omissions occurring prior to the Effective Time (the "Indemnified Parties") (including but not limited to the transactions contemplated by this Agreement) to the extent provided under SFP's certificate of incorporation, bylaws and (A) indemnity agreements between SFP and any of its officers or directors ("Indemnity Agreements") in effect on the date hereof or (B) Indemnity Agreements that may be entered into by SFP from and after the date hereof and prior to the Effective Time so long as such Agreements shall contain terms and provisions substantially similar to Indemnity Agreements in effect as of the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, BNI shall provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each such Person currently covered by SFP's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, BNI shall not be obligated to pay premiums in excess of two-hundred percent (200%) of the amount per annum SFP paid in its last full fiscal year, which amount has been disclosed to BNI but provided further that BNI shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

  (b) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party and BNI, retained at BNI's expense.

  (c) This Section 6.6 is intended to benefit the Indemnified Parties, their heirs, executors and personal representatives and shall be binding on successors and assigns of BNI.

  SECTION 6.7. No Solicitations. BNI will not, and BNI will use its reasonable best efforts to ensure that its officers, directors, employees or other agents of BNI do not, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of BNI, or, in the event of an unsolicited Takeover Proposal of BNI, except to the extent required by their fiduciary duties under applicable law if so advised by outside counsel, engage in negotiations or provide any confidential information or data to any Person relating to any such Takeover Proposal. BNI shall notify SFP orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof and shall give SFP five days' advance notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal. BNI shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal of BNI.

                                  ARTICLE VII

                            COVENANTS OF BNI AND SFP

  The parties hereto agree that:

  SECTION 7.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

  SECTION 7.2. ICC Approval. BNI and SFP shall, and each shall cause each of its Subsidiaries to, take all such actions as are necessary to (i) cooperate with one another to prepare and present to the ICC as soon as practicable all filings and other presentations in connection with seeking any ICC approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the matters contemplated by Sections 5.3 and 6.3), (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such ICC approval by persons not party to this Agreement, and (iv) take all such further action as reasonably may be necessary to obtain a final order or orders of the ICC approving such transactions consistent with this Agreement.

  SECTION 7.3. Certain Filings; Proxy Materials. (a) BNI (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the BNI Proxy Statement and all other proxy materials for the BNI Stockholder Meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby (provided that prior to the BNI Stockholder Meeting the BNI Board's recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal relating to BNI, the board of directors of BNI deems it necessary to do so in the exercise of its fiduciary obligations to BNI stockholders after being so advised by counsel), (iii) will otherwise comply with all legal requirements applicable to such meeting and (iv) will make all other filings or recordings required under applicable Delaware law in connection with the Merger. BNI will prepare and file with the SEC the registration statement on Form S-4 (the "Form S-4") (in which the BNI Proxy Statement will be included as a prospectus) and will take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state Blue Sky law in connection with the issuance of BNI Common Stock.

  (b) SFP (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the SFP Proxy Statement and all other proxy materials for the SFP Stockholder Meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby (provided that prior to the SFP Stockholder Meeting the SFP Board's recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a Takeover Proposal relating to SFP, the board of directors of SFP deems it necessary to do so in the exercise of its fiduciary obligations to SFP stockholders after being so advised by counsel), (iii) will otherwise comply with all legal requirements applicable to such meeting and (iv) will make all other filings or recordings required under applicable Delaware law in connection with the Merger.

  SECTION 7.4. Public Announcements. BNI and SFP will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release prior to such consultation.

  SECTION 7.5. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of SFP, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of SFP, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of SFP acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

  SECTION 7.6. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of BNI and SFP and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

  SECTION 7.7. Cooperation. BNI and SFP shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) with respect to the timing of the BNI Stockholder Meeting and the SFP Stockholder Meeting and shall use their reasonable best efforts to hold such meetings on the same day, (ii) in connection with the preparation of the SFP Disclosure Documents and the BNI Disclosure Documents, (iii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the SFP Disclosure Documents and the BNI Disclosure Documents and timely seeking to obtain any such actions, consents, approvals or waivers. Subject to the terms and conditions of this Agreement, BNI and SFP will each use its reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after the Form S-4 is filed, and (v) shall, subject to applicable law, confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

  SECTION 7.8. Dividends. From September 30, 1995 to the Effective Time, all dividends paid by SFP and BNI to their respective stockholders shall be paid on a quarterly basis, with identical record and payment dates, in amounts not exceeding the amounts set forth in Section 5.1(d) or Section 6.1(d), as the case may be.

                                  ARTICLE VIII

                                   THE OFFER

  SECTION 8.1. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, SFP and BNI shall, as promptly as practicable, but in no event later than December 23, 1994, commence separate tender offers (together, the "Offer") to purchase, in the case of SFP, up to 38,000,000 shares of SFP Common Stock and, in the case of BNI, up to 25,000,000 shares of SFP Common Stock (in each case, together with the associated rights under the SFP Rights Plan), at a price of $20.00 per share, net to the seller in cash, with SFP to be severally obligated to purchase 0.60317 of any shares of SFP Common Stock accepted for payment pursuant to the Offer and BNI severally obligated to purchase 0.39683 of any shares of SFP Common Stock accepted for payment pursuant to the Offer. Notwithstanding any provision of this Agreement (or any Annex hereto) to the contrary, no term of the Offer may be amended or modified without the written consent of both parties hereto.

  (b) The several obligations of BNI and SFP under the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn 63,000,000 shares of SFP Common Stock and to the other conditions set forth in Annex I hereto. Each of SFP and BNI expressly reserves the right to waive any of the conditions to its obligation under the Offer, except that the Minimum Condition may not be waived without the consent of each of SFP and BNI. Furthermore, each of SFP and BNI shall have the right to determine, in its sole reasonable discretion, whether the conditions to its obligations under the Offer have been satisfied.

  (c) As soon as practicable on the date of commencement of the Offer, SFP shall file with the SEC an Issuer Tender Offer Statement on Schedule 13E-4 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "SFP Offer Documents"). SFP and BNI each agrees promptly to correct any information provided by it for use in the SFP Offer Documents if and to the extent that it shall have become false or misleading in any material respect. BNI and its counsel shall be given an opportunity to review and comment on the Schedule 13E-4 prior to its being filed with the SEC.

  (d) As soon as practicable on the date of commencement of the Offer, BNI shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "BNI Offer Documents"). BNI and SFP each agrees promptly to correct any information provided by it for use in the BNI Offer Documents if and to the extent that it shall have become false or misleading in any material respect. SFP and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 prior to its being filed with the SEC.

  (e) Upon satisfaction (or, where permitted, waiver) of the conditions to the Offer, BNI and SFP shall purchase shares of SFP Common Stock pursuant to the Offer as set forth in Section 8.1(a) above, provided, however, that BNI shall not be obligated to purchase more than 25,000,000 shares of SFP Common Stock, and SFP shall not be obligated to purchase more than 38,000,000 shares of SFP Common Stock.

  SECTION 8.2. Action by SFP and BNI. (a) SFP represents that its Board of Directors at a meeting duly called and held unanimously resolved to recommend acceptance of the Offer by those of its stockholders who wish to receive cash for a portion of their shares of SFP Common Stock. SFP and BNI agree to take all steps necessary to cause the offer to purchase and form of the related letter of transmittal to be disseminated to holders of shares of SFP Common Stock as and to the extent required by applicable federal securities laws.

  (b) As soon as practicable on the day that the Offer is commenced, SFP will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of SFP's Board of Directors with respect to the Offer described in Section 8.2(a). SFP and

BNI each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. SFP agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of SFP Common Stock, in each case as and to the extent required by applicable federal securities laws. BNI and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

  SECTION 9.1. Conditions to the Obligations of Each Party. The obligations of SFP and BNI to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit such conditions exist except that the condition set forth in clause (vii) may not be waived) of the following conditions:

    (i) this Agreement shall have been adopted by the stockholders of SFP and BNI in accordance with Delaware Law;

    (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

    (iii) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of BNI, SFP and their respective Subsidiaries after the Effective Time;

    (iv) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger (other than ICC approval, which is addressed in clause (v) below) shall have been obtained, but excluding any consent, approval, clearance or confirmation the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time;

    (v) the ICC shall have issued a decision (which decision shall not have been stayed or enjoined) that (A) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other transactions contemplated by this Agreement (or subsequently presented to the ICC by agreement of BNI and SFP) as may require such authorization and
  (B) does not (1) require the inclusion of any other rail carriers or rail properties material to the parties, (2) change the Exchange Ratio or (3) impose on BNI, SFP or any of their respective Subsidiaries any other terms or conditions (including, without limitation, labor protective provisions but excluding conditions heretofore imposed by the ICC in New York Dock Railway--Control--Brooklyn Eastern District, 360 I.C.C. 60 (1979)) that in the reasonable opinion of the board of directors of BNI or of SFP, respectively, significantly and adversely affect the economic benefits of the transactions contemplated by this Agreement to BNI and its stockholders or SFP and its stockholders, as the case may be;

    (vi) SFP and BNI shall have obtained an opinion of nationally recognized tax counsel to the effect that the Merger will be tax-free to BNI, SFP and their respective stockholders for federal income tax purposes;

    (vii) SFP and BNI shall have purchased shares of SFP Common Stock pursuant to the Offer.

  SECTION 9.2. Conditions to the Obligations of BNI. The obligations of BNI to consummate the Merger are subject to the satisfaction (or waiver by BNI) of the following further conditions:

    (i) SFP shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of SFP shall have been accurate in all material respects both when made and at and as of the Effective Time as if made at and as of such time, except for the representations and warranties of SFP contained in Section

  3.5(a), which shall be accurate in all respects both when made and at and as of the Effective Time as if made at and as of that time;

    (ii) all other statutory requirements for the valid consummation by SFP of the transactions contemplated by this Agreement (including without limitation the Spinoff and the Liquidation) shall have been fulfilled.

  SECTION 9.3. Conditions to the Obligations of SFP. The obligations of SFP to consummate the Merger are subject to the satisfaction (or waiver by SFP) of the following further conditions:

    (i) BNI shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Effective Time, and (A) the representations and warranties of BNI shall have been accurate in all material respects both when made and at and as of the Effective Time as if made at and as of such time, except for the representations and warranties of BNI in Section 4.5(a), which shall be accurate in all respects when made and at and as of the Effective Time as if made at and as of that time;

    (ii) the BNI Common Stock required to be issued hereunder shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    (iii) all other statutory requirements for the valid consummation by SFP of the transactions contemplated by this Agreement shall have been fulfilled; and

    (iv) the Spinoff shall have been consummated.

                                   ARTICLE X

                                  TERMINATION

  SECTION 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of BNI or SFP):

    (i) by mutual written consent of BNI and SFP;

    (ii) by either BNI or SFP, if the Merger has not been consummated by December 31, 1997;

    (iii) by either BNI or SFP, if any judgment, injunction, order or decree enjoining BNI or SFP from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

    (iv) by BNI, if the Spinoff has not been completed by December 31, 1994 (it is understood that if BNI does not exercise the right to terminate pursuant to this Section 10.1(iv) by January 30, 1995 this provision will be deemed to be waived);

    (v) by BNI, if any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than BNI acquires beneficial ownership of 50% or more of the outstanding Shares;

    (vi) by SFP, if any Person, entity or group acquires beneficial ownership of 50% or more of the outstanding BNI Common Stock;

    (vii) by either BNI or SFP if the approvals of the stockholders of BNI or SFP contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof;

    (viii) by BNI, if, prior to the SFP Stockholder Meeting, the board of directors of SFP shall have withdrawn, modified or changed in a manner adverse to BNI its approval or recommendation of this Agreement or the Merger;

    (ix) by SFP, if, prior to the BNI Stockholder Meeting, the board of directors of BNI shall have withdrawn, modified or changed in a manner adverse to SFP its approval or recommendation of this Agreement or the Merger;

    (x) by BNI, upon a breach of any representation, warranty, covenant or agreement of SFP, or if any representation or warranty of SFP shall become untrue, in either case such that the conditions set forth in Section 9.2(i) would be incapable of being satisfied by December 31, 1997 (or such later date extended), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date;

    (xi) by SFP, upon a breach of any representation, warranty, covenant or agreement of BNI, or if any representation or warranty of BNI shall become untrue, in either case such that the conditions set forth in Section 9.3(i) would be incapable of being satisfied by December 31, 1997 (or as otherwise extended), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date;

    (xii) by SFP, upon payment to BNI of the fee described in Section 11.4(b), if prior to the purchase of shares of SFP Common Stock pursuant to the Offer, (A) the board of directors of SFP shall have withdrawn or modified in a manner adverse to BNI its approval or recommendation of the Offer, this Agreement or the Merger in order to permit SFP to execute a definitive agreement in connection with a Takeover Proposal or in order to approve another tender offer for shares of SFP Common Stock, in either case, as determined by the board of directors of SFP, on terms more favorable to SFP's stockholders than the transactions contemplated hereby, or (B) the board of directors of SFP shall have recommended any other Takeover Proposal; and

    (xiii) by either BNI or SFP, if the Offer is terminated and SFP and BNI shall not have purchased shares of SFP Common Stock pursuant to the Offer.

  SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Sections 3.16, 4.16, 5.9 and 11.4 shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

                                   ARTICLE XI

                                 MISCELLANEOUS

  SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

  if to BNI, to:

    Burlington Northern Inc.
    Attn: Douglas J. Babb, Esq.
    3800 Continental Place
    777 Main Street
    Fort Worth, Texas 76102
    Telecopy: (817) 333-2377

    with a copy to:
        Dennis S. Hersch, Esq.
        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Telecopy: (212) 450-4800

  if to SFP, to:

    Santa Fe Pacific Corporation
    Attn: Jeffrey R. Moreland
    1700 East Golf Road
    Schaumburg, Illinois 60173
    Telecopy: (708) 995-6847
    with a copy to:
        Robert A. Helman, Esq.
        Mayer, Brown & Platt
        190 South La Salle Street
        Chicago, Illinois 60603-3441
        Telecopy: (312) 701-7711

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

  SECTION 11.2. Entire Agreement; Survival of Representations and
Warranties. (a) This Agreement (and any other agreements contemplated hereby or executed by the parties or their designees as of the date of this Agreement), and the Confidentiality and Standstill Agreement dated July 28, 1993 between SFP and BNI (the "Confidentiality Agreement") constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. None of this Agreement, the Confidentiality Agreement or any other agreement contemplated hereby or executed by the parties or their designees as of the date of this Agreement (or any provision hereof or thereof) is intended to confer upon any Person other than the parties hereto any rights or remedies (except that Section 6.6, is intended to confer rights and remedies on SFP's officers and directors).

  (b) The representations and warranties and agreements contained herein shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Sections 6.6 and 11.4.

  SECTION 11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SFP and BNI or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of SFP, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of SFP, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of SFP.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  SECTION 11.4. Expenses; Certain Payments. (a) Except as otherwise provided in this Section or agreed in writing by the parties, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

  (b) SFP agrees that if this Agreement shall be terminated pursuant to Section 10.1(v), (vii), (viii), (xii) or (xiii), it will pay BNI an amount equal to $50,000,000 plus all out-of-pocket expenses, not to exceed $10,000,000, incurred by BNI in connection with this Agreement, the Merger, the Offer and all related transactions by wire transfer of immediately available funds promptly, but in no event later than two business days, after such termination; provided that no payment will be required pursuant to this Section 11.4(b) if this Agreement is terminated pursuant to Section 10.1(vii), (viii) or (xiii) unless, after the date hereof, a new

Takeover Proposal involving SFP has been announced or made (it being understood that any modification of Union Pacific Corporation's Takeover Proposal in existence on the date hereof shall be deemed a new Takeover Proposal).

  (c) SFP agrees that if this Agreement shall be terminated pursuant to Section 10.1(vii), (viii) or (xiii) and no payment is required by it pursuant to
Section 11.4(b), it will reimburse BNI for all out-of-pocket expenses incurred by BNI in connection with this Agreement, the Merger, the Offer and all related transactions. Such payment shall be made by wire transfer of immediately available funds promptly, but in no event later than two business days, after receipt by SFP from BNI of documentation of such expenses.

  SECTION 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

  SECTION 11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

  SECTION 11.7. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties in the United States District Court for the District of Delaware or any state court sitting in the City of Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, each of the parties hereto agrees that service of process upon such party at the address referred in Section 11.1, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

  SECTION 11.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          Burlington Northern Inc.

                                                 /s/ Gerald Grinstein
                                          By: _________________________________
                                            Title: Chairman and Chief
                                            Executive Officer

                                          Santa Fe Pacific Corporation

                                                  /s/ Robert D. Krebs
                                          By: _________________________________
                                            Title: Chairman, President and
                                                Chief Executive Officer

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Offer, neither SFP nor BNI shall be required to accept for payment or pay for any shares of SFP Common Stock, and may terminate or amend its obligation to purchase shares of SFP Common Stock under the Offer or may postpone the acceptance for payment of and payment for shares of SFP Common Stock, if (i) at least 63,000,000 shares of SFP Common Stock shall not have been tendered and not withdrawn pursuant to the Offer (the "Minimum Condition"), (ii) this Agreement shall not have been adopted by the stockholders of SFP and BNI in accordance with Delaware Law, (iii) the applicable waiting period under the HSR Act shall not have expired or been terminated, (iv) BNI (in the case of SFP) and SFP (in the case of BNI) shall not have accepted (or shall not concurrently accept) shares of SFP Common Stock for payment under the Offer or (v) at any time on or after the date of this Agreement and prior to the acceptance for payment of shares of SFP Common Stock, any of the following conditions exist:

  (a) any court, arbitrator or governmental body, agency or official shall have issued any order, or there shall be any statute, rule or regulation, restraining or prohibiting the consummation of the Offer or the Merger or the effective operation of the business of BNI, SFP and their respective Subsidiaries after the Effective Time; or

  (b) any actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Offer (other than with respect to the HSR Act) or the Merger (other than ICC approval) shall not have been obtained, but excluding any consent, approval, clearance or confirmation the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time; or

  (c) SFP (in the case of BNI) or BNI (in the case of SFP) shall have failed to perform in any material respect any of its respective obligations under this Agreement required to be performed by it at or prior to the consummation of the Offer, or the representations and warranties of SFP (in the case of BNI) or BNI (in the case of SFP) shall not have been accurate in all material respects both when made and at and as of any time prior to the consummation of the Offer as if made at and as of such time, except for the representations and warranties of SFP and BNI in Sections 3.5(a) and 4.5(a), respectively, of the Agreement, which shall be accurate in all respects when made and at and as of any time prior to the consummation of the Offer as if made at and as of that time; or

  (d) the Agreement shall have been terminated in accordance with its terms; or

  (e) (i) SFP shall not be satisfied, in its sole discretion, that it has obtained sufficient financing to enable it to satisfy its obligations under the Offer and to effect the other transactions referred to in Section 5.1(f)(ii), or (ii) BNI shall not be satisfied, in its sole discretion, that it has obtained sufficient financing to enable it to satisfy its obligations under the Offer (it being understood that each of SFP and BNI will use its reasonable best efforts to ensure that this condition to its obligations under the Offer is satisfied no later than December 31, 1994).

which, in the sole judgment of SFP or BNI in any such case, and regardless of the circumstances (including any action or omission by SFP or BNI) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment; provided that the Minimum Condition may be waived only with the consent of each of BNI and SFP.

                                     A-I-1

                                                                        ANNEX II

                              REGISTRATION RIGHTS

                                   ARTICLE I

                                  DEFINITIONS

  SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

  "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Demand Registration" means a Demand Registration as defined in Section 2.2.

  "Piggy-Back Registration" means a Piggy-Back Registration as defined in
Section 2.3.

  "Registrable Securities" means the shares of SFP Common Stock purchased by BNI pursuant to the Offer until (i) a registration statement covering such SFP Common Stock has been declared effective by the Commission and it has been disposed of pursuant to such effective registration statement, (ii) such SFP Common Stock is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the 1933 Act are met, (iii) such SFP Common Stock may be sold without registration pursuant to Rule 144(k) or (iv) such SFP Common Stock has been otherwise transferred, SFP has delivered a new certificate or other evidence of ownership for such SFP Common Stock not bearing the legend required pursuant to this Agreement and such SFP Common Stock may be resold without subsequent registration under the 1933 Act.

  "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

                                   ARTICLE II

                              REGISTRATION RIGHTS

  SECTION 2.1. Demand Registration. (a) Request for Registration. At any time or from time to time after the termination of the Agreement, BNI may make a written request for registration under the 1933 Act of all or part of its Registrable Securities (a "Demand Registration"); provided, that the SFP shall not be obligated to effect more than two Demand Registrations in total with respect to such issue of Registrable Securities. Such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof.

  (b) Effective Registration. A registration will not count as a Demand Registration until it has become effective.

  (c) Managing Underwriting; Additional Demand Registrations. If BNI shall so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. BNI shall select the book-running managing Underwriter in connection with such offering and any additional investment bankers and managers to be used in connection with the offering; provided that such managing Underwriter and additional investment bankers and managers must be reasonably satisfactory to SFP. To the extent Registrable Securities so requested to be registered are excluded from the offering in accordance with Section 2.3, BNI shall have the right to one additional Demand Registration under this Section with respect to such Registrable Securities.

                                     A-II-1

  SECTION 2.2. Piggy-Back Registration. If at any time SFP proposes to file a registration statement under the 1933 Act with respect to an offering by SFP for its own account or for the account of any of its respective securityholders of any class of security (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission or a registration filed), or filed in connection with an exchange offer or offering of securities solely to SFP's existing securityholders) then SFP shall give written notice of such proposed filing to BNI as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer BNI the opportunity to register such number of shares of Registrable Securities as BNI may request (a "Piggy-Back Registration"). SFP shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of SFP included therein.

  SECTION 2.3. Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in
Section 2.1 or 2.2 deliver a written opinion to BNI that the size of the offering that is intended to be made is such that the success of the offering would be materially and adversely affected by inclusion of all of the Registrable Securities requested to be included, then the amount of securities to be offered for the account of BNI shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter or Underwriters; provided that, in the case of a Piggy-Back Registration, if securities are being offered for the account of other persons or entities as well as SFP, then with respect to the Registrable Securities intended to be offered by BNI, the proportion by which the amount of such class of securities intended to be offered by BNI is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other persons or entities is reduced.

                                  ARTICLE III

                            REGISTRATION PROCEDURES

  SECTION 3.1. Filings; Information. Whenever BNI requests that any Registrable Securities be registered pursuant to Section 2.1 hereof, SFP will use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

  (a) SFP will as expeditiously as reasonably practicable prepare and file with the SEC a registration statement on any form for which SFP then qualifies or which counsel for SFP shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 270 days; provided that if SFP shall furnish to BNI a certificate signed by either its Chairman or the Vice Chairman stating that in his good faith judgment it would be significantly disadvantageous to SFP or its shareholders for such a registration statement to be filed as expeditiously as reasonably practicable, SFP shall have a period of not more than 90 days within which to file such registration statement measured from the date of receipt of the request in accordance with Section 2.1.

  (b) SFP will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to BNI and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to BNI and such Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as BNI or such Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by BNI.


                                     A-II-2

  (c) After the filing of the registration statement, SFP will promptly notify BNI of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

  (d) SFP will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as BNI reasonably (in light of BNI's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of SFP and do any and all other acts and things that may be reasonably necessary or advisable to enable BNI to consummate the disposition of the Registrable Securities owned by BNI; provided that SFP will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d),
(B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

  (e) SFP will immediately notify BNI, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to BNI any such supplement or amendment.

  (f) SFP will enter into customary agreements (including an underwriting agreement in form customary for SFP) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

  (h) Subject, in the case of BNI, to the Confidentiality Agreement between BNI and SFP dated as of July 28, 1993 or, in the case of any Underwriter or Inspector retained by any Underwriter, customary confidentiality obligations, SFP will make available for inspection by BNI, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by BNI or such Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of SFP (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause SFP's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.

  (i) SFP will furnish to BNI and to each Underwriter, if any, a signed counterpart, addressed to BNI or such Underwriter, of (i) an opinion or opinions of counsel to SFP and (ii) a comfort letter or comfort letters from SFP's independent public accountants, each in form customary in primary offerings by SFP form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as BNI or the managing Underwriter reasonably requests.

  (j) SFP will otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security-holders, as soon as reasonably practicable, its most recent quarterly earnings statement beginning with the first full quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 under the 1933 Act.

  (k) SFP will use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities of the same class issued by SFP are then listed.

  SFP may require BNI to promptly furnish in writing to SFP such information regarding the distribution of the Registrable Securities as SFP may from time to time reasonably request and such other information as may be legally required in connection with such registration.


                                     A-II-3

  BNI agrees that, upon receipt of any notice from SFP of the happening of any event of the kind described in Section 3.1(e) hereof, BNI will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until BNI's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(e) hereof, and, if so directed by SFP, BNI will deliver to SFP all copies, other than permanent file copies then in BNI's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event SFP shall give such notice, SFP shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(e) hereof to the date when SFP shall make available to BNI a prospectus supplemented or amended to conform with the requirements of
Section 3.1(e) hereof.

  SECTION 3.2. Registration Expenses. In connection with any registration statement required to be filed hereunder, SFP shall pay the following registration expenses incurred in connection with the registration hereunder (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for SFP and customary fees and expenses for independent certified public accountants retained by SFP (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 3.1(h) hereof), and (vii) the reasonable fees and expenses of any special experts retained by SFP in connection with such registration. SFP shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses of BNI or its Underwriters (or the agents who manage their accounts).

                                   ARTICLE IV

                        INDEMNIFICATION AND CONTRIBUTION

  SECTION 4.1. Indemnification by SFP. SFP agrees to indemnify and hold harmless BNI, its officers, directors and agents, and each Person, if any, who controls BNI within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if SFP shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to SFP by BNI or on BNI's behalf expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of BNI, its officers, directors and agents, and each Person, if any, who controls BNI within the meaning of Section 15 of the 1933 Act or
Section 20 of the Exchange Act if it is determined that it was the responsibility of BNI to provide such person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability. SFP also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of BNI provided in this Section 4.1.

  SECTION 4.2. Indemnification by BNI. BNI agrees to indemnify and hold harmless SFP, its officers, directors and agents and each Person, if any, who controls SFP within the meaning of either Section 15 of the 1933 Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from

                                     A-II-4

SFP to BNI, but only with reference to information relating to BNI furnished in writing by BNI or on BNI's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against SFP or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against BNI, BNI shall have the rights and duties given to SFP, and SFP or its officers, directors or agents or such controlling person shall have the rights and duties given to BNI, by the preceding paragraph. BNI also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of SFP provided in this Section 4.2.

  SECTION 4.3. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 business days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

  SECTION 4.4. Contribution. If the indemnification provided for in this
Article 4 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between SFP and BNI on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by SFP and BNI on the one hand and the Underwriters on the other from the offering of the securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of SFP and BNI on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between SFP on the one hand and BNI on the other, in such proportion as is appropriate to reflect the relative

                                     A-II-5
fault of SFP and of BNI in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by SFP and BNI on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by SFP and BNI bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of SFP and BNI on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by SFP and BNI or by the Underwriters. The relative fault of SFP on the one hand and of BNI on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

  SFP and BNI agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and BNI shall not be required to contribute any amount in excess of the amount by which the total price at which BNI's securities were offered to the public exceeds the amount of any damages which BNI has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933
Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                   ARTICLE V

                                 MISCELLANEOUS

  SECTION 5.1. Participation in Underwritten Registrations. No Person may participate in any underwritten registration filed pursuant to Section 2.1 hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

  SECTION 5.2. Rule 144. SFP covenants that it will file any reports required to be filed by it under the Exchange Act and that it will take such further action as BNI may reasonably request, all to the extent required from time to time to enable BNI to sell Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of BNI, SFP will deliver to BNI a written statement as to whether it has complied with such requirements.


                                     A-II-6

  SECTION 5.3. Holdback Agreements. (a) Restrictions on Public Sale by BNI. To the extent not inconsistent with applicable law, when BNI's securities are included in a registration statement, BNI agrees not to effect any public sale or distribution of SFP Common Stock, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the 1933 Act, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by SFP in the case of a non-underwritten public offering or if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten public offering.

  (b) Restrictions on Public Sale by SFP and Others. SFP agrees not to effect any public sale or distribution of any securities of the class being registered in accordance with Section 2.1 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement (except as part of such registration statement where BNI consents) or the commencement of a public distribution of Registrable Securities, including a sale pursuant to Rule 144 under the 1933 Act (except as part of any such registration, if permitted); provided, however, that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities or sales or distributions pursuant to any dividend or interest reinvestment plan or director or employer compensation plan.


                                     A-II-7

                                                                      APPENDIX B

Goldman, Sachs & Co.   85 Broad Street   New York, New York 10004
Tel: 212-902-1000
                                                                         Goldman
                                                                         Sachs

PERSONAL AND CONFIDENTIAL

December 23, 1994

Board of Directors
Santa Fe Pacific Corporation
1700 East Golf Road
Schaumburg, Illinois 60173-5860

Gentlemen and Madame:

You have requested our opinion as to the fairness to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Santa Fe Pacific Corporation (the "Company") of the Aggregate Consideration (as defined below) to be received pursuant to the Agreement and Plan of Merger, dated as of June 29, 1994, as amended to December 23, 1994, among Burlington Northern Inc. ("BNI") and the Company (the "Agreement") in connection with the merger of the Company with and into BNI (the "Merger").

The Agreement provides for a joint tender offer (the "Joint Tender Offer") pursuant to which the Company and BNI will pay $20 per share for an aggregate of 63 million shares of Common Stock. The Agreement further provides that following completion of the Joint Tender Offer and the appropriate regulatory approvals, the Company will be merged with and into BNI and each outstanding Share (other than Shares already owned by BNI) will be exchanged for 0.40 shares of common stock, with no par value, of Burlington Northern Inc. ("BNI Common Stock"). The aggregate of the cash and stock consideration to be received by all of the holders of outstanding shares of Common Stock of the Company pursuant to the Joint Tender Offer and Merger is herein referred to as the "Aggregate Consideration".

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having performed various investment banking services for the Company from time to time, including having acted as managing and co-managing underwriter of public offerings of Common Stock of the Company in October 1991 and June 1992, respectively, having acted as financial advisor on the asset exchange between the Company and Hanson Natural Resources Company in June 1993, having acted as managing underwriter of a public offering of Common Stock of Santa Fe Pacific Gold Corporation, a subsidiary of the Company, in June of 1994, having acted as co-managing underwriter of public offerings of 8 3/8% Notes due 2001 and 8 5/8% Notes due 2004 of the Company in January 1994, as well as having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have committed to participate as co-arranger and arranging agent on the Company's bank financing and co-dealer managers in connection with the Joint Tender Offer. We also have provided certain investment banking services to BNI from time to time, including acting as co-managing underwriter of a public offering of BNI Common Stock in November 1991, acting as managing underwriter of a public offering of 6 1/4% Cumulative Convertible Preferred Stock in November 1992, and acting as a co-managing underwriter in a public offering of 7 1/2% Debentures due 2002 in July 1993, and we may provide investment banking services to BNI in the future. We have also provided certain investment banking services to Union Pacific Corporation ("UPC") from time to time, including having acted as co-managing underwriter of a public offering of 7 7/8% Notes due 2002 in

February 1992, a public offering of 8 5/8% Sinking Fund Debentures due 2022 in May 1992, a public offering of 6% Notes due 2003 in August 1993, a public offering of 7% Notes due 2000 in June 1994, a public offering of 6 1/8% Notes due 2004 in January 1994, and as sole managing underwriter of a public offering of 6.12% Equipment Trust Certificates due February 1, 2004 in January 1994.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Offer to Purchase dated December 23, 1994 of SFP and BNI; the Joint Proxy Statement/Prospectus dated October 12, 1994, as amended and supplemented to the date hereof; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and BNI for the five years ended December 31, 1993 (and any amendments thereto); certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and BNI (and any amendments thereto); certain other communications from the Company and BNI to their respective stockholders; certain Current Reports on Form 8-K of the Company and BNI; and certain internal financial analyses and forecasts for the Company and BNI prepared by their respective managements. We also have reviewed the Proxy Statement, dated October 28, 1994, as amended and supplemented to the date hereof, of UPC, which solicits proxies in opposition to the Merger and the Offer to Purchase, dated November 9, 1994 of UPC, as amended and supplemented to the date hereof, which sets forth the proposal of UPC to acquire the outstanding shares of Common Stock of the Company by means of a cash tender offer and merger (the "UPC Proposal"). We also have held discussions with members of the senior management of the Company and BNI regarding the past and current business operations, financial condition and future prospects of their respective companies. Furthermore, we have considered the views of the senior management of the Company regarding the strategic importance of, and potential synergies expected to be realized from, the Merger. In addition, we have reviewed the reported price and trading activity for the Common Stock and BNI Common Stock, compared certain financial and stock market information for the Company and BNI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the railroad industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes for this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or BNI or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the transaction will receive regulatory approval in the manner contemplated by the Company.

Management of the Company has advised us that in its opinion there are significant contingencies associated with the UPC Proposal and counsel to the Company has advised the Company's Board of Directors and management that there are significant legal uncertainties relating to whether or under what circumstances regulatory authorities would permit a combination of the Company and UPC. We have assumed with your consent that this advice was correct. We believe that the effect upon the common stock of UPC resulting from the failure to consummate the combination of the Company and UPC or from the conditions which UPC may be required to accept in order to consummate such a combination is uncertain. This uncertainty limits our ability to compare the aggregate consideration to be received by the holders of the Common Stock of the Company pursuant to the UPC Proposal with the Aggregate Consideration to be received pursuant to the Joint Tender Offer and the Merger.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that as of the date hereof the Aggregate Consideration to be received by all of the holders of the outstanding shares of Common Stock of the Company pursuant to the Joint Tender Offer and the Merger, considered as a unitary transaction, is fair to such stockholders.

Very truly yours,

Goldman, Sachs & Co.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for SFP Common Stock and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    First Chicago Trust Company of New York


       By Mail:             By Facsimile Transmission:        By Hand:
                         (For Eligible Institutions Only)

  Tenders & Exchanges            (201) 222-4720          Tenders & Exchanges
  P.O. Box 2564 Suite            (201) 222-4721            14 Wall Street
        4660 SFP                                           Suite 4680 SFP
 Jersey City, NJ 07303-2564                                   8th Floor
                                                         New York, NY 10005


                       Confirm Facsimile by Telephone:
                           (For Confirmation Only)

                                 (201) 222-4707

  Questions or request for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to any of the Information Agents or either of the Dealer Managers at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                          The Information Agents are:

   D.F. KING & CO., INC.           MACKENZIE             KISSEL BLAKE INC.
                                  PARTNERS INC.

    77 Water Street             156 Fifth Avenue       25 Broadway, 6th Floor
   New York, New York       New York, New York 10010  New York, New York 10004
         10005           CALL TOLL FREE (800) 322-2885  CALL TOLL FREE (800)
  CALL TOLL FREE (800)                                        554-7733
        697-6974

                     The Dealer Managers for the Offer are:

GOLDMAN, SACHS & CO.                                         LAZARD FRERES & CO.